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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                              Outlook Group Corp.
                (Name of Registrant as Specified In Its Charter)
                                      n/a
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:
        Common Stock, $0.01 par value per share

     2) Aggregate number of securities to which transaction applies:
        3,395,977

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        $13.50 (per share merger consideration under Merger Agreement)

     4) Proposed maximum aggregate value of transaction:
        $45,845,689.50

     5) Total fee paid:
        $4,905.49

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

--------------------------------------------------------------------------------
PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                           (OUTLOOK GROUP CORP. LOGO)

                      YOUR VOTE IS IMPORTANT - PLEASE VOTE

To the Shareholders of Outlook Group Corp.:

     You are cordially invited to attend a special meeting of shareholders of Outlook Group Corp. ("Outlook Group") to be held on ______________, 2006, at ________a.m., local time, at _____________, located at _______________________
for the purposes of approving the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 20, 2006 among Vista Group Holdings, LLC ("Buyer"), Vista Acquisition Corp. ("Merger Sub"), and Outlook Group, a copy of which is attached to this proxy statement as Appendix A. Pursuant to the Merger Agreement (a) Buyer will acquire Outlook Group through a merger of Merger Sub into Outlook Group (the "Merger"), and (b) holders of Outlook Group common stock will be entitled to receive $13.50 in cash for each share of common stock they own, as described in the accompanying proxy statement.

     The Board of Directors of Outlook Group has determined that the Merger Agreement and the Merger of Merger Sub into Outlook Group, are fair to, and in the best interests of, Outlook Group shareholders. The Board of Directors, therefore, approved and authorized Outlook Group to enter into the Merger Agreement. On March 20, 2006, Outlook Group entered into the Merger Agreement with Buyer, whose investors include Calvin W. Aurand, Milestone Partners, and certain affiliates of John Hancock Life Insurance Company, and Merger Sub, a wholly-owned subsidiary of Buyer formed solely for the purpose of effecting the Merger.

     At the special meeting, you will be asked to approve the Merger pursuant to the terms of the Merger Agreement. The affirmative vote of a majority of the shares of Outlook Group's common stock outstanding is required in order to approve the Merger Agreement. If the Merger between Outlook Group and Buyer is approved by the shareholders and is consummated, you will be entitled to receive $13.50 in cash for each share of Outlook Group common stock you own.

     The Board of Directors recommends that Outlook Group shareholders vote "FOR" the approval of the Merger. The recommendation of the Board of Directors is based, in part, upon the unanimous recommendation of a special committee of the Board of Directors (the "Special Committee") that the Outlook Group Board vote "FOR" the approval of the Merger Agreement and the Merger.

     The accompanying proxy statement provides you with detailed information about the Merger Agreement and the proposed Merger. We urge you to read the entire proxy statement carefully. Regardless of the number of shares you own, your vote is very important. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card or follow the instructions on the proxy card. Your cooperation in voting your shares will be greatly appreciated.

    Richard C. Fischer                            Joseph J. Baksha
    Chairman, Board of Directors and              President and
    Special Committee of the Board of Directors   Chief Executive Officer

The proxy statement, dated ________, 2006 is first being mailed to shareholders on or about ________, 2006.

                           (OUTLOOK GROUP CORP. LOGO)

                               OUTLOOK GROUP CORP.
                               1180 AMERICAN DRIVE
                             NEENAH, WISCONSIN 54956
                            TELEPHONE (920) 722-2333

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON ______________, 2006

To the Shareholders of Outlook Group Corp.:

     A special meeting of the shareholders of Outlook Group Corp. ("Outlook Group") will be held at ________________, located at ____________________
Wisconsin, on ________ 2006 at ________ a.m., local time, for the following purposes:

     (1) To consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement") dated as of March, 2006 among Vista Group Holdings, LLC (the "Buyer"), Vista Acquisition Corp. ("Merger Sub"), and Outlook Group, which provides for the merger of Merger Sub, a wholly-owned subsidiary of Buyer, with and into Outlook Group, with Outlook Group continuing as the surviving corporation, and the conversion of each outstanding share of common stock of Outlook Group into the right to receive $13.50 in cash.

     (2) To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement referred to in Item 1.

     (3) To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

     To approve the merger, the holders of a majority of the outstanding shares of Outlook Group common stock outstanding on the record date must vote in favor of the Merger Agreement. The accompanying proxy statement contains more detailed information regarding the Merger and the Merger Agreement. A copy of the Merger Agreement is included as Appendix A to the proxy statement.

     Your vote is important. Even if you expect to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. If no instructions are indicated on your proxy, your shares will be voted "FOR" the Merger Agreement. If you do not return your proxy or vote in person, the effect is a vote against the Merger Agreement. You can revoke your proxy at any time before it is exercised by giving written notice to the Secretary of Outlook Group, or filing another proxy, or attending the special meeting and voting in person. DO NOT SEND ANY STOCK CERTIFICATES WITH THE PROXY CARD.

     THE OUTLOOK GROUP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER AGREEMENT AND THE MERGER AND ANY APPROPRIATE ADJOURNMENTS.

                                        BY ORDER OF THE BOARD OF DIRECTORS


_________, 2006                         Paul M. Drewek
Neenah, Wisconsin                       Chief Financial Officer and Secretary

(OUTLOOK GROUP CORP. LOGO)

                               OUTLOOK GROUP CORP.
                               1180 AMERICAN DRIVE
                             NEENAH, WISCONSIN 54956
                            TELEPHONE (920) 722-2333

                                   ----------

                                 PROXY STATEMENT

                                   ----------

SUMMARY TERM SHEET ................................................            1
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION .......            5
PARTIES TO THE PROPOSED MERGER ....................................            6
THE SPECIAL MEETING ...............................................            7
THE MERGER ........................................................            9
   Background .....................................................            9
   Reasons for the Merger .........................................           16
   Cleary Gull and its Fairness Opinion ...........................           18
   Certain Effects of the Merger ..................................           24
   Buyer Financing ................................................           25
   Consequences to Outlook Group if the Merger Is Not Completed ...           25
   Interests of Outlook Group Directors and Executive Officers
      in the Merger ...............................................           25
   Dissenters' Rights of Appraisal ................................           27
   Delisting and Deregistration of Outlook Group Common Stock .....           28
   Accounting Treatment  of the Merger ............................           28
   Material United States Federal Income Tax Consequences of the
      Merger ......................................................           28
   Regulatory Approval of the Merger ..............................           28
PROPOSAL 1 - APPROVAL OF THE MERGER AGREEMENT .....................           28
   Form of the Merger .............................................           29
   Effective Time of the Merger ...................................           29
   Articles of Incorporation and Bylaws of the Surviving
      Corporation .................................................           29
   Directors and Officers of the Surviving Corporation ............           29
   Merger Consideration ...........................................           29
   Effect on Stock Options and Restricted Common Stock ............           29
   Effect on Savings Plan Shares ..................................           30
   Exchange of Share Certificates and Payment Procedures ..........           30
   Conditions to the Merger .......................................           31
   Employee Matters ...............................................           32
   Outlook Group Material Adverse Effect ..........................           32
   Indemnification and Insurance ..................................           32
   Termination of the Merger Agreement ............................           33
   Expenses and Termination Fee ...................................           34
   Representations and Warranties .................................           35
   Covenants Under the Merger Agreement ...........................           36
   No Solicitation of Competing Proposals .........................           39
   Amendment and Waiver ...........................................           42
   Recommendation of the Board of Directors .......................           42
PROPOSAL 2 - APPROVAL OF ADJOURNMENT OR POSTPONEMENT OF THE
   SPECIAL MEETING................................................            43
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ....           44
FUTURE SHAREHOLDERS PROPOSALS .....................................           45
WHERE SHAREHOLDERS CAN FIND MORE INFORMATION ......................           45
AGREEMENT AND PLAN OF MERGER ......................................   APPENDIX A
FAIRNESS OPINION OF CLEARY GULL INC ...............................   APPENDIX B

                               SUMMARY TERM SHEET

     This summary term sheet is a summary of important information in this proxy statement, and includes summaries of information that we believe is material. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire document and the documents to which we have referred you. See "Where Shareholders Can Find More Information" on page 45. We have included page references to direct you to a more complete description of some of the topics presented in this summary.

     In this proxy statement, the terms "we", "us", "our", "Outlook Group", the "Company", or the "surviving corporation" refer to Outlook Group Corp., and where appropriate, its subsidiaries. In this proxy statement, we refer to Vista Group Holdings, LLC as "Buyer", Vista Acquisition Corp. as "Merger Sub", Milestone Partners as "Milestone Partners", and the affiliates of John Hancock Life Insurance Company that invested in Buyer as "Hancock". We also refer to the Agreement and Plan of Merger, dated as of March 20, 2006, by and among Buyer, Merger Sub and Outlook Group as the "Merger Agreement" and the proposed merger contemplated by the Merger Agreement between Merger Sub and Outlook Group as the "Merger."

PROPOSED MERGER TRANSACTION (PAGE 9)

     - Pursuant to the terms of the Merger Agreement, Buyer, a newly-formed Delaware limited liability company, will acquire Outlook Group. The acquisition will be effected by the merger of Merger Sub with and into Outlook Group, with Outlook Group continuing as the surviving corporation after the Merger. The parties currently expect to complete the Merger during the summer of 2006.

     - If the shareholders of Outlook Group approve the Merger and the Merger Agreement at the special meeting and the Merger is completed, Outlook Group shareholders will be entitled to receive $13.50 in cash for each share of Outlook Group common stock they own, without interest.

THE PARTIES TO THE PROPOSED MERGER (PAGE 6)

     - Buyer and Affiliates. The Buyer is a newly-formed Delaware limited liability company whose investors include Calvin W. Aurand, Milestone and Hancock. The Merger Sub is a newly-formed Delaware corporation that is wholly owned by Buyer.

     - Outlook Group. Outlook Group is a Wisconsin corporation that provides single-source, supply chain solutions for promotional printing, packaging and mailing needs of its customers.

SUMMARY OF THE MERGER AGREEMENT (PAGE 28)

     THE FOLLOWING SUMMARY OF THE MERGER AGREEMENT IS ONLY AN OUTLINE OF THE BASIC TERMS OF THE MERGER AGREEMENT AND DOES NOT DISCUSS IN DEPTH ALL THE MATERIAL TERMS OF THE MERGER AGREEMENT. WE STRONGLY ENCOURAGE YOU TO READ THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A, BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

     - The Merger (page 28). In the proposed Merger, Merger Sub will merge into Outlook Group, and Outlook Group will become a wholly owned subsidiary of Buyer. If the Merger is consummated, you will be entitled to receive $13.50 in cash in exchange for each share of Outlook Group common stock you own, without interest.

     - Conditions to the Merger (page 31). The Merger will be completed only if various conditions are met. These conditions include, among others, that:

          - the holders of a majority of the outstanding shares of Outlook Group common stock approve the Merger Agreement and the Merger;

          -    the parties perform their obligations under the Merger Agreement;

          - Buyer obtains financing substantially as contemplated by its existing commitments; and

          - the representations and warranties of the parties set forth in the Merger Agreement continue to be materially accurate.

          The parties may waive conditions unless they are legally prohibited from doing so. Outlook Group shareholder approval may not be legally waived.

     - No Solicitation by Outlook Group of Competing Transactions (page 39). Outlook Group has agreed not to discuss, conduct or agree to any other transaction or proposal that would compete with the Merger Agreement and the Merger, unless, among other conditions, Outlook Group's Board of Directors must do so to meet its fiduciary obligations to the Outlook Group shareholders. These provisions are included in the Merger Agreement because Buyer would not agree to the Merger Agreement without some form of protection against competing proposals or transactions which may upset the proposed Merger.

     -    Termination, Amendment or Waiver of the Merger Agreement (pages 33 and
          42). Even if the Outlook Group shareholders approve the Merger Agreement, Buyer and Outlook Group can agree at any time to terminate the Merger Agreement without completing the Merger. The Merger Agreement can also be terminated by either party under specified circumstances. Once shareholders approve the Merger Agreement, however, no amendment may be made to the Merger Agreement without further shareholder approval if the amendment would reduce the consideration to be paid to the shareholders (the "Merger Consideration") or otherwise materially adversely affect the rights of Outlook Group shareholders.

     - Termination Fees (page 34). If the Merger Agreement is terminated or the Merger is not consummated, Outlook Group may be obligated to pay a termination fee to Buyer and reimburse it for certain expenses it incurred in connection with the Merger. You are urged to read "PROPOSAL 1 - APPROVAL OF THE MERGER AGREEMENT - Expenses and Termination Fee" below and the Merger Agreement for a more thorough explanation of the fees and the circumstances under which they may be payable.

     - Covenants (page 36). As part of the Merger Agreement, we agreed that we would take certain actions, and that we would refrain from taking certain actions, before the Merger is consummated. These covenants generally required us to operate our business in a manner substantially similar to the way we operated our business before we signed the Merger Agreement and prohibits us from materially altering the operation of our business and taking other actions with out the consent of the Buyer. You are urged to read "PROPOSAL 1 - APPROVAL OF THE MERGER AGREEMENT - Covenants Under the Merger Agreement" below and the terms of the Merger Agreement for a more thorough explanation

EFFECTIVE TIME OF THE MERGER (PAGE 29)

     - Buyer, Merger Sub and Outlook Group hope to complete the Merger shortly after the special meeting, if matters required by the Merger Agreement are completed by that time. The parties currently expect to consummate the Merger during the summer of 2006.

CONSEQUENCES OF THE MERGER (PAGE 29)

     - Outlook Group Shareholders Will Receive Cash in Exchange for Their Stock (page 29). If the Merger is consummated you will be entitled to receive $13.50 in cash in exchange for each share of Outlook Group common stock you own, without interest.

     - Federal Income Tax Consequences (page 28). Outlook Group shareholders will generally recognize gain or loss as a result of receiving cash in exchange for their shares of Outlook Group common stock. None of Outlook Group, the Buyer or the Merger Sub will recognize gain or loss as a result of the Merger. Gain or loss generally will be capital gain or loss if you hold your Outlook Group shares as a capital asset. The federal income tax consequences described above may not apply to all holders of Outlook Group common stock, and you may also owe state and local income taxes as well. Your tax consequences will depend upon your personal situation. You should consult your tax advisor regarding the tax consequences of the Merger to you.

     - Treatment of Outlook Group Stock Options (page 29). Options granted under Outlook Group's stock option plans will not be assumed by Buyer. Holders of options to acquire Outlook Group common stock may exercise vested options prior to the Merger's effective date. The Outlook Group shares resulting from exercises of stock options will be converted in the same way that other Outlook Group shares of common stock are converted in the Merger. To the extent that options are not exercised before the Merger, whether or not they are vested, Outlook Group will "cash out" those options for a cash amount equal to the difference between the exercise price per share and $13.50, the Merger Consideration per share.

     - Outlook Group Savings Plan Shares (page 30). The shares of Outlook Group's common stock held by employees under the Employee Stock Fund of Outlook Group's 401(k) Savings Plan (the "Savings Plan"), will be voted by such employees. Savings Plan shares not voted by employees will be voted as directed by the persons administering the Savings Plan, as provided in the Savings Plan.

     - Management and Operations of Outlook Group after the Merger (page 27). After the Merger, the current directors of Outlook Group will no longer continue as directors of Outlook Group. Buyer has informed Outlook Group that it intends to employ substantially all of the officers and other employees after the Merger and operate Outlook Group's business in a manner substantially similar to the manner Outlook Group is currently operating its business. However, Buyer has no contractual obligation to do so.

NO DISSENTERS' RIGHTS OF APPRAISAL (PAGE 27)

     - Since the common stock of Outlook Group trades on the Nasdaq National Market, under Wisconsin law, Outlook Group shareholders do not have dissenters' rights of appraisal.

OUTLOOK GROUP SPECIAL MEETING OF SHAREHOLDERS (PAGE 7)

     - Date, Time, Place of the Special Meeting. The special meeting will be held at _______________________, located at ________________, on
          __________ 2006 at _____ a.m. At the special meeting, Outlook Group shareholders will consider and vote on a proposal to approve the Merger Agreement.

     - Record Date. You can vote at the special meeting only if you owned shares of Outlook Group common stock at the close of business on _________, 2006, which was the record date.

     - Vote Required to Approve the Merger. The Merger Agreement requires the approval of the holders of a majority of the outstanding shares of Outlook Group common stock. If you do not return your proxy or vote in person, it will have the effect of a vote against the Merger Agreement. A broker who holds your shares of Outlook Group common stock as nominee cannot vote those shares unless you give the broker instructions to vote in the manner required by the broker.

     - Voting Power of Management. At April 1, 2006, 3,395,977 shares of Outlook Group common stock were outstanding. Of these shares outstanding, approximately 6.0% of the shares were beneficially owned by directors and executive officers of Outlook Group. Those numbers exclude stock options. Outlook Group has been informed that all directors and executive officers intend to vote "FOR" the approval of the Merger Agreement and "FOR" the adjournment of the special meeting, if necessary.

     - Revoking Proxies. You can revoke a proxy previously given by you by giving written notice to the Secretary of Outlook Group, by filing another proxy, or by attending the special meeting and voting in person.

BOARD RECOMMENDATION TO OUTLOOK GROUP SHAREHOLDERS (PAGE 42)

     - The Outlook Group Board of Directors believes that the Merger is in the best interests of Outlook Group and its shareholders. The Outlook Group board unanimously recommends that you vote "FOR" the Merger Agreement to approve the Merger. Some Outlook Group directors and officers have interests in this transaction other than as Outlook Group shareholders. For a description, you should see "THE MERGER - Interests of Outlook Group Directors and Executive Officers in the Merger."

THE SPECIAL COMMITTEE AND ITS RECOMMENDATION (PAGES 10 and 42)

     - The Special Committee is a committee of our Board of Directors that was formed for the purpose of reviewing, evaluating and, as appropriate, negotiating a possible transaction relating to the sale of Outlook Group. The Special Committee was formed to facilitate discussions and to be available in the event material conflicts of interest arose (which ultimately was not determined to be the case). The Special Committee is comprised of three disinterested directors:
          Richard C. Fischer, who is the former Chief Executive Officer of the Company and has extensive prior investment banking experience, Harold
          J. Bergman and James L. Dillon.

     - The Special Committee believes that the Merger is in the best interests of Outlook Group and its shareholders. The Special Committee unanimously recommended that the Board of Directors approve the Merger Agreement and the Merger. Some Outlook Group directors and officers have interests in this transaction other than as Outlook Group shareholders. For a description, you should see "THE MERGER - Interests of Outlook Group Directors and Executive Officers in the Merger."

OPINION OF OUTLOOK GROUP'S FINANCIAL ADVISOR (PAGE 18)

     - In deciding to approve the Merger, the Outlook Group Board of Directors also considered an opinion from its financial advisor, Cleary Gull Inc., that, as of the date of such opinion, the consideration to be paid in the Merger is fair, from a financial point of view, to Outlook Group's shareholders (other than Buyer, Merger Sub, or any of their affiliates). The full text of the written opinion of Cleary Gull, which sets forth the assumptions made, matters considered, qualifications and limitations on the review made by Cleary Gull, is attached as Appendix B to this proxy statement. We encourage you to read this opinion. Cleary Gull will receive a fee upon consummation of the Merger. See "THE MERGER - Cleary Gull and its Fairness Opinion."

INTERESTS OF OUTLOOK GROUP'S OFFICERS AND DIRECTORS IN THE MERGER (PAGE 25).

     When considering the recommendation by the Outlook Group Board of Directors to vote "FOR" the Merger Agreement, you should be aware that certain directors and officers of Outlook Group have interests in the Merger other than solely as Outlook Group shareholders. These interests may conflict with the general interests of shareholders of Outlook Group. The Board and Special Committee were aware of these interests and considered them in approving the Merger. You should consider the following:

     - Outstanding Outlook Group stock options and restricted stock, including those held by directors and officers, will be vested as a result of the Merger. Holders may exercise their options, or they will be repurchased for cash in the amount of the "spread" between the exercise price and $13.50. All outstanding options are already fully vested. The only outstanding restricted shares, 500 shares held by Mr. Cisler, will vest upon the Merger.

     - Outlook Group directors and officers will continue to be indemnified for six years after the Merger, and the Buyer has committed to procure continuing director and officer liability insurance coverage afterward, subject to a maximum premium.

     - Certain officers of Outlook Group and Mr. Fischer, the Chairman, have change in control agreements with Outlook Group that guarantees them certain compensation should they be terminated within a specified time after the Merger is consummated.

EXCHANGING SHARE CERTIFICATES FOR THE CASH MERGER CONSIDERATION (PAGE 30).

     - Soon after the Merger is completed, you will receive a letter of transmittal with instructions on how you may obtain payment for your shares of Outlook Group common stock. You will need to send your share certificates as instructed in the letter of transmittal in order to obtain payment. Please do not send in your stock certificates with the enclosed proxy.

DO YOU HAVE QUESTIONS?

     If you have any questions about the Merger, please call Outlook Group Corp., attention: Joseph Baksha or Paul Drewek, at (920) 722-2333.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     The discussions in this proxy statement, and in the documents incorporated in it by reference, that are not historical statements contain forward looking statements that involve risks and uncertainties. Statements that "are not historical statements" include those in the future tense or which use terms such as "believes," "expects," "intends," "estimates," "may," "should," "could," "intends," "plans," "anticipates," or similar expressions. These forward-looking statements are based upon Outlook's current estimates and assumptions and involve uncertainty and risk.

     The forward-looking statements are not guarantees of outcome, and Outlook Group's actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors are discussed in this proxy statement and the documents that are incorporated by reference in this proxy statement, including Outlook Group's annual report on Form 10-K for the fiscal year ended May 31, 2005, as amended. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or, in the case of documents incorporated by reference or attached to this proxy statement, as of the respective dates of such documents. You should carefully read other parts of this proxy statement, and the documents which are incorporated into it, for other factors which could affect Outlook Group's operations in the future. In addition to other factors and matters contained or incorporated into this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

     - the satisfaction of the conditions to complete the Merger, including the receipt of the required shareholder approval;

     - the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

     - the outcome of the legal proceedings that could be instituted against us and others following announcement of the Merger Agreement;

     -    the failure of the Merger to close for any other reason;

     - the amount of the costs, fees, expenses and charges relating to the Merger;

     - general economic and market conditions, including changes in consumer purchasing power and/or spending patterns;

     -    the effect of war, political unrest, terrorism or catastrophic events;

     - the effect of pending or future changes in federal, state or local laws or regulations to which our operations are subject, particularly with respect to our mailing and packaging business;

     - risks related to diverting management's attention away from ongoing business operations;

     -    changes in our operating strategy or development plans;

     - our ability to continue to retain and obtain new customers under agreements with acceptable terms; and

     -    the ability to retain and attract quality employees and key personnel.

     Except to the extent required under the federal securities laws, Outlook Group does not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through a supplement to this proxy statement.

     All information contained in this proxy statement concerning the Buyer, Merger Sub, and Hancock and their affiliates and designees has been supplied by Hancock and has not been independently verified by Outlook Group. All information contained in this proxy statement concerning Calvin W. Aurand has been supplied by Calvin W. Aurand and has not been independently verified by Outlook Group. All information contained in this proxy statement concerning Milestone Partners has been supplied by Milestone Partners and has not been independently verified by Outlook Group.

                         PARTIES TO THE PROPOSED MERGER

OUTLOOK GROUP CORP.

     Outlook Group Corp., a corporation organized under the laws of the state of Wisconsin, is a printing, packaging and direct marketing company offering a variety of related services to clients in markets including specialty print, project management, label and packaging materials, and direct mail. Headquartered in Neenah, Wisconsin, Outlook Group employs approximately 450 employees and had approximately $75.6 million in sales for the fiscal year ended May 31, 2005. Our common stock is quoted on the Nasdaq National Market under the symbol "OUTL." Our principal offices are located at 1180 American Drive, Neenah, Wisconsin 54956, and our telephone number is (920) 722-2333.

VISTA GROUP HOLDINGS

     Vista Group Holdings, LLC is a holding company formed for the acquisition of Outlook Group. Vista's investors include Calvin W. Aurand, Milestone Partners and affiliates of John Hancock Life Insurance Company. Vista's mailing address is c/o John Hancock Financial Services, Inc., 100 Clarendon Street, Floor T-30 Boston, MA 02117, and its telephone number is (617) 572-6000.

CALVIN W. AURAND

     Calvin W. Aurand is a respected printing industry executive and the former Chairman and Chief Executive Officer of Banta Corporation, the seventh largest commercial printer in North America, who retired in 1995.

MILESTONE PARTNERS

     Milestone Partners acquires manufacturing, distribution and service companies with valuations of up to $100 million. Milestone Partners provides liquidity to shareholders, facilitates the transition of ownership to key managers, and capitalizes on growth opportunities while maintaining the legacy of businesses acquired. Established in 1995, Milestone has consistently focused on the lower middle market and has generated superior returns for its limited partners. Milestone Partners is currently making investments through Milestone Partners II, L.P., a $120 million fund raised in 2005.

JOHN HANCOCK LIFE INSURANCE COMPANY

     John Hancock Life Insurance Company is a subsidiary of Manulife Financial Corporation. Manulife Financial is a leading Canadian-based financial services group serving millions of customers in 19 countries and territories worldwide. Operating as Manulife Financial in Canada and Asia, and primarily through John Hancock in the United States, Hancock offers clients a diverse range of financial protection products and wealth management services through its extensive network of employees, agents and distribution partners. Funds under management by

Manulife Financial and its subsidiaries were Canadian $372 billion (US$319 billion) as at December 31, 2005. Manulife Financial Corporation trades as 'MFC' on the TSX, NYSE and PSE, and under '0945' on the SEHK. Manulife Financial can be found on the Internet at www.manulife.com.

                               THE SPECIAL MEETING

     This proxy statement is being furnished to the Outlook Group shareholders in connection with the solicitation of proxies by the Board of Directors from the holders of Outlook Group common stock for use at the special meeting.

DATE, TIME, AND PLACE OF SPECIAL MEETING

     The special meeting will be held at _____ a.m., local time, on ____________, 2006, at _______________________, located at _________________
Wisconsin.

PURPOSE OF THE SPECIAL MEETING

     At the special meeting, Outlook Group shareholders will consider and vote on proposals to (1) approve the Merger Agreement, (2) approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement, and (3) transact any other business that is properly brought before the special meeting.

RECOMMENDATION OF OUTLOOK GROUP'S BOARD OF DIRECTORS

     The Outlook Group board has determined that the Merger is fair to and in the best interests of Outlook Group and its shareholders and has approved the Merger Agreement. The Outlook Group Board of Directors unanimously recommends that the Outlook Group shareholders vote "FOR" the approval of the Merger Agreement and vote "FOR" the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement. See "THE MERGER - Reasons for the Merger."

     Outlook Group has been informed that all directors and executive officers intend to vote "FOR" approval of the Merger Agreement and the postponement of the special meeting, if necessary.

RECORD DATE; VOTING RIGHTS

     Only holders of record of Outlook Group common stock at the close of business on the record date, ________, 2006, are entitled to receive notice of and to vote at the special meeting. On that date, there were [3,395,977] shares of Outlook Group common stock outstanding and entitled to vote. Each share entitles the registered holder to one vote.

QUORUM

     A majority of the outstanding shares of Outlook Group common stock entitled to vote must be represented in person or by proxy at the special meeting in order to constitute a quorum for the transaction of business. Shares of Outlook Group common stock represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

REQUIRED VOTE

     The approval of the Merger Agreement will require the affirmative vote of holders of a majority of the outstanding shares of Outlook Group common stock entitled to vote thereon at the special meeting, or [1,697,989] shares. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will effectively count as a vote against the approval of the Merger Agreement.

     The affirmative vote of a majority of the votes cast is required for approval of the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Merger Agreement.

VOTING OF PROXIES

     A proxy card is enclosed for use by Outlook Group shareholders. The Board of Directors of Outlook Group requests that shareholders sign and return the proxy card in the accompanying envelope. No postage is required if mailed within the United States. If you have questions or requests for assistance in completing and submitting proxy cards, please contact Paul Drewek or Shelly Baeten at:

                               Outlook Group Corp.
                               1180 American Drive
                                Neenah, WI 54956

     If you are a participant in the Employee Stock Fund of Outlook Group's 401(k) Savings Plan (the "Savings Plan"), the shares of common stock held in your account will be voted as designated on the blue proxy card, which will be provided separately, relating to shares held through the Savings Plan. Savings Plan shares not voted by employees will be voted as directed by the persons administering the Savings Plan, as provided in the Savings Plan.

     Shareholders who hold their shares of our common stock in "street name," meaning in the name of a bank, broker or other nominee who is the record holder, should follow the directions provided by their bank, broker or other nominee regarding how to instruct their broker to vote their shares.

     All properly executed proxies that are not revoked will be voted at the special meeting as instructed on those proxies. Proxies containing no instructions will be voted "FOR" the Merger Agreement and the Merger. Abstentions will be treated as shares present in determining whether Outlook Group has a quorum for the special meeting, but abstentions will have the same effect as a vote against approval of the Merger Agreement. If a broker or other record holder or nominee indicates on a proxy that it does not have direction or authority to vote certain shares, those shares will be considered present at the special meeting for purposes of determining a quorum but will have the same effect as a vote against approval of the Merger Agreement.

     We do not expect that any matter other than the ones discussed in this proxy statement will be brought before the special meeting. If, however, any other matters are properly presented, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our shareholders.

     Proxies will be received by Outlook Group's independent transfer agent, American Stock Transfer & Trust Company, and the vote will be certified by representatives of American Stock Transfer.

SHARE CERTIFICATES

     DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR COMMON STOCK CERTIFICATES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

REVOCATION OF PROXIES

     A shareholder who executes and returns a proxy may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date, by giving written notice of revocation to the corporate secretary of Outlook Group, or by attending the special meeting and voting in person. Mere attendance at the special meeting will not in and of itself have the effect of revoking the proxy.

SOLICITATION OF PROXIES

     The Board of Directors of Outlook Group is soliciting your proxy for use at the special meeting. In addition to soliciting proxies by mail, Outlook Group's directors, officers, and employees may, if they do not receive extra compensation for doing so, solicit proxies personally or by telephone, fax or email. Such persons may be reimbursed for out-of-pocket expenses that they incur. Outlook Group intends to reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation materials to beneficial owners of Outlook Group common stock held of record by those persons.

     [Outlook Group has retained [proxy solicitation firm name] to aid in the solicitation of proxies for the special meeting. [proxy solicitation firm name] will receive a base fee of $___________ plus reimbursement of out-of-pocket fees and expenses for its services.]

OTHER MATTERS

     The Outlook Group Board of Directors is not aware, as of the date of mailing of this proxy statement, of any other matters which may properly come before the special meeting. If any other matters properly come before the special meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their best judgment on such matters. Under Wisconsin law, at the special meeting, shareholders can only consider the matters included in the notice of the special meeting.

                                   THE MERGER

BACKGROUND

     Prior Discussions

     From time to time, Outlook Group has considered its strategic alternatives and sought a potential acquirer. In 1997, Outlook Group entered into a letter of intent with an unrelated third party to be acquired for $8.25 per share and announced that proposed transaction. Outlook Group also retained an investment banker to assist it in connection with the evaluation and execution of that proposal. However, after conducting discussions and diligence, the other party terminated discussions in June 1998.

     Over the approximately two years following these discussions, Outlook Group from time to time searched for a potential acquirer, but did not identify any party that was interested in acquiring Outlook Group at a price the Outlook Group Board considered appropriate.

     Thereafter, Outlook Group continued to receive occasional expressions of interest from third parties regarding the potential acquisition of the Company, exchanged information with certain of these parties and entered into exclusivity agreements with two of these parties. None of these parties expressed an interest in acquiring the Company at prices above $7.50 per share, and both parties with exclusivity agreements later further lowered their offers or indications of interest to levels which the Board believed were inadequate. Discussions with the last of these parties were terminated in April 2004.

     Background of the Proposed Merger

     In early 2005, Outlook Group was approached by a business broker who indicated that he would like to introduce Outlook Group to parties who might be interested in acquiring Outlook Group. A confidentiality agreement was signed with that broker, but Outlook Group did not enter into any agreement to compensate the broker. The broker later introduced Outlook Group to a privately-held company operating in Outlook Group's industry that was interested in possibly acquiring Outlook Group (the "first party"). Outlook Group and the first party signed a confidentiality agreement in February 2005 and held discussions through spring 2005. While the first party expressed an interest in a potential transaction, it did not make any specific offer to acquire Outlook Group during that period.

     In May 2005, Cove Partners LLC, an investment banking firm, indicated to Outlook Group that it was interested in putting together an investor group (the "investor group" or the "second party", which ultimately formed Buyer) to acquire Outlook Group. Although Cove is not an investor in Buyer, it did provide financial advisory services to the investor group and was involved in diligence and negotiations on behalf of the investor group. Cove introduced Calvin Aurand and Hancock to the potential transaction with Outlook Group. Cove is not representing or being compensated by Outlook Group. Mr. Baksha and Mr. Fischer met with Cove and Mr. Aurand on June 9, 2005, and entered into a confidentiality agreement and exchanged information shortly thereafter.

     In addition, in early summer 2005, Outlook Group engaged in preliminary discussions with another potential financial buyer. The potential financial buyer did not engage in a substantial review of Outlook Group and later told Outlook Group that it would not be interested in pursuing a transaction.

     During the summer of 2005, Outlook Group conducted discussions with both the first party and the second party. In July 2005 the first party proposed a price in the range of $11.00 to $11.50 per share, subject to certain adjustments. At the same time, indications of interest from the second party, which began in the $9.00 to $10.00 range, began to increase. As a result of these proposals and Outlook Group's evaluation of the likelihood of a transaction with the parties, the Board of Directors authorized discussions primarily with the first party.

     The first party requested a period of time to conduct an exclusive diligence review of Outlook Group and presented a draft letter agreement for such an arrangement to Outlook Group in early August. Outlook Group and the first party attempted to negotiate the terms of the exclusivity agreement and began discussing potential business terms, but no agreements were reached.

     Outlook Group also learned that its investment banker was also providing services to the first party. Outlook Group determined that, if discussions were to proceed, there would be a conflict of interest which would limit or prohibit the participation of the investment banker on behalf of Outlook Group. Outlook Group therefore made arrangements with that investment banker so that a different banker could be retained.

     In August, since discussions with the first party had not progressed, the Company began to focus its attention on discussions with the second party, which had indicated that it might increase its proposed purchase price from $11.25 to $11.50 per share. The second party also requested an exclusive due diligence period. The parties discussed the terms of the exclusivity agreement and exchanged drafts of an exclusivity agreement, but the parties were unable at that time to reach an agreement on several provisions, including a request by the second party for expense reimbursement.

     On September 6, Cove provided Hancock with publicly available information about the Company. On September 9, Hancock entered into a confidentiality agreement with respect to a potential acquisition of Outlook Group.

     On September 16, both parties provided revised drafts of exclusivity agreements to Outlook Group. The first party's letter expressed interest at $11.50 per share, but continued to include objectionable provisions regarding expense reimbursement. The second party's proposed price remained at $11.25 to $11.50 per share, but the terms of the exclusivity agreement were modified to attempt to address Outlook Group's objections, including those regarding the expense reimbursement provision.

     Outlook Group decided to wait before proceeding with further negotiations until after announcement of its quarterly earnings. On September 20, following a strong earnings announcement, the market price of Outlook Group stock closed at $12.84, an increase of 30% from the previous day's closing price of $9.87. Later, the stock began to be followed by highly volatile "day traders" which caused the next few months to be a period of unusually high trading activity in the stock compared to historical patterns as well as extreme volatility in the price of the stock.

     The status of discussions with both parties was presented to the Board at a meeting on September 21, 2005. Mr. Fischer explained to the Board the conflict of interest matters related to the investment banker. The Board authorized the retention of Cleary Gull and approved the constitution of a Special Committee of the Board consisting of Messrs. Fischer (chair), Bergman and Dillon to consider, coordinate efforts and approve matters with respect to a possible transaction.

     On September 26, 2005, the Outlook Group Board retained Cleary Gull to act as its investment banker in connection with a potential acquisition. Cleary Gull continued discussions with both parties, and in late September requested additional information from both regarding their financing and other matters. The first party declined to provide further information unless Outlook Group entered into an exclusive arrangement with the first party and provided certain additional assurances that Outlook Group was not willing to make. The second party provided a more complete response to the inquiry.

     After the annual meeting of Outlook Group shareholders on October 19, Mr. Fischer and counsel reported to the Board on the terms of the retention of Cleary Gull and the status of discussions with both parties, and invited other independent directors to attend a meeting of the Committee the next week.

     On October 20, 2005, representatives of Outlook Group, Cleary Gull and Outlook Group's counsel met with the representatives of the second party, including Hancock, to further discuss a potential transaction and diligence matters. No agreements were reached during this meeting. On October 19, Cleary Gull had also met separately with representatives of the first party, and determined that the first party would not increase its offer above $11.50 per share.

     The Special Committee scheduled a meeting on October 24 with Cleary Gull and Outlook Group's counsel to discuss various issues relating to a potential transaction. The independent members of the Board who were not on the Committee were invited to join the meeting. At the meeting, Cleary Gull was to present a discussion on valuation matters and other factors to be considered in connection with a potential transaction. On the morning of that meeting, the second party informed Cleary Gull that it was increasing its proposed potential offer to $14.75 per share, subject to further due diligence reviews. The second party submitted an indication of interest to the Company reflecting the increase.

     At the Special Committee meeting on October 24, Cleary Gull made a presentation on valuation and Outlook Group's counsel advised the Committee on the fiduciary duties of directors in the context of a change of control transaction and other legal considerations. Following the presentation and a discussion with the other directors, the Committee determined that it would pursue further discussions with the second party. The Committee also noted certain matters which might positively affect valuation and asked Cleary Gull to consider them in connection with potentially seeking a further increase in price from the second party. In addition, the Committee found objectionable various provisions (particularly relating to a request for expense reimbursement) of the exclusivity agreement proposed by the second party.

     Over the following month, the parties engaged in a series of discussions with respect to valuation and financial matters and the terms of an exclusivity agreement. After these discussions, the second party agreed to remove the fee reimbursement provisions from their draft exclusivity agreement. On November 4, Hancock entered into a confidentiality agreement with Outlook Group. Further negotiations continued during the week of November 28, resulting in a tentative agreement on the terms of the exclusivity letter agreement.

     On November 30, copies of the draft exclusivity agreement were delivered to the Committee, which met telephonically with Outlook Group's counsel and Cleary Gull on December 2. After a review of the proposed terms of the exclusivity agreement by counsel and further input on valuation matters and market conditions from Cleary Gull, the Committee approved a 60 day exclusivity agreement. The letter agreement was executed later that day.

     During December, the second party began its due diligence review and requested additional non-public information and documents from Outlook Group. On December 7, representatives of Outlook Group met telephonically with the second party to discuss Outlook Group's business and prospects and diligence visits. Outlook Group and its representatives provided the requested documents and information.

     On December 19, Outlook Group announced second fiscal quarter results, which were below the first quarter results, as Outlook Group had disclosed was likely in its prior quarterly report on Form 10-Q. The results were also below Outlook Group's internal budget. The market price of Outlook Group's common stock declined on the announcement, closing at $10.98, a decrease of more than 23% from the previous day's closing price of $14.37 per share.

     Outlook Group and the second party conducted an additional face-to-face meeting on December 20, 2005 at Outlook Group's offices to further discuss Outlook Group's business and prospects and Outlook Group's marketing strategy and financial results, especially the second fiscal quarter results.

     The Outlook Group Board of Directors met on December 21 at a regularly scheduled meeting. Among other things, the Board discussed the status of the process and expectations going forward.

     On January 19, 2006, the Special Committee met telephonically, with counsel, to discuss the status of the potential transaction. Among other things, the Committee considered whether it would be willing to extend the exclusivity agreement if requested, as it appeared that the second party would not be ready to enter into a definitive agreement upon its expiration. The Committee determined that it would grant an extension subject to certain conditions, including satisfaction with the status of the second party's diligence efforts, a commitment to deliver an initial draft of a definitive merger agreement and continued satisfaction with the second party's proposed price.

     The second party's due diligence review continued during January 2006. Their counsel and accounting advisors also became directly involved in discussions with Outlook Group and its representatives. They requested additional non-public information, which was provided by Outlook Group with the assistance of counsel. The accounting advisers also reviewed certain non-public information, including audit work papers, at the offices of the Outlook Group's auditors.

     In late January, the second party informed Outlook Group that Milestone Partners was joining the group as a potential investor. On January, 25, representatives of the second party, including Hancock and Milestone Partners, met with management of Outlook Group to further discuss Outlook Group's business and prospects and its marketing strategy and financial statements.

     In late January, the second party requested an extension of the exclusivity agreement. Cleary Gull discussed with members of the second party the Committee's conditions for such an extension as well as the status of the diligence, financing and consideration of financial terms. On January 31, 2006, after satisfaction with the status of the conditions, Outlook Group agreed to an extension of the exclusivity agreement until February 10, 2006.

     On January 30, 2006, the second party's counsel delivered to Outlook Group and its counsel a first draft of a definitive merger agreement. After review and consultation with Mr. Fischer, Mr. Drewek and Cleary Gull, Outlook Group's counsel provided initial comments on the draft to Buyer's counsel on February 3 and 6.

     On February 1, 2006, representatives of the second party met with senior management of Outlook Group to discuss further the current and future business and operations of the Company.

     During the week of February 6, additional diligence continued. In addition, the second party requested a further extension of the exclusivity agreement until February 24, 2006. Mr. Fischer discussed developments with other members of the Board of Directors during that week. Although the Special Committee had previously approved an extension until a later date, Mr. Fischer confirmed with the other members of the Committee that the extension would be acceptable. The terms of a further extension of the exclusivity agreement were agreed upon, and the extension to February 24 was signed on February 9, 2006.

     During that week, counsel for the second party and Outlook Group also discussed and began negotiating the merger agreement. On February 10, the second party's counsel delivered a revised draft of the merger agreement. Outlook Group's counsel provided its comments on February 13.

     On February 14, representatives of the second party informed Outlook Group that various factors were leading the second party to consider decreasing its proposed price but that no decision had been made. The second party members also informed Cleary Gull that it was concerned about Outlook Group's expected third quarter results. Cleary Gull expressed its view that a reduction in price was not appropriate and noted certain factors which could support an increase in the price.

     Also during the week of February 13 and continuing into the following week, the second party delivered to Outlook Group a draft diligence report prepared by its accounting advisers. The parties discussed the report, including adjustments to certain assumptions. The second party believed the discussions addressed some, but not all, of its concerns regarding the purchase price.

     Additional diligence and discussions continued during the week of February
20. The Special Committee and the Outlook Group Board met concurrently at a special meeting on February 23 to discuss the status of the transaction. At that meeting, Cleary Gull delivered a presentation on valuation issues and other matters relevant to the transaction and any fairness analysis. Outlook Group's counsel delivered to the Committee and the Board the current draft of the merger agreement, discussed certain provisions of the draft merger agreement and explained remaining open items. The Board and Committee discussed these matters with Cleary Gull and counsel.

     Later on February 23, the second party requested an additional extension of the exclusivity period of up to 12 days. In connection with that request, Cleary Gull requested the second party to quantify the issues that they believed might affect valuation and otherwise provide further information on their timeline for resolving matters leading to a definitive agreement. On February 24, the second party and their counsel held a teleconference with Outlook Group and its counsel to discuss various open informational matters and budgeting questions. The second party discussed with Outlook Group and its counsel the second party's initial estimated quantification of certain of the remaining items that might affect valuation.

     The Special Committee met on February 24 to consider the request to extend the exclusivity agreement, and agreed to extend the exclusivity period to March 7 based upon, among other things, the parties' progress to date, the discussions regarding quantification of price reductions, which the Committee believed might lead to a price reduction of 30 to 50 cents per share, and the expected timing going forward.

     Following the Special Committee meeting, counsel for the second party and Outlook Group discussed various outstanding issues on the merger agreement. The second party's counsel delivered a further revised draft merger agreement later that day. Counsel further discussed merger agreement issues on February 25, and counsel for Outlook Group provided comments on the draft on February 27.

     Outlook Group provided additional requested information regarding its budgeted operations and anticipated capital expenditures over the next several quarters to Buyer on February 27. The second party and Outlook Group further discussed that information. On March 1, the second party informed Cleary Gull that they planned to deliver to Outlook Group the next day a revised proposal with a reduced purchase price, likely at $13.25 per share, and that a revised draft of the merger agreement would be forthcoming. Cleary Gull, Outlook Group's counsel and Mr. Fischer discussed these developments, following which Cleary Gull sought additional information from the second party and encouraged it to make an offer at a higher price. Mr. Fischer also alerted other members of the Special Committee of these developments.

     On March 2, 2006, Vista Group Holdings, LLC, Buyer, was organized by Hancock. Buyer and Cleary Gull spoke on March 3, at which time Buyer informed Cleary Gull it was prepared to proceed with the proposed transaction at a price per share of $13.50 in view of various factors which it reviewed with Cleary Gull.

     The Special Committee held a special meeting that afternoon to discuss these developments. After discussions, the Committee asked Cleary Gull to inform Buyer that the proposed price was not acceptable. Cleary Gull was asked to report back to the Committee, which adjourned until later that afternoon. Cleary Gull discussed the Committee's reaction with Buyer, which indicated that it would need to conduct further discussions and would try to respond on March 4.

     During this period, Mr. Fischer also had received a voicemail message from the broker for the first party with which Outlook Group had conducted discussions in 2005. At the Committee's request, Cleary Gull returned the call from the broker on March 3. During the discussion, the broker informed Cleary Gull that the first party still maintained an interest in Outlook Group and that it was prepared to move forward at the same price and terms as the parties had discussed in the fall of 2005 (at which time it had indicated a price of $11.50 per share). The broker said he did not think there would be interest in Outlook Group from other than strategic buyers or at levels substantially exceeding $11.50 per share. He also said that he believed the parties should not conduct additional discussions if Outlook Group expected an offer in a range substantially above the first party's prior offer. Cleary Gull did not provide any further information to the first party at that time.

     The Special Committee met again later on March 3 and Cleary Gull reviewed the various developments. The Committee decided to try to talk informally the following afternoon.

     On the early afternoon of March 4, Buyer responded to Cleary Gull with an increased offer of $13.75 per share, subject to the condition that an open merger agreement item regarding the amount of potential termination fees be resolved in its favor. The Special Committee held an informal discussion later that afternoon with Cleary Gull and Outlook Group's counsel and considered potential responses. The Committee members decided to consider the matter further over the balance of the weekend and scheduled a meeting for the morning of March 6.

     The Special Committee met as scheduled on the morning of March 6. Cleary Gull reported that it had spoken with Mr. Drewek, who provided certain high-level preliminary third quarter financial information for Outlook Group. They determined that it would be useful to gather more information and background regarding expected third quarter results before proceeding. Cleary Gull informed Buyer that a response to its proposal would be deferred pending a review of the third quarter results.

     Outlook Group and Cleary Gull determined that Outlook Group would not be able to provide sufficiently complete financial information to Buyer until at least the end of that week. The Special Committee met again, and agreed with the deferral. Since the deferral would be after the stated expiration date of the exclusivity letter, the Special Committee anticipated that Buyer would request a further extension and determined that it would be advisable to agree to a further extension of up to 20 days.

     When Cleary Gull informed Buyer of the proposed timing to receive third quarter financial results, Buyer requested an extension of the exclusivity agreement until a time several days after it was expected that Outlook Group would publicly announce its quarterly results. After a series of discussions and negotiations, on March 7 the parties executed an extension to the exclusivity until March 23. Cleary Gull delivered draft summary third quarter financial information to Buyer on March 10, which showed the results for the third quarter to be below Outlook Group's budget and below the year-ago period.

     Management of Outlook Group held a conference with Buyer and Cleary Gull on March 13 to further discuss the preliminary results. Buyer noted that the results were significantly below Outlook Group's budget and the year-ago period and that, combined with results in earlier periods, resulted in shortfalls from Buyer's internal expectations and models on various financial measurements. It informed Cleary Gull that it would need to further consider price levels at which it would be prepared to proceed. At Buyer's request, Mr. Drewek provided further information and held another shorter conference with Buyer and Cleary Gull on March 14.

     Outlook Group's Board of Directors held a regularly scheduled meeting on March 15. Shortly before the meeting, Buyer informed Cleary Gull that it wished to proceed with a transaction, but that in view of the quarterly results and its estimates of budgets going forward, it was proposing a transaction at $13.50 per share, subject to certain internal financing approvals that it believed it could obtain. Cleary Gull informed Mr. Fischer of these developments, and Mr. Fischer asked that the entire Board be informed of them. The Board then engaged in an extended discussion of the revised proposal, the estimated results for the third quarter, the expectations for coming periods and other matters. The Board considered the likelihood that the weaker than expected results would lead to a decline in the stock price and make it less likely that Buyer or any other person would make an offer to acquire the Company at a price it deemed acceptable. After the discussion, the Board unanimously determined that the Committee should proceed with discussions with Buyer at a price per share of $13.50 or higher, subject to receipt of a fairness opinion from Cleary Gull and resolution of any outstanding items.

     Mr. Fischer relayed instructions to Cleary Gull, which held discussions with Buyer later that day and the following morning. Buyer informed Cleary Gull that it had received internal approvals for the $13.50 per share proposal, which was the maximum price it would propose, and that it did not wish to proceed with additional discussions if Outlook Group sought a higher price. Following a discussion with Mr. Fischer, Cleary Gull informed Buyer that its offer would be taken to the Special Committee, and sought favorable resolution of the open points in the draft merger agreement.

     The Special Committee met later on March 16, at which time Cleary Gull and Outlook Group's counsel provided an update on the negotiations. Cleary Gull also confirmed its expectation that it could give a fairness opinion at the $13.50 per share level. Outlook Group's counsel reviewed major open merger agreement points. Based on that discussion, and subject to the favorable resolution of certain points in the draft merger agreement, the Special Committee decided to recommend that the Board of Directors approve the transaction. One of the members of the Special Committee was unable to participate in the meeting but previously had informed counsel that he would support that action, and later confirmed his support to the Board.

     Also on March 16, counsel for both parties further negotiated the draft merger agreement. Although several points remained open, most issues were resolved, including resolution in Outlook Group's favor of the remaining open issues of specific concern to the Special Committee. Late that day, Buyer's counsel circulated a revised draft of the merger agreement. Outlook Group's counsel responded the following morning and the parties reached tentative agreement on the open legal issues.

     On March 17, Buyer's counsel delivered to Outlook Group's representatives draft commitment letters to provide equity and subordinated debt financing to Buyer from Hancock and to provide equity financing from Milestone and a letter expressing interest from a bank to provide senior debt financing to Buyer. Outlook Group's representatives requested certain changes to the commitment letters on March 17 and March 18.

     Outlook Group's Board met on the afternoon of March 17. Prior to the meeting, the revised draft merger agreement and a draft of Cleary Gull's presentation regarding valuation matters was circulated to each of the directors. In the meeting, Mr. Fischer, Outlook Group's counsel and Cleary Gull updated the Board on the negotiations, Mr. Fischer reported the decision of the Special Committee; counsel explained changes in and terms of the proposed merger agreement. Cleary Gull presented its valuation analysis, with management providing additional financial information. After an extended discussion, the Board determined that it wished to continue to consider the proposed transaction, and scheduled another meeting with the hope that issues related to Buyer's financing would be resolved and other matters would then be finalized, and the transaction ready for consideration of approval.

     On March 18, Buyer and its counsel discussed certain potential modifications to the commitment letters and delivered revised draft commitment letters to Cleary Gull and Outlook Group's counsel making the requested changes. Discussions continued in the morning and early afternoon of March 20, when final arrangements were agreed and related changes were made to the draft merger agreement.

     The Outlook Group Board met on the afternoon of March 20. Prior to the meeting, a final draft of the Merger Agreement, the final Cleary Gull fairness opinion and other materials were circulated to the directors. After a review of matters which transpired since the meeting on March 17, Buyer's financing arrangements, the final terms of the Merger Agreement, a presentation of the Cleary Gull fairness opinion and further discussion, the Board unanimously approved the Merger and the Merger Agreement and recommended that shareholders vote in favor of the Merger and the Merger Agreement.

REASONS FOR THE MERGER

     THE OUTLOOK GROUP BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF OUTLOOK GROUP AND ITS SHAREHOLDERS. THE OUTLOOK GROUP BOARD UNANIMOUSLY RECOMMENDS THAT OUTLOOK GROUP SHAREHOLDERS VOTE "FOR" THE MERGER AGREEMENT AND THE MERGER.

     The Special Committee recommended, and the Outlook Group Board of Directors has approved, the Merger Agreement in consultation with Outlook Group's financial and legal advisors, as well as with Outlook Group management. In doing so, the Committee and the Board considered many factors. Those factors included the following:

     - The $13.50 per share consideration offered by Buyer in the Merger Agreement represents an attractive price for the shares of Outlook Group's common stock. The per share consideration offered represents a substantial premium over the average trading price of the Outlook Group common stock over both short term and long term periods.

          - For example, the per share consideration represents a 16.7% premium over the closing price of Outlook Group common stock on March 20, 2006, the last closing before announcement of the transaction, and premiums of 21.5% and 28.6%, respectively, over the closing price of Outlook Group stock one week and four weeks prior to the announcement of the transaction.

          - The per share consideration also represents premiums of 25.0%, 2.5% and 11.0%, respectively, over the volume weighted average closing prices of Outlook Group common stock over the three month, one year, and two year periods preceding announcement of the Merger.

          - While some transactions in Outlook Group's common stock in the past six months were above $13.50, and the six-month weighted average closing price was $13.53, the Board determined that it appeared those transactions occurred during times of unusual market activity and speculation which were unlikely to recur or be sustained in the near future.

     - In recent periods, Outlook Group has implemented strategies which have resulted in operational and financial success, although significant quarter-by-quarter variations remain. The Board believed that it was opportune to consider a transaction at a time when it appeared to the Board that those successes were recognized both in the market place and by the Buyer, and could therefore result in increased shareholder value.

     - The Company's financial results for the second quarter were below the Company's budgets and the Company's stock price declined by more than 23% the day after the results were announced. The Company's results for the third quarter were also below the Company's budgets and below the prior year's results. The Board considered the fact that there was a significant possibility that the stock price would decline further as a result, and make it unlikely that the Company would attract interest at a higher level from competing acquirers.

     - The Special Committee and the Board have received the opinion of Cleary Gull, Outlook Group's financial advisor, as to the fairness of the $13.50 per share consideration from a financial point of view to the shareholders of Outlook Group (other than Buyer, Merger Sub, or any of their affiliates). The Cleary Gull fairness opinion was supported by extensive information relating to valuation, market conditions, comparable transactions and other considerations to support the adequacy of the price. For a more extensive summary of the Cleary Gull fairness opinion and its underlying report, including a description of the assumptions made, matters considered, qualifications and limitations on the review made by Clear Gull, see "THE MERGER - Cleary Gull and Its Fairness Opinion."

     - Other than limited periods of unusual market activity, there has historically been a very thin trading market for Outlook Group common stock. The Merger provides a liquidity opportunity for shareholders by means of a cash transaction. It also permits shareholders to lock in a specific price rather than remaining subject to fluctuations in the stock market resulting from corporate results or market conditions.

     - In the wake of the Sarbanes-Oxley Act of 2002 and significant corporate governance, securities, accounting and Nasdaq National Market reforms and changes, it has become substantially more expensive for Outlook Group to operate as a publicly held company. Outlook Group's public company expenses would likely significantly increase in the future as additional requirements, such as attestation of internal control over financial reporting under Section 404 of the Sarbanes Oxley Act of 2002, become applicable to Outlook Group.

     - Outlook Group has limited financial resources, which would impede efforts to significantly expand its business and operations by acquisitions without affiliation with another company. Even if acquisitions or major initiatives were pursued, these alternative growth strategies would subject Outlook Group and its shareholders to significant risks, including uncertainties inherent in acquisitions and expansions, the need to borrow substantially and the strain on management and other company resources.

     - The Special Committee with its advisors has reviewed the financial capability of the Buyer and its affiliates, as well as their proposed financing arrangements. Buyer and its affiliates were considered to have adequate resources and the ability to complete a transaction. As part of its fairness opinion review, Cleary Gull also reviewed current market conditions for obtaining lending and investment capital to determine the range of values within which a transaction could be financed.

     - Current federal capital gains tax rates are relatively low from a historical perspective, as are other tax rates providing an opportune time for a cash transaction for those shareholders who will have a taxable gain.

     - Based upon the directors' review of the draft Merger Agreement with counsel, the Special Committee and the Board considered that provisions of the Merger Agreement were reasonable taken as a whole.

     - While they have no obligation to do so, Buyer and its affiliates have indicated that they intend to generally maintain Outlook Group's current operations, and have considered the possibility of future expansion, to the potential benefit of Outlook Group's employees and customers.

     - The Company had engaged in discussions with several different parties, including as recently as March 3, 2006, with respect to potential transactions. None of these discussions has resulted in an offer on terms more favorable to the Company and its shareholders than the Merger. Based upon prior experience with failed proposals to acquired the Company, it is disruptive to Outlook Group to engage in discussions with parties which ultimately cannot, or do not, proceed to a transaction.

     - The Merger Agreement generally permits the Board, in accordance with its fiduciary duties, to negotiate with other parties which offer to acquire Outlook Group for a price greater than the Merger Consideration.

     The Special Committee and the Board of Directors also considered various negative factors. Among those factors considered weighing against the transaction were:

     - The sale of Outlook Group in a cash transaction would preclude shareholders from participating in any future growth or profitability of Outlook Group.

     - The Merger Agreement includes various provisions which restrict the Board of Directors from considering other offers, and could impose substantial costs upon Outlook Group in the event another transaction were proposed by a third party or the Merger were to fail to be consummated for a reason in which Outlook Group is at fault. The Board believes the price offered by Buyer is fair and adequate. While the Company has conducted discussions with several different parties without a more attractive offer, it is possible that another party might have offered a higher price. However, the Buyer had insisted that it would not have been willing to proceed absent an exclusivity arrangement, and would not have signed the Merger Agreement without substantial protections against competing offers and transactions.

     - Although the consideration offered is substantially above recent average trading prices, there have been transactions in Outlook Group common stock within the past six months at prices which are above the per share Merger Consideration.

     - Directors and management receive benefits under the Merger Agreement, such as continuing indemnification, accelerated vesting of any unvested restricted stock and honoring existing employment agreements. In addition, the expectation that Outlook Group's facilities would remain open and operations would continue result in an expectation that employment would continue for the two directors who were employed by Outlook Group. The directors considered the effects of these potential conflicts.

     - The Merger involves a purchase by a financial buyer; therefore, Buyer is being newly formed to complete the transaction and does not have a history of established operations or pre existing resources. Among other things, the completion of the Merger is therefore subject to the success of the Buyer in obtaining appropriate financing.

     This discussion of the various factors considered by the members of the Special Committee and the Outlook Group Board of Directors is not, and is not intended to be, exhaustive. It is not necessarily in the order of importance to the Special Committee, the Board of Directors or any particular director. The Special Committee and the Outlook Group Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations due to the variety of factors considered. In addition, the Special Committee is composed of three directors and the full Board of Directors is composed of eight individual members; each director may have given different weights to different factors. For a discussion of the interests of certain members of Outlook Group's management and Outlook Group's Board in the Merger, see "THE MERGER - Interests of Outlook Group Directors and Executive Officers in the Merger."

CLEARY GULL AND ITS FAIRNESS OPINION

     General

     Founded in 1987, Cleary Gull is an investment banking firm that provides advice for mergers and acquisitions, private capital placements and other financial advisory services for middle market companies. Including transactions completed with predecessor firms of Cleary Gull, Cleary Gull's investment bankers have completed more than 100 transactions representing more than $5 billion in transaction value.

     Outlook Group's Engagement of Cleary Gull

     On September 26, 2005, the Board of Directors of Outlook Group engaged Cleary Gull Inc. to act as its financial advisor with respect to exploring offers to acquire Outlook Group which had been received from the first and second parties, discussed above in "Background," and if an offer was accepted, to provide an opinion as to whether the consideration to be paid to Outlook Group shareholders was fair to the shareholders from a financial point of view.

     Summary of Cleary Gull's Fairness Opinion

THE FOLLOWING IS A SUMMARY OF CLEARY GULL'S OPINION AND THE METHODOLOGY THAT CLEARY GULL USED TO RENDER ITS FAIRNESS OPINION DATED MARCH 20, 2006. THE FOLLOWING SUMMARY OF CLEARY GULL'S OPINION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSIS PERFORMED BY CLEARY GULL IN CONNECTION WITH SUCH OPINION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WRITTEN OPINION OF CLEARY GULL ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B. CLEARY GULL'S OPINION WAS DIRECTED TO THE BOARD FOR ITS BENEFIT AND USE IN

EVALUATING THE FAIRNESS OF THE MERGER CONSIDERATION TO BE PAID TO OUTLOOK GROUP SHAREHOLDERS. WE URGE YOU TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, QUALIFICATIONS, AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CLEARY GULL IN RENDERING ITS OPINION.

CLEARY GULL'S OPINION RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO OUTLOOK GROUP SHAREHOLDERS (OTHER THAN THE BUYER, MERGER SUB OR ANY OF THEIR AFFILIATES) OF THE CONSIDERATION TO BE RECEIVED IN THE PROPOSED MERGER. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION, AND IT DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THAT SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE APPROVAL OF THE MERGER AGREEMENT OR THE MERGER. IN RENDERING ITS OPINION, CLEARY GULL DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY THE OUTLOOK GROUP BOARD TO ENGAGE IN THE MERGER.

     On March 20, 2006, Cleary Gull rendered its written opinion to the Board of Directors of Outlook Group that as of such date and, based upon subject to certain matters stated therein, the consideration of $13.50 per share to be offered to the shareholders of Outlook Group in the Merger was fair to such shareholders (other than Buyer, Merger Sub, or any of their affiliates) from a financial point of view.

     The full text of Cleary Gull's opinion, dated March 20, 2006, which sets forth, among other things, the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Cleary Gull in rendering its opinion, is attached as Appendix B to this Proxy Statement and incorporated in this Proxy Statement by reference. Cleary Gull urges you to read the opinion carefully and in its entirety. Cleary Gull's opinion is directed to the Board of Directors of Outlook Group and addresses only the fairness of the consideration to be received by holders of shares of Outlook Group common stock pursuant to the merger agreement from a financial point of view to such holders. The opinion does not address any other aspect of the transaction or constitute a recommendation as to how holders of shares of common stock of Outlook Group should vote at any shareholders' meeting held in connection with the transaction. This summary of the opinion is qualified in its entirety by reference to the full text of the opinion.

     In arriving at its opinion, Cleary Gull, among other things:

          - Reviewed certain publicly available business and financial information relating to Outlook Group that Cleary Gull deemed to be relevant;

          - Reviewed certain internal financial statements and other financial and operating data concerning Outlook Group prepared by the management of Outlook Group;

          - Reviewed certain financial forecasts of Outlook Group prepared using assumptions provided by management of Outlook Group;

          - Conducted discussions with members of senior management and representatives of Outlook Group concerning matters described above;

          - Reviewed the market prices and valuation multiples for common stock of Outlook Group and compared them with those of certain publicly traded companies that Cleary Gull deemed to be relevant;

          - Reviewed the results of operations of Outlook Group and compared them with those of certain publicly traded companies that Cleary Gull deemed to be relevant;

          - Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          - Considered the purchase price premium represented by the merger consideration of $13.50 per share to Outlook Group's average closing price over various recent time periods;

          - Participated in certain discussions and negotiations among representatives of Outlook Group and the Buyer and their financial and legal advisors with respect to the Merger;

          - Reviewed a draft of the Merger Agreement dated March 17, 2006 and the subsequent changes made to the Merger Agreement;

          - Reviewed the financing proposal dated March 1, 2006 from Bank of America N.A. and the commitment letters from John Hancock Financial Services, Inc. and Milestone Partners II, L.P. issued to Buyer and Merger Sub dated March 20, 2006; and

          - Reviewed such other information, financial studies and analyses and took into account such other matters as Cleary Gull deemed necessary and appropriate, including Cleary Gull's assessment of general economic, market and monetary conditions.

     In preparing its opinion, Cleary Gull assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Outlook Group. Cleary Gull was not furnished with any such evaluation or appraisal, nor did Cleary Gull evaluate the solvency or fair value of Outlook Group under any state or federal laws relating to bankruptcy, insolvency or similar matters. With respect to the financial forecast assumptions, Cleary Gull assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the potential future performance of Outlook Group if it were to realize the full benefits of the successful implementation of management's current operating strategy. With respect to other financial and operating data, Cleary Gull assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Outlook Group as of the time such assumptions and data were developed. Cleary Gull did not assume any obligation to conduct customer interviews, evaluate technologies, or inspect the properties or facilities of Outlook Group. In addition, Cleary Gull assumed the Merger will be consummated in accordance with the terms set forth in the draft Merger Agreement it reviewed without any waiver, amendment or delay of any terms or conditions, and that the Buyer's financing necessary to consummate the Merger will be obtained prior to the effective time of the Merger on the terms set forth in the financing proposal and commitment letters described above. Cleary Gull's opinion of the Merger was necessarily based on the economic, monetary and market conditions, and the information made available to Cleary Gull, as of the date of the opinion. Events occurring after the date of the opinion may affect the opinion and the assumptions used in preparing it, and Cleary Gull does not assume any obligation to update, revise or reaffirm the opinion.

     In arriving at its opinion, Cleary Gull was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Outlook Group, nor did Cleary Gull investigate any other form of alternative transaction which might be available to Outlook Group, other than certain discussions with representatives of the "first party" discussed in "Background" above. In connection with its engagement, Cleary Gull's participation in the negotiations with the Buyer was limited to the economic terms of the Buyer's proposal. Cleary Gull reviewed and commented upon, but did not negotiate the terms of, the financing proposal or the commitment letters between the Buyer and its lenders.

     Cleary Gull has acted as financial advisor to the Board of Directors of Outlook Group in connection with the Merger. Cleary Gull received a $50,000 retainer fee when it was retained by the Board of Directors, received a fee of $150,000 for its services upon delivery of the opinion, and will receive an additional fee of $200,000 for its services contingent upon the consummation of the Merger. In addition, Outlook Group has agreed to reimburse Cleary Gull for its reasonable and properly documented expenses and to indemnify Cleary Gull for certain liabilities arising out of its engagement. All of Cleary Gull's fees and expense reimbursements relating to the engagement are payable by Outlook Group and none were or are contingent upon the contents or conclusion of the opinion, although the receipt by the Board of Directors of the Company of a favorable opinion as to the fairness of the merger consideration is a condition to the closing of the Merger. Cleary Gull is not currently providing financial advisory services to, and Cleary Gull has not had any material relationship with, Outlook Group or the Buyer prior to this engagement.

     The opinion is for the use and benefit of the Board of Directors of Outlook Group. The opinion does not address the merits of the underlying decision by Outlook Group to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, Outlook Group did not ask Cleary Gull to address, and the opinion does not address, the fairness to, or any other consideration of, the creditors, or other constituencies of Outlook Group, other than the holders of shares of Outlook Group common stock.

     Case Models. In preparing its financial analysis, Cleary Gull obtained and reviewed publicly available and certain non-public financial and business information relating to Outlook Group. Cleary Gull developed a five-year financial model for Outlook Group based solely on management's forecasts for fiscal 2007 and assumptions provided by and reviewed with management of Outlook Group for the fiscal years 2008 through 2011 assuming the full and successful implementation of management's current operating strategy. This model is referred to as the "Strategic Case Model." Cleary Gull also developed a five-year financial model, referred to as the "Sensitivity Case Model," using a forecast more conservative than management's forecast for fiscal 2007 and revised assumptions for fiscal years 2008 through 2011 which Cleary Gull determined were more consistent with Outlook Group's historical and benchmark company performance. Cleary Gull advised the Board of Directors that Cleary Gull believed a purchaser of Outlook Group and its lenders would rely on a more conservative financial model than the Strategic Case Model. Outlook Group's management advised Cleary Gull that Outlook Group's financial results are difficult to forecast for a variety of reasons, including, without limitation, the fact that the timing and volume of orders and shipments are dependent on the success of Outlook Group's customers' products; the long, unpredictable selling cycle of significant customer contracts; capital expenditures required to fulfill these significant customer contracts; and the timing of large payments from customers.

     Historical Share Price Information. Cleary Gull reviewed the performance of Outlook Group's common stock based on a historical analysis of trading prices since Outlook Group's initial public offering in April 1991 and for the twelve months ended March 16, 2006. Outlook Group's common stock traded below $10.00 per share from March 1995 until July 2005, with the reported average daily trading volume since the initial public offering of less than 16,100 shares. Cleary Gull noted that Outlook Group's share price and trading volume were above historical averages during the period between the earnings announcements for first quarter fiscal 2006 results and second quarter fiscal 2006 results, and that Outlook Group's common stock had traded in the $10.00 to $11.50 per share price range with the volume near historical averages since shortly after the second quarter 2006 earnings announcement. Over the last twelve months, Outlook Group's stock has outperformed the Russell 2000 but underperformed Cleary Gull's benchmark company composite index. Following the first quarter 2006 earnings release, Outlook Group's stock significantly outperformed the peer group and the Russell 2000, then returned to a level consistent with its pre-first quarter 2006 performance following the second quarter 2006 earnings release.

     The following table reflects the implied percentage premium that the $13.50 in cash per share merger consideration represents at various closing prices and average closing prices (as of March 16, 2006):

                           SINCE IPO    LAST TWO   LAST TWELVE   LAST SIX   LAST THREE
                         (APRIL 1991)     YEARS       MONTHS      MONTHS      MONTHS     LAST MONTH
                         ------------   --------   -----------   --------   ----------   ----------
HIGH                       $ 24.00      $ 18.70      $ 18.70     $ 18.70     $ 14.37      $ 11.25
WEIGHTED AVERAGE           $ 10.73      $ 12.16      $ 13.17     $ 13.53     $ 10.98      $ 10.77
LOW                        $  2.50      $  5.60      $  7.50     $  9.87     $ 10.39      $ 10.40
AVERAGE DAILY TRADING
   VOLUME                   16,077       22,390       34,174      62,750      46,596       10,722
IMPLIED PREMIUM AT
   $13.50 PER SHARE TO
   WEIGHTED AVERAGE           25.8%        11.0%         2.5%       -0.2%       23.0%        25.3%

     Publicly Traded Comparable Company Trading Multiples Analysis. Cleary Gull also compared certain financial and operating information of publicly traded companies considered comparable to Outlook Group to derive a valuation range for Outlook Group. Cleary Gull selected a group of benchmark companies comprised of select companies for which financial and business information was publicly available within several SIC codes each representing a portion of Outlook Group's business. The following companies were selected as benchmark companies for purposes of comparison to Outlook Group:

     -    Banta Corp.;

     -    Cenveo Inc.;

     -    Champion Industries Inc.;

     -    Consolidated Graphics Inc.;

     -    Ennis Inc.;

     -    MOD-PAC Corp.;

     -    Multi-Color Corp.;

     -    Paxar Corp.;

     -    RR Donnelley & Sons Co.; and

     -    Tufco Technologies, Inc.

     Cleary Gull noted that each of the benchmark companies are materially different from Outlook Group, although each has business units or components that are substantially similar to portions of Outlook Group's business. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected comparable companies and other factors that could affect the public trading dynamics of the selected comparable companies, as well as those of Outlook Group. Cleary Gull also noted that Outlook Group is significantly smaller than each of the benchmark companies, and that smaller companies frequently trade at lower multiples.

     This analysis produced enterprise value multiple ranges for the benchmark companies of 0.50x to 0.92x sales, 6.7x to 7.9x EBITDA (defined by Cleary Gull as earnings before interest, taxes, depreciation and amortization expense) and 8.3x to 12.2x EBIT (defined by Cleary Gull as earnings before interest and taxes), and equity value multiple ranges of 13.0x to 19.9x net income and 12.7x to 16.3x projected net income for calendar year 2006. This analysis produced equity value ranges of $34 to $70 million based on sales, $45 to $55 million based on EBITDA, $31 to $50 million based on EBIT, $38 to $58 million based on net income and $38 to $49 million based on projected net income for calendar year 2006. By comparison, Cleary Gull estimated Outlook Group's equity value to be $35 to $50 million. To calculate a merger and acquisition equity value, Cleary Gull applied median 1-week and 4-week control premiums of 19.0% and 20.0%, respectively, to produce an estimated merger and acquisition equity value of $42 to $60 million, or $12.00 to $17.00 per share.

     Analysis of Transaction Premiums. From 2001 to 2005, 418 reported transactions involving publicly traded companies with values of $25 to $100 million have been completed in North America, including 106 such transactions in North America in 2004 and 2005. Premiums in such transactions have been declining since 2001 but rose slightly in 2005. The range of premiums paid relative to the target company's stock price four weeks prior to the announcement of the transaction and one week prior to the announcement of the transaction for the periods indicated were as follows:

                    2005
               ---------------
               4-WEEK   1-WEEK
               ------   ------
1ST QUARTILE     9.5%    10.4%
MEDIAN          21.7%    20.3%
3RD QUARTILE    38.6%    40.5%

                   2004-2005
               ------------------
                 4-WEEK    1-WEEK
               ---------   ------
1ST QUARTILE      6.0%       5.7%
MEDIAN           20.0%      19.0%
3RD QUARTILE     39.4%      35.4%

     Cleary Gull noted that the merger consideration of $13.50 per share represents a four-week premium of 28.6% and a one-week premium of 21.5%, based on closing share prices of $10.50 on February 17, 2006 and $11.11 on March 10, 2006, respectively.

     Precedent Transactions Analysis. Cleary Gull also analyzed the Merger as compared to other publicly announced North American transactions that were completed from January 2003 through December 2005. This analysis produced valuation multiple ranges for the targets in the precedent transactions of 0.46x to 0.68x sales, 4.6x to 7.6x EBITDA and 7.2x to 12.0x EBIT, and enterprise value ranges of $39 to $58 million based on sales, $37 to $61 million based on EBITDA and $35 to $58 million based on EBIT. By comparison, Cleary Gull estimated Outlook Group's enterprise value to be $37 to $59 million. This enterprise value estimate less estimated net debt as of the third quarter of 2006 produced an equity value estimate of $28.375 to $50.375 million, or $8.00 to $14.25 per share.

     Financial Buyer Analysis. Cleary Gull also analyzed Outlook Group from the perspective of a financial buyer that would affect a leveraged buyout of Outlook Group using a debt capital structure similar to recent leveraged buyout transactions.

     For purposes of the financial buyer analysis based on the Strategic Case Model, Cleary Gull assumed an enterprise value of $69.8 million ($61.2 million equity value or $17.34 per share), noting that the transaction would require a significantly higher-than-average equity contribution of 42.6%. The financial buyer analysis based on the Strategic Case Model further assumes an internal rate of return on equity investment of 25%. The financial buyer analysis based on these assumptions indicated a current enterprise value range of $66 million to $74 million based on 2011 exit multiples of 9.0x to 11.0x EBIT, or an equity value range of $16.00 to $18.50 per share.

     For purposes of the financial buyer analysis based on the Sensitivity Case Model, Cleary Gull assumed an enterprise value of $55.4 million ($46.8 million equity value or $13.27 per share), which would require an equity contribution of 28.6%, in line with the average for recent leveraged buyout transactions. The financial buyer analysis based on the Strategic Case Model further assumes an internal rate of return on equity investment of 25%. The financial buyer analysis based on these assumptions indicates a current enterprise value range of $53 million to $58 million based on 2011 exit multiples of 9.0x to 11.0x EBIT, or an equity value range of $12.50 to $14.00 per share.

     Discounted Cash Flow Analysis. Cleary Gull examined both the Strategic Case Model and the Sensitivity Case Model in its discounted cash flow analysis. For purposes of its analysis, Cleary Gull assumed each of the cases was achievable. The projections were based on assumptions as of that time developed in discussions with management and reflect management's guidance. Cleary Gull discussed certain adjustments and extensions to these cases and received guidance from senior management of Outlook Group with respect to such adjustments and extensions.

     In its discounted cash flow analysis of each case, Cleary Gull discounted the free after-tax cash flows of Outlook Group at different ranges of discount rates, depending on the case, and these rates represented an estimated weighted average cost of capital range. Cleary Gull determined the appropriate discount rate range based upon an analysis of the weighted average cost of capital of the benchmark companies. Cleary Gull noted that Outlook Group's implied weighted average cost of capital of 8.5% is distorted due to limited trading volume, and should be higher than the benchmark company median of 9.9%. The analysis assumed terminal values based on a range of multiples from 9.00x to 11.00x estimated 2011 EBIT to arrive at a range of present values for Outlook Group. The present values were adjusted for Outlook Group's estimated debt to arrive at an implied equity value per share. Based on this analysis, Cleary Gull calculated values representing an implied equity value per share of Outlook Group common stock. Equity value was derived by subtracting net debt from enterprise value, and equity value per share was derived by dividing equity value by number of primary shares outstanding. The ranges of the value per case are presented below.

PER SHARE DEBT ADJUSTED DISCOUNTED CASH FLOW   WEIGHTED AVERAGE COST
          (EQUITY VALUE PER SHARE)                OF CAPITAL RANGE         RANGE
--------------------------------------------   ---------------------   -------------
Strategic Case Model                                 10.0-12.0%        $20.93-$27.55
Sensitivity Case Model                               10.0-12.0%        $13.85-$18.53

     General

     Cleary Gull noted that the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses. The applications of those methods of financial analyses are specific to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Outlook Group did not place any restrictions or limitations upon Cleary Gull with respect to the procedures followed or factors considered in rendering its fairness opinion.

     On March 20, 2006, Cleary Gull rendered its written opinion to the Board of Directors of Outlook Group that as of such date and, based upon and subject to certain matters stated therein, the consideration of $13.50 per share to be offered to the shareholders of Outlook Group in the Merger was fair to such shareholders (other than Buyer, Merger Sub, or any of their affiliates) from a financial point of view. The full text of the written opinion of Cleary Gull, which sets forth the assumptions made, matters considered, qualifications and limitations on the review made by Cleary Gull, is attached as Appendix B to this proxy statement.

     Fees Paid to Cleary Gull by Outlook Group

     Pursuant to the terms of the engagement letter with Cleary Gull, Outlook Group paid Cleary Gull a non-refundable cash retainer of $50,000 on September 26, 2005. In addition and as a result of Cleary Gull delivering the fairness opinion described above to Outlook Group's Board of Directors, Outlook Group made an additional payment of $150,000 to Cleary Gull. If the Merger is consummated, Outlook Group would be required to pay Cleary Gull an additional $200,000 fee.

CERTAIN EFFECTS OF THE MERGER

     If the Merger Agreement is approved by Outlook Group shareholders and certain other conditions to the closing of the Merger are either satisfied or waived, Merger Sub, a wholly-owned subsidiary of the Buyer created solely for the purpose of engaging in the Merger, will be merged with and into Outlook Group, and Outlook Group will be the surviving corporation. When the Merger is completed:

     - Outlook Group will become a wholly-owned subsidiary of the Buyer and will cease to be a public company;

     - each share of Outlook Group common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $13.50 in cash, without interest;

     - the articles of incorporation and bylaws of the Merger Sub immediately before the effective time of the Merger will become the articles of incorporation and bylaws of the surviving corporation;

     - the directors of the Merger Sub immediately before the effective time of the Merger will become the initial directors of the surviving corporation; and

     - the officers of Outlook Group immediately before the effective time of the Merger will become the initial officers of the surviving corporation

     At the effective time of the Merger, Outlook Group shareholders will have the right to receive the Merger Consideration but will cease to have ownership interests in Outlook Group or rights as Outlook Group shareholders.

Therefore, Outlook Group shareholders will not participate in any future earnings or growth of Outlook Group and will not benefit from any appreciation in value of Outlook Group.

     In addition to the foregoing, Outlook Group common stock is currently registered under the Securities Exchange Act of 1934, as amended, and is quoted on The Nasdaq National Market under the symbol "OUTL." As a result of the Merger, our common stock will cease to be quoted on The Nasdaq National Market and there will be no public market for Outlook Group common stock. In addition, registration of the common stock under the Exchange Act will be terminated, and we will no longer be required to file periodic reports with the SEC.

BUYER FINANCING

     In connection with the Merger, Buyer will cause approximately $[59.1] million to be paid out to Outlook Group's shareholders, optionholders and lenders. These payments are expected to be funded by a combination of debt financing and equity contributions.

     Buyer has obtained debt and equity financing commitments for the transactions contemplated by the Merger Agreement, which are subject to customary conditions. In connection with the execution and delivery of the Merger Agreement, Buyer obtained a commitment from Hancock to provide up to $33.1 million of debt and equity financing consisting of (a) up to $23 million of senior subordinated debt and (b) up to $10.1 million of convertible preferred equity. Buyer also obtained a commitment from Milestone Partners to purchase up to $8 million of convertible preferred equity. The commitment letters are subject to certain conditions, including, without limitation, the receipt of at least $22 million in senior debt financing.

     On March 1, 2006, Buyer received a non-binding indication of interest from Bank of America, N.A. to provide senior debt financing for the acquisition, pursuant to which Bank of America proposed to provide Buyer with a $17 million revolving credit facility ($7 million of which may be drawn at the closing of the Merger) and a $15 million term loan. This non-binding indication of interest had not been accepted by Buyer when it expired on March 31, 2006.

     Buyer has informed the Company that Buyer is soliciting commitments from Bank of America and other lenders to provide senior debt financing for the acquisition. Under the Merger Agreement, Buyer is required to accept a non-binding indication of interest by April 20, 2006. In addition, Outlook Group may terminate the Merger Agreement if Buyer has not entered into a binding commitment letter with respect to at least $22 million in senior debt from a lender by May 20, 2006.

CONSEQUENCES TO OUTLOOK GROUP IF THE MERGER IS NOT COMPLETED

     If the Merger Agreement is not approved by Outlook Group shareholders or if the Merger is not completed for any other reason, then Outlook Group shareholders would not receive any payment for their shares in connection with the Merger. Instead, it is expected that Outlook Group would remain an independent public company and its common stock would continue to be listed on The Nasdaq National Market. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that the shareholders will continue to be subject to the same risks and opportunities as they currently exist.

     If the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Outlook Group common stock. In the event the Merger is not completed, the Board of Directors will continue to evaluate and review Outlook Group's business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by Outlook Group shareholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operation will not be adversely impacted.

     If the Merger Agreement is terminated, under certain circumstances, we will be obligated to pay a termination fee of $2,000,000 to Buyer as well as reimburse Buyer for its costs and expenses associated with the Merger up to a maximum of $750,000. For a description of the circumstances triggering payment of the termination fee and reimbursement of expenses, see "PROPOSAL 1 - APPROVAL OF THE MERGER AGREEMENT - Expenses and Termination Fee."

INTERESTS OF OUTLOOK GROUP DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     In addition to their interests in the Merger as shareholders, certain of our executive officers and directors have interests in the Merger that differ from, or are in addition to, your interests as a shareholder. In considering the recommendation of our Board of Directors to vote "FOR" the approval of the Merger Agreement, you should be aware of these interests. Our Board of Directors was aware of, and considered the interests of, our directors and executive officers in approving the Merger Agreement, the Merger and the transactions contemplated by the Merger

Agreement. All interests are described below, to the extent material, and except as described below such persons have, to our knowledge, no material interest in the Merger that differ from your interests generally.

     Stock Options

     The Merger Agreement provides that all unexpired and unexercised options to purchase our common stock granted under Outlook Group's 1999 Stock Option Plan and the 2005 Stock Incentive Plan that are outstanding at the effective time of the Merger, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Outlook Group common stock subject to such option multiplied by
(ii) the excess of the amount of the per share Merger Consideration of $13.50 over the exercise price per share of such option, without interest and less any applicable withholding tax. All of Outlook Group's options have already fully vested and are immediately exercisable. The Board of Directors expects to take action, consistent with SEC Rule 16b-3, to exempt these transactions, and the conversion of directors' and executive officers' shares into cash in the Merger, from Section 16(b) of the Securities Exchange Act of 1934, as amended.

     Based on the number and exercise prices of options held on April 1, 2006 by our executive officers and directors, as set forth in the following table, our executive officers and directors will receive the following amounts (before any applicable withholding taxes) in settlement of their respective options if the Merger is completed:

NAME                     VESTED OPTIONS TO ACQUIRE SHARES   TOTAL PAYMENT
----                     --------------------------------   -------------
Joseph Baksha                          40,000                 $  330,188
Jeff Collier                           21,000                    178,075
Paul Drewek                            15,000                    122,875
Richard Fischer                        10,000                     88,750
Harold Bergman                         10,000                     88,750
James Dillon                           10,000                     88,750
Pat Richter                            10,000                     88,750
A. J. Wiley, Jr.                       10,000                     88,750
ALL DIRECTORS
   AND EXECUTIVE
   OFFICERS AS A GROUP                131,000                 $1,074,888

     Restricted Stock

     In addition, any restricted shares, including performance-based restricted shares, granted to our executive officers and directors under our 2005 Stock Incentive Plan, will become fully vested in connection with the Merger, and each share will be converted into the right to receive the merger consideration of $13.50, without interest and less applicable withholding taxes. As of April 1, 2006, Michael Cisler, a director, held 500 shares of restricted common stock, whose vesting will accelerate in connection with the merger, and will receive $6,750 (before any applicable withholding taxes) in settlement of his shares of restricted common stock if the Merger is completed.

     Change-in-Control Agreements

     Outlook Group has entered into change-in-control agreements with each of its executive officers, Mr. Fischer, and two of its non-executive officers. Except as further discussed below, these change-in-control agreements generally entitle the individual to certain severance payments in the event the individual is terminated by Outlook Group "without cause" or by the individual with "good reason" within a certain time after the change-in-control of Outlook Group. The Merger would be considered a "change-in-control" of Outlook Group under the terms of these change-in-control agreements.

     Pursuant to Mr. Fischer's change-in-control agreement, Mr. Fischer would be entitled to receive his current compensation for a period of 26 two-week periods if within one year after the effective time of the Merger either (a) Outlook Group terminates the agreement for reasons other than dishonesty or fraud that has an adverse impact to Outlook Group less than $10,000 in the aggregate, or
(b) Mr. Fischer terminates the agreement as a result of the change-in-control of Outlook Group. It is expected that Mr. Fischer will not serve as Chairman after the Merger and will therefore receive payments totaling $50,000 under this agreement.

     Pursuant to Mr. Baksha's employment agreement, if (a) Outlook Group terminates Mr. Baksha's employment within the period beginning three months prior to the announcement of the Merger and ending twelve months following the effective date of the Merger, (b) Outlook Group gives notice of non-renewal of the employment agreement within one year following the effective date of the Merger, or (c) Mr. Baksha voluntarily terminates his services for Good Reason within one year following the effective date of the Merger, Mr. Baksha would be entitled to receive (i) his then base annual salary for two years, paid with such frequency as previously paid; (ii) continuation of all employment benefits, to the extent permitted by the plans or, in the case of health plans, by payment of related COBRA premiums, for the greater of two years following his termination date or through the end of the term of the employment agreement;
(iii) an amount equal to his prior fiscal year's bonus; and (iv) a pro rata bonus for the year in which the termination occurs.

     Pursuant to the change-in-control employment agreements with Messrs. Drewek, Collier and the two non-executive officers, each of them would generally be entitled to certain severance payments and continuation of benefits for a period ranging from 9 months to 12 months, depending upon the individual, in the event the individual is terminated by Outlook Group "without cause" or if the individual terminates the agreement with "good reason" within 12 months of the effective date of the Merger. The change-in-control employment agreements further entitle each of them to certain severance payments and continuation of benefits for a period ranging from 6 months to 12 months, depending upon the individual, in the event the individual is terminated by Outlook Group "without cause" or if the individual terminates the agreement with "good reason" after 12 months of the effective time of the Merger

     Employment-Related Terms of the Merger Agreement

     The officers of Outlook Group will also receive benefits pursuant to employee benefit plans provided by the surviving corporation. For more information, see "PROPOSAL 1 - APPROVAL OF THE MERGER AGREEMENT - Employee Matters."

     Insurance for and Indemnification of Directors and Officers

     The officers of Outlook Group will also receive certain liability insurance coverage and indemnification agreements from Buyer and surviving corporation as a result of the Merger Agreement. For more information, see, "PROPOSAL 1 - APPROVAL OF THE MERGER AGREEMENT - Insurance and Indemnification."

     New Arrangements with Management

     As of the date of this proxy statement, no member of management has entered into any amendments or modifications to any existing agreements or entered into any new agreements with any of Outlook Group, Buyer or their affiliates with respect to continued employment or compensation or the right to purchase equity of Buyer. Buyer has informed Outlook Group that it intends to retain members of management with the surviving corporation after the Merger is completed. Buyer has also informed Outlook Group that it intends to offer members of management the opportunity to participate in equity of the surviving corporation, and that it also intends to set up equity based compensation plans for management of the surviving corporation. Although Outlook Group believes members of its management team may in the future enter into new arrangements with Buyer, the surviving corporation or their affiliates regarding employment, compensation or equity, such matters are subject to further negotiation and discussion and no terms or conditions have been agreed.

DISSENTERS' RIGHTS OF APPRAISAL

     Pursuant to Section 180.1302(4) of the Wisconsin Business Corporation Law, shareholders of Outlook Group do not have dissenters' rights of appraisal because as of the record date established for determining shareholder eligibility to vote in the special meeting, Outlook Group's common stock was quoted on the Nasdaq National Market, the Merger does not constitute a "business combination" under the Wisconsin Business Corporation Law, and the Outlook Group articles of incorporation do not otherwise provide Outlook Group shareholders dissenters' rights of appraisal in connection with the Merger.

DELISTING AND DEREGISTRATION OF OUTLOOK GROUP COMMON STOCK

     If the Merger is completed, Outlook Group common stock will no longer be quoted on the Nasdaq National Market and it will be deregistered under the Exchange Act. As a result, Outlook Group will no longer file periodic reports with the Securities and Exchange Commission.

ACCOUNTING TREATMENT OF THE MERGER

     In accordance with generally accepted accounting principles, the Merger will be accounted for using the purchase method.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a discussion of material federal income tax consequences of the Merger to Buyer, Outlook Group and the holders of Outlook Group common stock who are citizens or residents of the United States or that are domestic corporations. This discussion is for general information only and does not address all tax consequences of the Merger. The summary may not apply to Outlook Group shareholders in special situations (such as dealers in securities or currencies, traders in securities, financial institutions, tax-exempt organizations, insurance companies, persons holding shares of Outlook Group common stock as part of a hedging, "straddle," conversion or other integrated transaction, non-United States persons, persons whose functional currency is not the United States dollar or persons who acquired their shares of Outlook Group common stock pursuant to the exercise of employee stock options or warrants, or otherwise as compensation). The discussion assumes that the shares of Outlook Group common stock are held as capital assets. In addition, no information is provided with respect to the tax consequences of the merger under applicable foreign, state or local laws.

     OUTLOOK GROUP SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM.

     Assuming the Merger qualifies as a "tax-free" reorganization, no gain or loss will be recognized by Buyer or Outlook Group as a result of the Merger.

     The following discussion addresses certain federal income tax consequences of the Merger to an Outlook Group shareholder, assuming that the Merger qualifies as a "tax-free" reorganization. An Outlook Group shareholder that receives solely cash in the Merger in exchange for the shareholder's shares of Outlook Group common stock generally will recognize capital gain or loss measured by the difference between the amount of cash received with respect to each share of Outlook Group common stock and the tax basis of each share of Outlook Group common stock exchanged in the Merger.

     The preceding discussion is intended only as a summary of material federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, we urge Outlook Group shareholders to consult their own tax advisors as to the specific tax consequences to them resulting from the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

REGULATORY APPROVAL OF THE MERGER

     We are not aware of any material governmental approvals or actions that are required prior to the completion of the Merger. However, if we determine that any are required, we contemplate that we will seek them; however, we cannot assure that we will successfully obtain any such additional approvals or actions.

                  PROPOSAL 1 - APPROVAL OF THE MERGER AGREEMENT

     The Merger Agreement is the legal document that governs the Merger. This section of the proxy statement describes the provisions of the Merger Agreement we believe are material, but it may not contain all of the information about the Merger Agreement that is important to you. The Merger Agreement is included as

Appendix A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement in its entirety.

FORM OF THE MERGER

     Subject to the terms and conditions of the Merger Agreement and in accordance with Wisconsin law, at the effective time of the Merger, Merger Sub, a wholly-owned subsidiary of the Buyer created solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, will merge with and into Outlook Group. The separate corporate existence of Merger Sub will cease, and Outlook Group will continue as the surviving corporation and will become a wholly-owned subsidiary of the Buyer.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective upon the filing of the articles of merger with the Wisconsin Department of Financial Institutions or at such later time as is agreed upon by the Buyer and Outlook Group and specified in the articles of merger. The closing of the Merger will occur on a date agreed to in writing by Outlook Group and the Buyer. Although we expect to complete the Merger during the summer of 2006, we cannot specify when, or assure you that, Outlook Group and the Buyer will satisfy or waive all conditions to the Merger.

ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

     At the effective time of the Merger, Outlook's articles of incorporation and bylaws will be amended and restated in their entirety to be identical to the articles of incorporation and bylaws of Merger Sub, except that the name of the surviving corporation will be Outlook Group Corp.

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     The directors of the Merger Sub and the officers of Outlook Group immediately prior to the effective time of the Merger will be the initial directors and officers of the surviving corporation. The directors and officers will serve in accordance with the bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified.

MERGER CONSIDERATION

     At the effective time of the Merger, each outstanding share of Outlook Group common stock, other than shares owned by us as treasury stock, will be converted into the right to receive $13.50 per share in cash, without interest. Shares owned by us as treasury stock will be cancelled immediately prior to the Merger without any payment. Our shareholders will receive the Merger Consideration after exchanging their Outlook Group stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our shareholders shortly after completion of the Merger. The price of $13.50 per share was determined through arm's-length discussions and negotiations between the Buyer and us.

     The Buyer and the surviving corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of shares of Outlook Group common stock such amounts that they are required to deduct and withhold with respect to making such payment under the Internal Revenue Code, or any other applicable state, local or foreign tax law.

EFFECT ON STOCK OPTIONS AND RESTRICTED COMMON STOCK

     As required by the terms of the Merger Agreement, Outlook Group will take all actions, if necessary, such that at the effective time of the Merger, all outstanding options to purchase shares of our common stock and all shares of restricted common stock issued under our equity compensation plans will, to the extent not then vested, accelerate and become fully vested and, in the case of options, exercisable.

     Immediately prior to the effective time of the Merger, each outstanding and unexercised option to purchase shares of our common stock will be cancelled and converted into the right to receive an amount in cash equal to the product of
(i) the total number of shares of Outlook Group common stock subject to such option multiplied by

(ii) the excess of the amount of the per share Merger Consideration of $13.50 over the exercise price per share of such option, without interest and less any applicable withholding tax.

     All shares of restricted common stock will be converted into the right to receive $13.50 per share in cash, less any applicable withholding tax. For more information as it relates to the accelerated vesting of stock options and shares of restricted common stock held by Outlook Group's directors and executive officers, please see "THE MERGER - Interests of Outlook Group Directors and Executive Officers in the Merger."

EFFECT ON SAVINGS PLAN SHARES

     If the Merger is consummated, the shares of Outlook Group's common stock held by employees under the Employee Stock Fund of Outlook Group's 401(k) Savings Plan (the "Savings Plan"), will be converted into $13.50 cash for each share of stock held. The cash resulting from the converted stock will be invested in cash or cash equivalents until such time employees reinvest the proceeds into another fund of the Savings Plan.

EXCHANGE OF SHARE CERTIFICATES AND PAYMENT PROCEDURES

     As promptly as practicable after the effective time of the Merger, Buyer shall appoint and cause a paying agent to mail to each person who was, at the effective time of the Merger, a holder of record of shares entitled to receive the Merger Consideration (a) a letter of transmittal and (b) instructions for surrendering Outlook Group stock certificates in exchange for the Merger Consideration. Upon surrender to the paying agent of a stock certificate for cancellation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions, the holder of such stock certificate shall be entitled to receive the Merger Consideration of $13.50 per share, and the certificate so surrendered shall will be cancelled.

     In the event of a transfer of ownership of Outlook Group shares that is not registered in the transfer records of Outlook Group, payment of the Merger consideration may be made to a person other than the person in whose name the certificate so surrendered is registered only if:

     - the certificate representing such shares is properly endorsed or otherwise in proper form for transfer, and

     - the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger consideration to a person other than the registered holder of such certificate or establish to the reasonable satisfaction of Buyer that such tax has been paid or is not applicable.

     Until it is surrendered, each certificate for Outlook Group stock shall be deemed at all times after the effective time of the Merger to represent only the right to receive Merger consideration. No interest shall be paid or will accrue on any cash payable to holders of certificates.

     The surviving corporation may request the paying agent to deliver to it any funds undistributed to our shareholders at any time following the first anniversary of the effective time of the Merger. Any holders of Outlook Group share certificates who have not surrendered such certificates in compliance with the above-described procedures may thereafter look only to either the Buyer or the surviving corporation for payment of the Merger consideration to which they are entitled. Any Merger consideration remaining unclaimed when it would otherwise escheat to or become property of any governmental authority will be forfeited to the Buyer.

     If a shareholder's Outlook Group stock certificate has been lost, stolen or destroyed, upon making of an affidavit by the owner of such certificate claiming such certificate has been lost, stolen or destroyed and, if required by the surviving corporation, the posting of a bond by such person in such reasonable amount as the Buyer may direct as indemnity against any claim that may be made with respect to that certificate, the paying agent will deliver to such person the Merger consideration, without interest and less any applicable withholding taxes, with respect to the shares formerly represented by such lost, stolen or destroyed certificate.

     Share certificates should not be surrendered by our shareholders before the effective time of the Merger and should be sent only pursuant to instructions set forth in the letters of transmittal to be mailed to our shareholders promptly following the effective time of the Merger. In all cases, the Merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

CONDITIONS TO THE MERGER

     The Parties' obligations to consummate the Merger are subject to the following conditions:

     - the holders of a majority of the outstanding shares of Outlook Group common stock must have approved the Merger Agreement;

     - the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental authority of competent jurisdiction making the Merger illegal or otherwise preventing or prohibiting the consummation of the Merger;

     - all material consents and approvals of government authorities, including under the Hart-Scott-Rodino Act, if any, must have been obtained; and

     - the boards of directors of Outlook Group and Buyer shall have received a solvency letter from an appraisal firm of national reputation.

In addition, Buyer's and Merger Sub's obligation to consummate the Merger are subject to the following conditions:

     - Outlook Group's representations and warranties set forth in the Merger Agreement must be true and correct as of the closing date, except (a) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties must be true and correct as of such date, and (b) where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Outlook Group, with certain exceptions;

     - Outlook Group must have performed in all material respect to its covenants and agreements contained in the Merger Agreement required to be performed on or prior to the closing date of the Merger;

     - the delivery to Buyer at closing of a certificate to the effect that the matters discussed in the previous two paragraphs have been satisfied and signed by the CEO and CFO of Outlook Group;

     -    the Buyer shall have received certain financing from its lenders;

     - the absence of any action or proceeding by a governmental authority threatened in writing or pending seeking to enjoin, restrain, prevent or prohibit consummation of the Merger;

     - Outlook Group shall have received the consents of parties to the transfer of certain material contracts to the surviving corporation; and

     - Outlook Group shall have delivered to Buyer a list of its banking facilities and certain other information.

In addition, Outlook's obligation to consummate the Merger are subject to the following conditions:

     - Buyer's and Merger Sub's representations and warranties set forth in the Merger Agreement must be true and correct as of the closing date, except (a) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties must be true and correct as of such date, and (b) where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Buyer, with certain exceptions;

     - Buyer and Merger Sub must have performed in all material respect to their covenants and agreements contained in the Merger Agreement required to be performed on or prior to the closing date of the Merger; and

     - the delivery to Outlook Group at closing of a certificate to the effect that the matters discussed in the previous two paragraphs have been satisfied and signed by the CEO and CFO of the Buyer.

EMPLOYEE MATTERS

     Pursuant to the terms of the Merger Agreement, for a period of not less than one year following the closing date, the surviving corporation will provide all individuals who are employees of the Company and its subsidiaries on the closing date (while employed by the Company or its subsidiaries), with employee benefits, base compensation and incentive compensation opportunities (other than equity based compensation, benefits and opportunities) which are substantially comparable in the aggregate to those provided to such employees. However, under the Merger Agreement, no employee of the Company or its subsidiaries has any right to continued employment after the closing date.

     In addition, each such employee will receive credit for purposes of eligibility and vesting (but not for the purposes of determining the amount of any benefits with respect to any employee benefit plan established after the closing date) under any employee benefit plan, program or arrangement established or maintained by the surviving corporation or its subsidiaries under which each employee may be eligible to participate on or after the closing date to the same extent recognized by the Company or any of its subsidiaries under comparable plans immediately prior to the closing date; provided, however, that such crediting of service will not duplicate any benefit or the funding of any benefit.

OUTLOOK GROUP MATERIAL ADVERSE EFFECT

     Another condition to Buyer's obligation to close the transaction and consummate the Merger is that no material adverse effect shall have occurred with respect to Outlook Group. As defined in the Merger Agreement, material adverse effect with respect to Outlook Group means any change or effect that (a) materially and adversely affects the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, results of operations or prospects of Outlook Group and its subsidiaries taken as a whole, or (b) prevents or materially delays the consummation of the Merger. However, a material adverse effect does not generally include any event, circumstance, change or effect resulting from or relating to a change in general economic or financial market conditions, except to the extent such event, circumstance, change or effect has had, or would reasonably be expected to have, a disproportionate effect on Outlook Group and its subsidiaries, taken as a whole.

INDEMNIFICATION AND INSURANCE

     The Merger Agreement requires Buyer and the surviving corporation, to the fullest extent permitted under applicable law and, in each case, to the extent not otherwise covered by insurance, to indemnify and hold harmless each present and former director or officer (including any director or officer who serves or served in a fiduciary capacity of any employee benefit plan) of Outlook Group or its subsidiaries against all costs and expenses (including reasonable attorney's fees, costs and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement from any claim, action, suit, proceeding or investigation arising after the date of the Merger Agreement (whether arising before or after the effective time of the Merger) involving any act or omission taken in their capacity as an officer or director and occurring on or before the effective time of the Merger, including in connection with the Merger and related transactions. However, the indemnification does not apply to any act or omission that has been judicially and finally determined to involve a willful breach of the Merger Agreement, willful misconduct, gross negligence, self-dealing or fraud.

     In addition, prior to the effective time of the Merger, Outlook Group will obtain a six-year "run-off" insurance policy that provides coverage similar to the coverage provided under its current directors and officers liability insurance policy in effect on the date of the Merger Agreement for the individuals who are directors and officers of Outlook Group on the date of the Merger Agreement for events occurring prior to the effective time of the Merger. However, Outlook Group cannot pay more than 200% of the current annual premiums paid by the Outlook Group for such "run-off" insurance policy without Buyer's prior written consent. Prior to purchasing any such policy, Outlook Group is required to permit Buyer the opportunity to purchase a substitute policy on terms not materially less favorable to such directors and officers. In the event of a termination or cancellation of such "run-off" policy, the surviving corporation is required to obtain as much coverage as is possible under substantially similar policies for the remaining balance of such six-year term, up to a maximum amount of 200% of the current annual premiums paid by Outlook Group as of the date of the Merger Agreement for such insurance.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether prior to or after the shareholders of Outlook Group approve the Merger Agreement, as follows:

     - by mutual written consent duly authorized by the members of Buyer and the board of directors of Outlook Group;

     -    by either of Outlook Group or Buyer, if:

          - the Merger is not consummated by August 31, 2006; provided that the right to terminate the Merger Agreement under this section is not available to any party whose breach of a representation or warranty in the Merger Agreement or failure to fulfill any obligation under the Merger Agreement has caused or resulted in the failure of the Merger to occur on or before the August 31, 2006;

          - a court of competent jurisdiction or governmental authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          - after giving effect to any adjournment or postponement of the special meeting, the requisite vote of the shareholders of Outlook Group in favor of the Merger Agreement and the Merger was not obtained; provided that the right to terminate the Merger Agreement under this section is not available to any party whose breach of a representation or warranty in the Merger Agreement or failure to fulfill any obligation under the Merger Agreement has caused or resulted in the failure to obtain such shareholder approval;

     -    by Buyer, if:

          - (i) Outlook Group's Board of Directors or any committee for any reason changed their recommendation to the Outlook Group shareholders to vote "FOR" the Merger Agreement; (ii) the Company failed to include in this proxy statement the recommendation of the Board of Directors in favor of the adoption and approval of the Merger Agreement and the approval of the Merger; (iii) within 10 business days of the date any competing acquisition proposal is first published or sent or given to Outlook Group, Outlook Group took a position contemplated by Rule 14e-2(a) of the Exchange Act other than recommending rejection of such competing acquisition proposal; (iv) Outlook Group failed to hold the special meeting on or prior to August 15, 2006; or (v) the Board of Directors or any committee approved or publicly recommended any competing acquisition proposal or failed to publicly reaffirm its recommendation of approval of the Merger Agreement and the Merger;

          - Outlook Group breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would or would be reasonably expected to cause any of the conditions to closing to be incapable of being satisfied and which breach or failure, if capable of being cured, was not cured within 20 business days following receipt by Outlook Group of written notice of such breach or failure from Buyer;

     -    by Outlook Group, if:

          - Buyer or Merger Sub breached or failed to perform any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would or would be reasonably expected to cause any of the conditions to closing to be incapable of being satisfied and which breach or failure, if capable of being cured, was not cured within 20 business days following receipt by them of written notice of such breach or failure from Outlook Group;

          - at any time prior to June 20, 2006, the Outlook Group Board of Directors changes its recommendation in response to a superior proposal; provided it complies with certain other terms of the Merger Agreement; and

          - Buyer shall not have obtained by May 20, 2006 a fully-executed commitment letter from its lender or other financing sources for at least $22,000,000 in senior debt financing.

EXPENSES AND TERMINATION FEE

     Generally, with a few exceptions, each party to the Merger will pay for their own respective costs and expenses incurred in connection with the Merger Agreement, whether or not the Merger is consummated. However, Outlook Group may be required to pay a Termination Fee to Buyer in the amount of $2,000,000 and reimburse Buyer for its expenses and costs, up to a maximum of $750,000 (the "Termination Expenses"), as follows:

     - If the Merger Agreement is terminated by either Outlook Group or Buyer due to the fact that the Merger was not consummated by August 31, 2006, and an alternative proposal to acquire Outlook had been announced prior to the termination, Outlook Group would be required to pay the Termination Expenses; and if Outlook Group enters into a binding agreement with or consummates a transaction for a sale of more than 50% of Outlook Group with another party within 12 months, Outlook Group would also be required to pay the Termination Fee.

     - If the Merger Agreement is terminated by either Outlook Group or Buyer due to the fact that the Merger Agreement was not approved by Outlook shareholders, and an alternative proposal to acquire Outlook had been announced prior to the termination, Outlook Group would be required to pay the Termination Expenses; and if Outlook Group enters into a binding agreement with or consummates a transaction for a sale of more than 50% of Outlook Group with another party within 12 months, Outlook Group would also be required to pay the Termination Fee.

     - If the Merger Agreement is terminated by Buyer for any of the following reasons, Outlook will be required to pay the Termination Fee and Termination Expenses: (i) Outlook Group's Board of Directors or any committee changes their recommendation to the Outlook Group shareholders to vote "FOR" the Merger Agreement; (ii) the Company shall have failed to include in this proxy statement the recommendation of the Board of Directors that the shareholders vote for approval of the Merger Agreement and the Merger; (iii) within 10 business days of the date any competing acquisition proposal is first published or sent or given to Outlook Group, Outlook Group takes any position contemplated by Rule 14e-2(a) of the Exchange Act other than recommending rejection of such competing acquisition proposal; (iv) Outlook Group failed to hold the special meeting on or prior to August 15, 2006; or (v) the Board of Directors or any committee approves or publicly recommends any competing acquisition proposal or fails to publicly reaffirm its recommendation of approval of the Merger Agreement and the Merger.

     - If the Merger Agreement is terminated by Buyer due to the fact that Outlook Group breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, Outlook Group will be required to pay the Termination Expenses; and if the breach or failure to perform is willful or intentional, Outlook Group would also be required to pay the Termination Fee.

     - If the Merger Agreement is terminated by Outlook Group to accept a superior proposal, Outlook Group would be required to pay both the Termination Fee and Termination Expenses.

     If the Merger Agreement is terminated by Outlook Group due to the fact that Buyer or Merger Sub breached or failed to perform any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, Buyer would be required to reimburse Outlook Group for its costs and expenses, up to a maximum of $750,000; and if the breach or failure to perform is willful or intentional, Buyer would also be required to pay the Termination Fee to Outlook Group.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains representations and warranties that we, Buyer and Merger Sub made to, and solely for the benefit of, each other. The representations and warranties expire at the effective time of the Merger. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties exchanged in connection with signing the Merger Agreement. While Outlook Group does not believe that the disclosure schedules contain non-public information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement.

     ACCORDINGLY, YOU SHOULD NOT RELY ON THE REPRESENTATIONS AND WARRANTIES THAT ARE SUMMARIZED BELOW AND CONTAINED IN THE MERGER AGREEMENT AS CHARACTERIZATIONS OF THE ACTUAL STATE OF FACTS, BECAUSE (A) THEY WERE ONLY MADE AS OF THE DATE OF THE MERGER AGREEMENT OR A PRIOR SPECIFIED DATE, (B) IN SOME CASES THEY ARE SUBJECT TO A MATERIAL ADVERSE EFFECT STANDARD OR OTHER MATERIALITY AND/OR KNOWLEDGE QUALIFIERS AND (C) THEY ARE MODIFIED IN IMPORTANT PART BY THE UNDERLYING DISCLOSURE SCHEDULES.

     The disclosure schedules contain information that has been included in Outlook Group's prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Outlook Group's public disclosures.

     Our representations and warranties relate to, among other things:

     -    due organization, valid existence and active status;

     - approval of the Merger Agreement and power and authorization to enter into the transactions contemplated by the Merger Agreement;

     -    our subsidiaries and capitalization;

     - consents of third parties or governmental entities required to consummate the Merger;

     -    the binding effect of the Merger Agreement;

     - compliance with laws and our possession of all licenses, franchises, permits, certificates, approvals and authorizations from governmental authorities to conduct business;

     -    our Securities and Exchange Commission filings since January 1, 2003;

     -    our financial statements;

     - the absence of liabilities, other than as set forth on our May 31, 2005 balance sheet, ordinary course liabilities, liabilities expressly contemplated by the Merger Agreement or liabilities that would not reasonably be expected to have a material adverse effect;

     - the absence of certain changes since May 31, 2005, including the absence of a material adverse effect;

     -    the absence of litigation or outstanding court orders against us;

     - employment and labor matters affecting us, including matters relating to our employee benefit plans;

     -    tax matters;

     - real property owned and leased by us and our subsidiaries and title to assets;

     -    our intellectual property;

     -    environmental and safety laws and related matters;

     -    material contracts;

     -    our insurance policies;

     -    our Board of Directors' approval of the Merger and Merger Agreement;

     -    disclosure of transactions with related parties;

     -    the absence of undisclosed broker's fees;

     -    our commercial relationships; and

     -    information in this proxy statement.

     In addition, the Merger Agreement contains representations and warranties made by Buyer to us as to, among other things, its organization and standing, corporate power and authority, governmental approvals, ownership and operation of the Merger Sub, the availability of capital resources to consummate the Merger, ownership of our shares, information supplied to us for inclusion in this proxy statement, and the absence of undisclosed broker's or similar fees.

     The foregoing list of the representations and warranties is not a complete list all the representations and warranties contained in the Merger Agreement. In addition, the foregoing list is merely a summary of the representations and warranties and is qualified in its entirety by reference to the full text of the Merger Agreement. The representations and warranties in the Merger Agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the Merger Agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Buyer and Merger Sub" in Appendix A attached to this proxy statement.

COVENANTS UNDER THE MERGER AGREEMENT

     The Merger Agreement contains certain covenants that Outlook Group, Buyer, and Merger Sub made to, and solely for the benefit of, each other. Certain of the covenants embodied in the merger agreement are qualified by information in confidential disclosure schedules that the parties exchanged in connection with the execution of the Merger Agreement. The disclosure schedules contain information that has been included in our general prior public disclosures, as well as additional non-public information.

     Conduct of Our Business

     We have agreed in the Merger Agreement that, until the effective time of the Merger, unless the Buyer otherwise consents in writing, Outlook Group will, and Outlook Group will cause its subsidiaries to:

     - use its commercially reasonable best efforts to preserve intact and keep available the services of present employees;

     - keep in effect casualty, public liability, worker's compensation and other insurance policies;

     - use commercially reasonable best efforts to develop, commercialize, and pursue any regulatory approvals for, products of the Company and to advertise, promote and market the products of the Company, and use commercially reasonable best efforts to keep the Company's properties intact;

     - use commercially reasonable best efforts to preserve and protect all intellectual property rights of the Company;

     - operate the business in the ordinary course consistent with past practices;

     - take all actions reasonably necessary with respect to Company options to make them fully vested and exercisable by the time of the Merger; and

     - consult with Buyer prior to taking any action or entering into any transaction that may be of strategic importance to the Company.

     In addition, we have agreed that, subject to certain exceptions, neither Outlook Group nor any of its subsidiaries may, without the Buyer's prior written consent:

     - amend or otherwise change its articles of incorporation or bylaws or elect or appoint any new directors or officers;

     - issue, sell, pledge, dispose of, grant, encumber or otherwise subject to any encumbrance and securities of the Company or the material assets of the Company;

     - make any change in the number of shares of its capital stock authorized, issued or outstanding;

     - declare, set aside, make or pay any dividend or other distribution, except for quarterly dividends of $0.06 per share of Company common stock in accordance with past practice;

     - reclassify, combine, split or subdivide any of its capital stock or issue or authorize any other securities in respect of, in lieu of or in substitution for shares of its capital stock or redeem, purchase or otherwise acquire, directly or indirectly, any capital stock, other equity interests or other securities of the Company or any subsidiary;

     - with some exceptions, acquire another business or pay, repurchase, repay, cancel or incur any indebtedness, or issue any debt securities or assume or endorse, or otherwise become responsible for, the obligations of any person;

     - sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any material intellectual property rights, or fail to pay any fee, take any action or make any filing reasonably necessary to maintain material intellectual property of the Company;

     - adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

     - modify, amend, terminate, waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement;

     - increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for increases in compensation of employees who are not directors or officers in the ordinary course of business and in a manner consistent with past practice or enter into a collective bargaining agreement;

     - make any change (or file any such change) in any method of tax accounting or make, change or rescind any tax election, settle or compromise any tax liability;

     - make any change to its methods of accounting in effect at May 31, 2005, except as required by changes in generally accepted accounting principles ("GAAP") or Regulation S-X of the Exchange Act or as may be required by a change in applicable law;

     - write up, write down or write off the book value of any assets, other than (a) with regard to assets that are not material to the Company and its subsidiaries, taken as a whole, in the ordinary course of business and consistent with past practice or (b) as may be required by GAAP or the Financial Accounting Standards Board;

     - with some exceptions, pay, discharge, waive, settle or satisfy any claim, liability or obligation;

     - generally enter into, amend, modify, cancel or consent to the termination of any material contract;

     - amend, supplement, modify or waive any of the Company's existing takeover defenses or take any action to render any state takeover statutes inapplicable to any transaction other than the Merger; or

     - take any action to: (a) cause its representations and warranties set forth in Article III of the Merger Agreement to be untrue in a manner which could permit Buyer to terminate this Agreement; (b) that would reasonably be likely to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement; or (c) that would have or would be reasonably expected to have, individually or in the aggregate, a material adverse affect.

     Other Covenants

     The Merger Agreement contains a number of mutual covenants, which subject to certain exceptions, obligate us and the Buyer to:

     - use commercially reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things reasonably necessary, proper or advisable to bring about the satisfaction of the other party's conditions to closing, including obtaining consents and waivers, defending litigation, and executing and delivering additional documents as may be required;

     - obtain the other party's consent before issuing a press release regarding the Merger or the Merger Agreement;

     - furnish all information concerning each party and its affiliates that is required to be included in the proxy statement;

     -    provide prompt notice to the other party of:

          - the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such party contained in the Merger Agreement to be untrue or inaccurate in any material respect if made at such time;

          - any failure of the Company or Buyer, as the case may be, to comply with or satisfy, in each case in any material respect, any of such party's covenants, conditions or agreements to be complied with or satisfied; or

          - any communication alleging a consent is required to consummate the merger or any communication from a governmental entity regarding the Merger or the SEC.

     The Merger Agreement also contains covenants requiring Outlook Group, subject to certain exceptions, to:

     - provide the Buyer access to the officers, employees, agents, assets, properties, business, operations, books, records, commitments and contracts of the Company and its subsidiaries as is reasonably necessary or appropriate in connection with Buyer's investigation of the Company with respect to the transactions contemplated;

     - on a timely basis, prepare and file with the SEC a preliminary proxy statement;

     - solicit proxies from its shareholders for the approval of the Merger Agreement and promptly hold the special meeting;

     - refrain from soliciting proposals to acquire Outlook Group from other parties (for more information, see "PROPOSAL 1 - APPROVAL OF THE MERGER AGREEMENT - No Soliciting of Competing Proposals");

     - notify and keep the Buyer appraised of any competing offers or proposals to acquire Outlook Group;

     - obtain a solvency letter from an appraisal firm of national reputation reasonably acceptable to Buyer and the Company;

     - deliver to the Buyer at the closing evidence reasonably satisfactory to Buyer of the resignation effective as of the effective time of the Merger, of those directors of the Company and its subsidiaries designated by Buyer; and

     - provide certain financial and banking related information to the Buyer.

     Pursuant to the Merger Agreement, the Buyer has agreed to certain employee-related matters. For more information, see "PROPOSAL 1 - OF THE MERGER AGREEMENT - Employee Matters."

     The foregoing list of the covenants is not a complete list all the covenants contained in the Merger Agreement. In addition, the foregoing list is merely a summary of the covenants, and is qualified in its entirety by reference to the full text of the Merger Agreement. The covenants in the Merger Agreement are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the Merger Agreement entitled "Covenants and Agreements" in Appendix A attached to this proxy statement.

NO SOLICITATION OF COMPETING PROPOSALS

     Under the Merger Agreement, Outlook Group agreed that neither it nor any subsidiary or any of their officers, directors, employees, accountants, consultants, legal counsel, financial advisors would directly or indirectly:

     - solicit, initiate, propose, encourage or take any action to facilitate the submission of any Acquisition Proposal;

     - initiate or participate in any discussions or negotiations regarding, or furnish or disclose to any person (other than Buyer) any information in connection with, or which would be reasonably expected to result in, any Acquisition Proposal, or

     - take any action to exempt any person from the restrictions contained in Section 180.1140 to 180.1144 of the Wisconsin Business Corporation Law (or any similar provision) or otherwise cause such restrictions not to apply;

Notwithstanding the foregoing, at any time prior to June 20, 2006 Outlook Group may furnish information to, or engage in negotiations or discussions with, any person in connection with an unsolicited bona fide written Acquisition Proposal by such person received after the date of the Merger Agreement, if and only to the extent that prior to taking such action the special committee of the board of directors:

     - determines in good faith (after consultation with its outside legal counsel and Cleary Gull Inc. or another financial advisor of nationally recognized reputation) that:

          - such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, which Acquisition Proposal was not, directly or indirectly, the result of a breach of the Merger Agreement, and

          - it is required to do so in order to comply with its fiduciary duties to the shareholders of Outlook Group under applicable law; and

     - receives from such person an executed confidentiality agreement, the terms of which are substantially similar to and no less favorable to the Company than those contained in the confidentiality letter agreement with Buyer.

     Outlook Group is required to notify Buyer as promptly as practicable (and in any event within 24 hours) orally and as soon as practicable thereafter in writing of the receipt by Outlook Group, of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Acquisition Proposal, specifying the material terms and conditions thereof and the identity of the party making such request, Acquisition Proposal or inquiry. In addition, Outlook Group agreed that it would:

     - keep Buyer reasonably informed of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals or offers;

     - not enter into any confidentiality agreement with any person which prohibits the Outlook Group from providing such information to Buyer; and;

     - promptly (and in any event within 24 hours) provide to Buyer a copy of all written inquiries, proposals or offers, requests for information or requests for discussions or negotiations from any other person and all written due diligence materials subsequently provided by the Company or any subsidiary in connection with the Acquisition Proposal, request or inquiry that the Buyer was not previously provided.

     Outlook Group also agreed that it would not terminate, waive, release, amend or modify any provision of any existing standstill or confidentiality or similar agreement and that it would enforce the provisions of any such agreement. Notwithstanding the foregoing, if requested to do so by a third party desiring to submit an Acquisition Proposal, Outlook Group may waive any existing standstill provisions:

     - if the special committee determines in good faith, after consultation with its outside legal counsel, that it is required to do so in order to comply with its fiduciary duties to the shareholders of Outlook Group under applicable law; and

     - solely to the extent necessary and for the limited purpose of permitting such person to submit an unsolicited bona fide Acquisition Proposal.

     In addition, Outlook Group agreed to:

     - immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended by Outlook Group to or would be reasonably expected by the Outlook Group to result in, any Acquisition Proposal.

     - request each person (i) with whom Outlook Group has had any discussion regarding a potential Acquisition Proposal during the 12 months prior to the date of the Merger Agreement or (ii) which has executed a confidentiality agreement with Outlook Group in connection with a potential Acquisition Proposal during the 12 months prior to the date of the Merger Agreement, to return or destroy all confidential information furnished to such person.

     Outlook Group's Board of Directors agreed that it would not or publicly propose to:

     - withdraw, modify or change, in a manner adverse to Buyer, the unanimous approval or recommendation of the Merger Agreement by the Board (or any committee thereof);

     -    approve, adopt or recommend any Acquisition Proposal; or

     - approve or recommend, or allow the Company to enter into, any letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, acquisition agreement or other similar agreement constituting or related to, or that is intended to or would be reasonably expected to result in, any Acquisition Proposal (other than a confidentiality agreement).

     Notwithstanding the foregoing, if, prior to June 20, 2006, in response to the receipt of an unsolicited bona fide written Acquisition Proposal, (i) the Outlook Group Board determines in good faith (after consultation with its outside legal counsel and Cleary Gull or a financial advisor of nationally recognized reputation) that such Acquisition Proposal is a Superior Proposal,
(ii) the Outlook Group Board determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Outlook Group under applicable law and (iii) the Outlook Group is not otherwise in violation of the Merger Agreement, then the Outlook Group Board may, in connection with such Superior Proposal, withdraw, modify or change the Outlook Group Board recommendation; provided that the Outlook Group Board shall not effect a change of recommendation (y) after June 20, 2006, and (z) unless the Company has:

     - provided a timely written notice to Buyer advising Buyer that the Outlook Group Board has received a Superior Proposal,

     - negotiated during the three business day period following Buyer's receipt of the notice of Superior Proposal in good faith with Buyer (to the extent Buyer wishes to negotiate) to enable Buyer to make a counter-offer so the Superior Proposal is no longer a Superior Proposal, and

     - terminated the Merger Agreement in compliance with the terms of the Agreement.

     Under the terms of the Merger Agreement:

     - "Acquisition Proposal" means any proposal or offer (including any proposal from or to the Company's shareholders) from any person or group other than Buyer relating to (i) any direct or indirect acquisition, sale or other disposition, in a single transaction or a series of related transactions, of (A) 20% or more of the fair market value of the assets (including rights and capital stock of the Outlook Group's subsidiaries) of the Outlook Group and its subsidiaries, taken as a whole (whether by purchase of assets, acquisition of stock of a subsidiary or otherwise, but excluding any sales of inventory or excess or obsolete equipment that Outlook Group has upgraded and replaced, in each case in the ordinary course of business and consistent with past practice) or (B) 20% or more of any class of equity securities of Outlook Group or 20% or more of the aggregate outstanding voting securities of Outlook Group; (ii) any tender offer (including a self-tender offer) or exchange offer, as defined pursuant to the Exchange Act, that if consummated, would result in any person or group beneficially owning 20% or more of any class of equity securities of Outlook Group or any of its subsidiaries or the filing with the SEC of a Schedule TO or a registration statement under the Securities Act in connection with any such tender offer or exchange offer; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving Outlook Group or its subsidiaries.

     - "Superior Proposal" means any bona fide written Acquisition Proposal not solicited or initiated in violation of the Merger Agreement: (i) which relates to at least eighty percent (80%) of the outstanding shares or all or substantially all of the assets of Outlook Group and its subsidiaries taken as a whole; (ii) which is on terms that the Outlook Group Board determines in its good faith judgment (after consultation with Cleary Gull Inc. or another financial advisor of nationally recognized reputation and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Outlook Group's shareholders (in their capacities as shareholders) from a financial point of view than the Merger Agreement (taking into account any alterations to the Merger Agreement agreed to in writing by Buyer in response thereto); and (iii) which the Outlook Group Board determines in its good faith judgment after consultation with its outside counsel and Cleary Gull Inc. or another financial advisor of nationally recognized reputation is reasonably capable of being consummated by October 15, 2006, taking into account all legal and regulatory aspects of the proposal.

AMENDMENT AND WAIVER

     The parties may amend the Merger Agreement at any time before or after approval of the matters presented in connection with the Merger Agreement by our shareholders. However, after shareholder approval has been obtained, the parties may not amend the Merger Agreement without obtaining further approval by our shareholders if, by law, such amendment would require further approval of our shareholders. The Merger Agreement also provides that, at any time prior to the effective time of the Merger, each party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties in the Merger Agreement or waive compliance with any of the agreements or, except as otherwise provided in the Merger Agreement, the conditions contained in the Merger Agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     On March 20, 2006, the Board of Directors of Outlook Group determined that the proposed Merger with Buyer is advisable, fair to and in the best interests of Outlook Group shareholders. Therefore, the Board approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and Outlook Group entered into the Merger Agreement with Buyer and Merger Sub on March 20, 2006. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF OUTLOOK GROUP VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

     The Board's recommendation to the shareholders is based upon the Board's due consideration and evaluation of a variety of business, financial and market factors and the Board's consultation with legal and financial advisors. In addition, the Board of Directors relied upon the unanimous determination of the Special Committee of the Board of Directors that the proposed Merger with Buyer is advisable, fair to and in the best interests of Outlook Group shareholders and the Special Committee's unanimous recommendation that the Board of Directors approve the Merger and the Merger Agreement. Finally, the Board of Directors also considered the opinion of its financial advisor, Cleary Gull Inc. that, as of the date of such opinion, the consideration to be paid in the Merger is fair, from a financial point of view, to Outlook Group's shareholders (other than Buyer, Merger Sub or any of their affiliates). For more information on the Board of Director's and Special Committee's consideration of the Merger and the Merger Agreement, see "THE MERGER - Background." For more information on the opinion of Cleary Gull Inc., including the assumptions made, matters considered, qualifications and limitations on the review made by Cleary Gull Inc. see "THE MERGER - Opinion of Cleary Gull Inc." and the text of the opinion attached to this proxy statement as Appendix B.

PROPOSAL 2 - APPROVAL OF ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

     If we fail to receive a sufficient number of votes to approve the Merger Agreement, we are obligated to propose to adjourn or postpone the special meeting, if a quorum is present, for up to two 15 calendar day periods for the purpose of soliciting additional proxies to approve the Merger Agreement, but we may determine to propose additional postponements or adjournments. We currently do not intend to propose adjournment or postponement at our special meeting if there are sufficient votes to approve the Merger Agreement. If approval of the proposal to adjourn or postpone our special meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, such approval requires the affirmative vote of a majority of the votes cast at the special meeting by holders of shares of our common stock present or represented by proxy and entitled to vote thereon.

     Our Board of Directors unanimously recommends that you vote "FOR" the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Merger Agreement.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of common stock, as of April 1, 2006, by each director, nominee for director and named executive officer, by all directors and executive officers of Outlook Group as a group, and by each person known to Outlook Group to beneficially own more than 5% of its common stock. Except as otherwise indicated in the footnotes to the table, such persons have sole voting and investment power as to the shares reported as beneficially owned.

                                             NUMBER OF   PERCENT OF
NAME AND NATURE OF BENEFICIAL OWNERSHIP(1)     SHARES       CLASS
------------------------------------------   ---------   ----------
Joseph J. Baksha..........................     66,461       1.9%
Harold J. Bergman.........................     11,000          *
Michael P. Cisler.........................        500          *
Jeffry H. Collier(2)......................     53,571       1.6%
Paul M. Drewek(2).........................     44,877       1.3%
James L. Dillon...........................     19,750          *
Richard C. Fischer........................     29,200          *
Pat Richter...............................     10,150          *
A. John Wiley, Jr.........................     51,627       1.5%
All directors and executive officers as
   a group (9 persons)(2).................    330,287       9.4%
Dimensional Fund Advisors Inc.(3).........    211,200       6.2%
Heartland Advisors, Inc.(4)...............    350,000      10.3%

----------
*    Less than 1%.

(1) Includes the following shares issuable under stock options exercisable within 60 days: Mr. Baksha - 40,000; Mr. Collier - 21,000; Mr. Drewek - 15,000; Messrs. Bergman, Dillon, Fischer, Richter and Wiley - 10,000; all directors and executive officers as a group - 126,000. Mr. Drewek and Mr. Wiley share beneficial ownership of 1,500 shares and 250 shares, respectively.

(2) As of March 16, 2006, 46,863 shares of common stock were held in the Savings Plan. Employees have the right to designate the vote of shares of common stock allocated to their accounts. Those shares are included in the table for individuals only to the extent held in an individual's account. However, the plan administrators, including Messrs. Collier and Drewek, may vote any shares for which participants do not provide voting directions.

(3) According to a report on Form 13G/A dated February 1, 2006, Dimensional Fund Advisors Inc. ("Dimensional") held sole voting and dispositive power as to 211,200 shares of common stock at December 31, 2005. Dimensional is an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"). The business address of Dimensional is 1299 Ocean Avenue, Santa Monica, California 90401.

(4) According to a report on Schedule 13G/A dated February 3, 2006, Heartland Advisors, Inc. ("Heartland") had shared voting and dispositive power as to 350,000 shares of common stock at December 31, 2005. Heartland is an investment adviser registered under the Advisers Act. William J. Nasgovitz, a principal of Heartland, co-filed that report and also reported shared voting power as to those shares. The business address of Heartland and Mr. Nasgovitz is 789 North Water Street, Milwaukee, Wisconsin 53202.

     The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                          FUTURE SHAREHOLDERS PROPOSALS

     If the Merger is completed, there will be no public shareholders of Outlook Group and no public participation in any future meetings of our shareholders. However, if the Merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholder meetings. We intend to hold an annual shareholders meeting in 2006 only if the Merger is not completed, or if we are required to do so by law.

     Shareholder proposals must be received by Outlook Group no later than May 16, 2006, in order to be considered for inclusion in the 2006 annual meeting proxy material.

     Under Securities and Exchange Commission rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal) notifies Outlook Group at least 45 days prior to the month and day of mailing the prior year's proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Thus, such matters must be received by Outlook Group by July 29, 2006 in the case of Outlook Group's 2006 annual meeting of shareholders. No notices were received relating to the 2005 annual meeting.

                  WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

     Outlook Group is a public company, and must provide information to the public under the Securities Exchange Act of 1934. Therefore, Outlook Group files reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these materials at the Commission's public reference facilities, which are located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents by writing to the Commission's Public Reference Section, Washington, D.C. 20549; in that case, you will be charged for the copies at the rates which the Commission sets. You may also obtain copies from the Commission's Web site (http://www.sec.gov). Because Outlook Group common stock is traded on the Nasdaq National Market, you can inspect material filed by it at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

     This proxy statement "incorporates by reference" the filings named below. That means that the contents of those documents are considered to be part of this proxy statement even though they are not actually included with it. Outlook Group will provide you with a copy of any of those documents without charge if you are an Outlook Group record shareholder, or if you are a beneficial owner of securities which are held in street name. They will not necessarily provide exhibits unless those exhibits are specifically incorporated by reference in the document. You can obtain copies of the documents by writing to Outlook Group, 1180 American Drive, Neenah, Wisconsin 54956, Attn: Paul M. Drewek, or by calling Mr. Drewek, Outlook Group's corporate secretary, at (920) 727-2333. You should request the information by ____________, 2006 to help assure that you receive it before the special meeting.

     This proxy statement incorporates by reference the following documents. Each of them has been filed by Outlook Group with the Commission as required by the Exchange Act:

     -    Form 10-K for the year ended May 31, 2005;

     - Forms 10-Q for the quarters ended August 27, 2005, November 26, 2005, and February 25, 2006; and

     - Outlook Group's current reports on Form 8-K dated July 25, 2005, October 19, 2005, December 21, 2005 and March 20, 2006 (as amended).

     This proxy statement also incorporates all reports and definitive proxy or information statements filed by Outlook Group under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement. They will be incorporated by reference into this proxy statement from the date on which Outlook Group files such documents.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

THE MERGER AGREEMENT HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS. IT IS NOT INTENDED TO PROVIDE ANY OTHER FACTUAL INFORMATION ABOUT OUTLOOK GROUP, VISTA GROUP HOLDINGS, LLC OR VISTA ACQUISITION CORP. SUCH INFORMATION CAN BE FOUND ELSEWHERE IN THIS PROXY STATEMENT AND IN THE PUBLIC FILINGS OUTLOOK GROUP MAKES WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE AVAILABLE WITHOUT CHARGE AT WWW.SEC.GOV.

THE MERGER AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES, WHICH OUTLOOK GROUP, VISTA GROUP HOLDINGS, LLC, AND VISTA ACQUISITION CORP. MADE TO EACH OTHER. THE ASSERTIONS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES ARE QUALIFIED BY INFORMATION IN CONFIDENTIAL DISCLOSURE SCHEDULES THAT OUTLOOK GROUP, VISTA GROUP HOLDINGS, LLC, AND VISTA ACQUISITION CORP. HAVE EXCHANGED IN CONNECTION WITH SIGNING THE MERGER AGREEMENT. WHILE OUTLOOK GROUP DOES NOT BELIEVE THAT THE DISCLOSURE SCHEDULES CONTAIN INFORMATION THAT THE SECURITIES LAWS REQUIRE TO BE PUBLICLY DISCLOSED, THE DISCLOSURE SCHEDULES DO CONTAIN INFORMATION THAT MODIFIES, QUALIFIES AND CREATES EXCEPTIONS TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THE ATTACHED MERGER AGREEMENT. ACCORDINGLY, YOU SHOULD NOT RELY ON THE REPRESENTATIONS AND WARRANTIES AS CHARACTERIZATIONS OF THE ACTUAL STATE OF FACTS, SINCE THEY ARE MODIFIED BY THE UNDERLYING DISCLOSURE SCHEDULES. THESE DISCLOSURE SCHEDULES CONTAIN INFORMATION THAT HAS BEEN INCLUDED IN OUTLOOK GROUP'S PRIOR PUBLIC DISCLOSURES, AS WELL AS POTENTIAL ADDITIONAL NON-PUBLIC INFORMATION. MOREOVER, INFORMATION CONCERNING THE SUBJECT MATTER OF THE REPRESENTATIONS AND WARRANTIES MAY HAVE CHANGED SINCE THE DATE OF THE MERGER AGREEMENT, WHICH SUBSEQUENT INFORMATION MAY OR MAY NOT BE FULLY REFLECTED IN OUTLOOK GROUP'S PUBLIC DISCLOSURES.

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           VISTA GROUP HOLDINGS, LLC,

                             VISTA ACQUISITION CORP.

                                       AND

                               OUTLOOK GROUP CORP.

                           DATED AS OF MARCH 20, 2006

================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I THE MERGER.....................................................     1
   1.01.    The Merger...................................................     1
   1.02.    Closing......................................................     2
   1.03.    Effective Time...............................................     2
   1.04.    Effect of the Merger; Further Actions........................     2
   1.05.    Articles of Incorporation; Bylaws............................     2
   1.06.    Directors and Officers.......................................     3

ARTICLE II CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES............     3
   2.01.    Conversion of Securities.....................................     3
   2.02.    Exchange of Certificates.....................................     4
   2.03.    Stock Transfer Books.........................................     6
   2.04.    Company Stock Options........................................     6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY................     7
   3.01.    Organization and Qualification...............................     7
   3.02.    Authority to Execute and Perform Agreement...................     8
   3.03.    Capitalization and Title to Shares...........................     8
   3.04.    Subsidiaries.................................................    10
   3.05.    No Conflict; Required Filings and Consents...................    10
   3.06.    Compliance with Laws.........................................    11
   3.07.    Company SEC Reports..........................................    13
   3.08.    Financial Statements; Debt...................................    14
   3.09.    Absence of Undisclosed Liabilities...........................    14
   3.10.    Absence of Adverse Changes...................................    15
   3.11.    Actions and Proceedings......................................    15
   3.12.    Employee Benefit Plans.......................................    16
   3.13.    Tax Matters..................................................    18
   3.14.    Employee Relations...........................................    19
   3.15.    Property and Assets..........................................    20
   3.16.    Intellectual Property........................................    21
   3.17.    Environmental and Safety Laws................................    24
   3.18.    Material Contracts...........................................    25
   3.19.    Insurance....................................................    28
   3.20.    Board Approvals..............................................    28
   3.21.    Interested Party Transactions................................    28
   3.22.    Financial Advisor; Transaction Fees..........................    29
   3.23.    Commercial Relationships.....................................    29


                                       A - (i)

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB........    30
   4.01.    Organization and Qualification; Subsidiaries.................    30
   4.02.    Authority Relative to this Agreement.........................    30
   4.03.    No Conflict; Required Filings and Consents...................    30
   4.04.    Brokers......................................................    31
   4.05.    Financing....................................................    31
   4.06.    Absence of Litigation........................................    32
   4.07.    Operations of Buyer and Merger Sub...........................    32
   4.08.    Ownership of Company Common Stock............................    32

ARTICLE V COVENANTS AND AGREEMENTS.......................................    32
   5.01.    Conduct of Business..........................................    32
   5.02.    Corporate Examinations and Investigations....................    36
   5.03.    Further Action; Consents; Filings............................    37
   5.04.    Preparation of Proxy Statement; Shareholders Meeting.........    38
   5.05.    Public Announcements.........................................    40
   5.06.    No Solicitation..............................................    40
   5.07.    Notification of Certain Matters..............................    43
   5.08.    Employee Matters.............................................    44
   5.09.    Indemnification..............................................    44
   5.10.    Certain Actions and Proceedings..............................    46
   5.11.    Solvency Letter..............................................    46
   5.12.    Resignations.................................................    46
   5.13.    Financial Information........................................    47
   5.14.    Banking Facilities...........................................    47
   5.15.    Buyer Financing..............................................    47

ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO
           CONSUMMATE THE MERGER.........................................    48
   6.01.    Shareholder Approval.........................................    48
   6.02.    Absence of Order.............................................    48
   6.03.    Regulatory Approvals.........................................    48
   6.04.    HSR Act......................................................    48
   6.05.    Solvency Letter..............................................    49

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER AND MERGER
            SUB TO CONSUMMATE THE MERGER.................................    49
   7.01.    Representations, Warranties and Covenants....................    49
   7.02.    Financing....................................................    50
   7.03.    Pending Litigation...........................................    50
   7.04.    Consents and Amendments Relating to Certain Contracts........    50
   7.05.    Banking Facilities...........................................    50


                                    A - (ii)

ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO
             CONSUMMATE THE MERGER.......................................    50
   8.01.    Representations, Warranties and Covenants....................    50

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER.............................    51
   9.01.    Termination..................................................    51
   9.02.    Effect of Termination........................................    52
   9.03.    Fees and Expenses............................................    52

ARTICLE X MISCELLANEOUS..................................................    54
   10.01.   No Survival..................................................    54
   10.02.   Notices......................................................    55
   10.03.   Entire Agreement.............................................    56
   10.04.   Governing Law................................................    56
   10.05.   Binding Effect; No Assignment; No Third-Party Beneficiaries..    56
   10.06.   Amendments and Waivers.......................................    57
   10.07.   Schedules; Listed Documents, etc.............................    57
   10.08.   Construction.................................................    57
   10.09.   Certain Definitions..........................................    58
   10.10.   Section Headings.............................................    59
   10.11.   Counterparts.................................................    59
   10.12.   Severability.................................................    59
   10.13.   Jurisdiction; Venue; Service of Process......................    59
   10.14.   Specific Performance.........................................    60
   10.15.   Waiver of Jury Trial.........................................    60


                                   A - (iii)

                                     EXHIBIT

Exhibit A Surviving Corporation Articles of Incorporation


                                    A - (iv)

                             TABLE OF DEFINED TERMS

DEFINED TERMS                                               SECTION
-------------                                               -------
Action...................................................   Section 10.09(a)
Acquisition Proposal.....................................   Section 5.06(e)
Affiliate................................................   Section 10.09(b)
Agreement................................................   Preamble
Articles of Merger.......................................   Section 1.03
Assets...................................................   Section 3.15
Business.................................................   Section 3.16(b)
Buyer....................................................   Preamble
Buyer Disclosure Schedule................................   Article IV
Buyer Material Adverse Effect............................   Section 4.01
Certificates.............................................   Section 2.02(b)
Change of Recommendation.................................   Section 5.06(c)
Closing..................................................   Section 1.02
Closing Date.............................................   Section 1.02
Code.....................................................   Section 3.12(a)
Commitment Letters.......................................   Section 4.05
Company..................................................   Preamble
Company 10-K.............................................   Section 3.07(a)
Company 10-Qs............................................   Section 3.08(a)
Company Balance Sheet....................................   Section 3.09
Company Board............................................   Preamble
Company Board Recommendation.............................   Section 3.20(a)
Company Common Stock.....................................   Preamble
Company Disclosure Schedule..............................   Article III
Company Material Adverse Effect..........................   Section 3.01(a)
Company Options..........................................   Section 2.04(a)
Company Preferred Stock..................................   Section 3.03(d)
Company SEC Reports......................................   Section 3.07(a)
Company Shareholders' Meeting............................   Section 5.04(b)
Company Stock Option Plans...............................   Section 2.04(a)
Company Technology.......................................   Section 3.16(h)
Confidentiality Agreement................................   Section 5.06(a)
Consent..................................................   Section 3.05(b)
Contract.................................................   Section 3.05(a)
control..................................................   Section 10.09(c)
Damages..................................................   Section 7.01
Debt Financing...........................................   Section 4.05
DOJ......................................................   Section 5.03(b)
Effective Time...........................................   Section 1.03
Employee.................................................   Section 5.08
Employee Plan............................................   Section 10.09(d)


                                    A - (v)

Encumbrance..............................................   Section 10.09(e)
Environmental Laws.......................................   Section 3.17(b)
ERISA....................................................   Section 10.09(f)
ERISA Affiliate..........................................   Section 3.12(c)
Expenses.................................................   Section 9.03(a)
Exchange Act.............................................   Section 3.06(c)(i)
Exchange Fund............................................   Section 2.02(a)
FASB.....................................................   Section 5.01(b)(xii)
Financing................................................   Section 4.05
Foreign Benefit Plan.....................................   Section 3.12(j)
FTC......................................................   Section 5.03(b)
GAAP.....................................................   Section 3.08(a)
Governmental Authority...................................   Section 2.02(d)
Hancock Commitment Letter................................   Section 4.05
Hancock Financing........................................   Section 4.05
Hazardous Substance......................................   Section 3.17(a)
HSR Act..................................................   Section 3.05(b)
Indemnified Parties......................................   Section 5.09(a)
Intellectual Property....................................   Section 3.16(h)
internal controls........................................   Section 3.06(c)(ii)
IRS......................................................   Section 3.12(a)
Judgment.................................................   Section 3.05(a)
Key Customer.............................................   Section 3.23
Key Supplier.............................................   Section 3.23
knowledge of the Buyer...................................   Section 10.09(g)
knowledge of the Company.................................   Section 10.09(h)
Laws.....................................................   Section 1.05
Lender...................................................   Section 4.05
Licenses.................................................   Section 3.16(d)
Material Contract........................................   Section 3.18(b)
Merger...................................................   Preamble
Merger Consideration.....................................   Section 2.01(a)
Merger Sub...............................................   Preamble
Milestone Commitment Letters.............................   Section 4.05
Milestone Financing......................................   Section 4.05
Notice of Superior Proposal..............................   Section 5.06(c)
November 10-Q............................................   Section 3.06(c)(ii)
Option Amount............................................   Section 2.04(a)
Other Filings............................................   Section 5.04(a)
Outside Date.............................................   Section 9.01(b)
Paying Agent.............................................   Section 2.02(a)
PCBs.....................................................   Section 3.17(a)
Pension Plan.............................................   Section 10.09(d)
Permits..................................................   Section 3.06(a)
Person...................................................   Section 10.09(j)
Proxy Statement..........................................   Section 3.05(b)


                                    A - (vi)

Real Property............................................   Section 3.15
Representatives..........................................   Section 5.06(a)
Sarbanes-Oxley Act.......................................   Section 3.06(c)(i)
SEC......................................................   Section 3.05(b)
SEC Documents............................................   Section 3.07(a)
Section 409A.............................................   Section 3.12(i)
Securities Act...........................................   Section 3.07(a)
Senior Debt Letter.......................................   Section 4.05
Share(s).................................................   Section 2.01(a)
Solvency Letter..........................................   Section 5.12
Special Committee........................................   Preamble
Subsidiary...............................................   Section 3.04(a)
Superior Proposal........................................   Section 5.06(f)
Surviving Corporation....................................   Section 1.01
Surviving Corporation Welfare Benefit Plan...............   Section 5.08
Takeover Transaction.....................................   Section 9.03(b)
Tax Return(s)............................................   Section 3.13(a)
Tax(es)..................................................   Section 3.13(a)
Technology...............................................   Section 3.16(h)
Termination Expenses.....................................   Section 9.03(i)
Termination Fee..........................................   Section 9.03(h)
Trademarks...............................................   Section 3.16(h)
Transactions.............................................   Preamble
Triggering Event.........................................   Section 9.01
WBCL.....................................................   Section 1.01
Welfare Plan.............................................   Section 10.09(d)


                                   A - (vii)

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger, dated as of March 20, 2006 (this "Agreement"), is entered into by and among Vista Group Holdings, LLC, a Delaware limited liability company ("Buyer"), Vista Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Merger Sub"), and Outlook Group Corp., a Wisconsin corporation (the "Company").

     WHEREAS, a special committee of the Board of Directors of the Company (the "Company Board") consisting solely of disinterested directors (the "Special Committee"), subject to the terms and conditions set forth herein, has unanimously (i) determined that (A) the merger (the "Merger") of Merger Sub with and into the Company, in which the Company would become a wholly owned subsidiary of Buyer, is advisable and in the best interests of the Company and its shareholders, and (B) the cash consideration to be received for outstanding shares of common stock, par value $.01 per share, of the Company ("Company Common Stock") in the Merger is fair to the shareholders of the Company; (ii) recommended that the Company Board approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (collectively, the "Transactions"); and (iii) recommended approval and adoption by the shareholders of the Company of this Agreement and the Transactions;

     WHEREAS, the Company Board, subject to the terms and conditions set forth herein, has unanimously (i) determined that (A) the Merger is advisable and in the best interests of the Company and its shareholders, and (B) the cash consideration to be received for outstanding shares of Company Common Stock in the Merger is fair to the shareholders of the Company; (ii) approved and adopted this Agreement and the Transactions; and (iii) recommended approval and adoption by the shareholders of the Company of this Agreement and the Transactions;

     WHEREAS, the respective Boards of Directors of Buyer and Merger Sub have unanimously approved this Agreement and the Transactions;

     WHEREAS, Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, upon consummation of the Merger, each issued and outstanding share of Company Common Stock will be converted into the right to receive $13.50 per share in cash, upon the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

     1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Sections 180.1101 and 180.1106 of the Wisconsin Business Corporation Law (the "WBCL"), at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     1.02. Closing. Unless this Agreement shall have been terminated in accordance with Section 9.01, the closing of the Merger (the "Closing") will take place at 10:00 a.m., Milwaukee time, on the next business day following the satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, unless another time, date and/or place is agreed to in writing by Buyer and the Company (the date on which the Closing occurs, the "Closing Date").

     1.03. Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall (a) file articles of merger (the "Articles of Merger") in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the WBCL, and (b) make all other filings or recordings required under the WBCL to effect the Merger. The Merger shall become effective at such date and time as the Articles of Merger is duly filed in accordance with Section 180.1105 of WBCL or at such subsequent date and time as Buyer and the Company shall agree and specify in the Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time".

     1.04. Effect of the Merger; Further Actions. At the Effective Time, the effect of the Merger shall be as provided in Section 180.1106 of the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to property or rights of Merger Sub or the Company, the authorized officers and directors of the Surviving Corporation will be fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

     1.05. Articles of Incorporation; Bylaws. The Articles of Merger shall provide that, at the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to read in the form of Exhibit A, and as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or Governmental Authority (collectively, "Laws"). At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

     1.06. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earliest of their death, resignation and removal.

                                   ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (a) Conversion of Company Common Stock. Each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares"; each a "Share") issued and outstanding immediately prior to the Effective Time (including any Shares subject to restrictions on transfer, vesting or otherwise under the Company Stock Option Plans, but excluding any Shares to be canceled pursuant to Section 2.01(b)) shall be canceled and shall be converted automatically into the right to receive $13.50 in cash, without interest (the "Merger Consideration"), payable upon surrender of the certificate that formerly evidenced such Share in the manner and on such terms as provided in Section 2.02.

          (b) Cancellation of Treasury Stock. Each Share held in the treasury of the Company and each Share owned by any direct or indirect subsidiary of the Company immediately prior to the Effective Time shall automatically be canceled without any conversion thereof into the right to receive Merger Consideration and no payment or distribution shall be made with respect thereto.

          (c) Capital Stock of Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation (except as otherwise provided in Section 180.0622(2)(b) of the WBCL and its predecessor statutes as judicially interpreted). Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall be deemed to evidence ownership of such shares of the Surviving Corporation.

          (d) Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares, the Merger Consideration shall be adjusted accordingly, to provide the holders of Shares the same economic effect as was contemplated by this Agreement prior to giving effect to such event.

     2.02. Exchange of Certificates.

          (a) Paying Agent. Prior to the Effective Time, Buyer shall (i) appoint American Stock Transfer & Trust Company or another bank or trust company reasonably acceptable to the Company (the "Paying Agent"), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. At the Effective Time, Buyer shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by Buyer; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be the property of and payable to the Surviving Corporation.

          (b) Exchange Procedures. As promptly as practicable after the Effective Time, Buyer shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash that such holder has the right to receive in respect of the Shares formerly represented by such Certificate pursuant to Section 2.02(a), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered only if the Certificate representing such Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Buyer that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

          (c) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company, except as provided herein or by Law.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body (each a "Governmental Authority") shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

          (e) No Liability. None of the Paying Agent, the Company, Buyer, Merger Sub or the Surviving Corporation shall be liable to any holder of Shares for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (f) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts, if any, as may be required with respect to such payment under all applicable Tax Laws and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Buyer, as the case may be.

          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond in such amount as the Surviving Corporation or the Paying Agent, as the case may be, may reasonably direct as indemnity against any claim that may be made with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

     2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or the Surviving Corporation for any reason shall be canceled against delivery of the Merger

Consideration to which the holders thereof are entitled pursuant to Section 2.01(a), subject to the provisions of Section 2.02.

     2.04. Company Stock Options.

          (a) Immediately prior to the Effective Time, all options then outstanding to purchase shares of Company Common Stock (the "Company Options") granted under any plan, arrangement or agreement set forth in Section 3.03(a)(i) of the Company Disclosure Schedule (collectively, the "Company Stock Option Plans") shall become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied). At the Effective Time, each Company Option not theretofore exercised shall be cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, as promptly as practicable thereafter, an amount of cash (without interest) (the "Option Amount") equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Option multiplied by (y) the excess of the amount of the per share Merger Consideration over the exercise price per share of Company Common Stock under such Company Option (with the aggregate amount of such payment rounded to the nearest cent) less applicable Taxes, if any, required to be withheld with respect to such payment. After the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in the preceding sentences.

          (b) At the Effective Time, Buyer shall deliver, or cause to be delivered, the aggregate Option Amount to the Surviving Corporation for payment to holders of Company Options as directed by the Company prior to the Effective Time.

          (c) The Board of Directors of the Company, or, where appropriate, the applicable committee thereof under each Company Stock Option Plan, shall take all such actions (including the adoption of amendments and the obtaining of consents) and make all such determinations with respect to the Company Options and each Company Stock Option Plan as may be necessary to implement the foregoing provisions of this Section 2.04.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedule delivered by the Company to Buyer and Merger Sub concurrently with the execution and delivery of this Agreement (the "Company Disclosure Schedule"), which references the particular sections set forth below, the Company hereby represents and warrants to Buyer and Merger Sub as follows:

     3.01. Organization and Qualification.

          (a) Each of the Company and each Subsidiary (as defined in Section 3.04(a)) is a corporation duly organized and validly existing with active status under the laws of Wisconsin and has the corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Each of the Company and each Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, "Company Material Adverse Effect" means any change or effect that (i) materially and adversely affects the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, results of operations or prospects of the Company and the Subsidiaries taken as a whole, or (ii) prevents or materially delays the consummation of the Merger; provided, however, that for purposes of determining whether there has been, or will be, a "Company Material Adverse Effect" in no event shall there be taken into account any event, circumstance, change or effect resulting from or relating to a change in general economic or financial market conditions, except to the extent such event, circumstance, change or effect has had, or would reasonably be expected to have, a disproportionate effect on the Company and the Subsidiaries, taken as a whole.

          (b) The Company has previously provided to Buyer true and complete copies of the articles of incorporation and bylaws or other organizational documents of the Company and each Subsidiary as presently in effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its articles of incorporation or bylaws, nor has the Company or any Subsidiary been in violation of any of the provisions of its charter or bylaws (which violation has not been subsequently remedied). Except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, the Company has provided to Buyer complete and correct copies of the minutes of all meetings of the Company Board (and each committee thereof), the governing body of each Subsidiary, the shareholders of the Company, and the equity holders of each Subsidiary, in each case since January 1, 2003. Immediately upon execution hereof, the Company shall provide to Buyer complete and correct copies of the minutes of all meetings of the Company Board (and each committee thereof), the governing body of each Subsidiary, the shareholders of the Company, and the equity holders of each Subsidiary, in each case listed in Section 3.01(b) of the Company Disclosure Schedule.

     3.02. Authority to Execute and Perform Agreement. The Company has the corporate power and authority to enter into, execute and deliver this Agreement and, subject, in the case of consummation of the Merger to the approval of this Agreement by the holders of Company Common Stock, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and unanimously authorized by the Company Board. No other action on the part of the Company or the Subsidiaries is necessary to consummate the transactions contemplated hereby (other than approval of this Agreement by the holders of Company Common Stock). This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Buyer and Merger Sub, a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Each of the Company Board and the Special Committee, in each case at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement and the Merger, (ii) determining that the terms of the

Merger are fair to and in the best interests of the Company and its shareholders, (iii) determining that the Merger Agreement is fair to the shareholders of the Company and (iv) recommending that the Company's shareholders approve this Agreement and directing that this Agreement and the Merger be submitted for consideration by the Company's shareholders at the Company Shareholders' Meeting. The affirmative approval of the holders of a majority of the shares of Company Common Stock outstanding is the only vote of holders of Company capital stock required to adopt and approve this Agreement and the Merger.

     3.03. Capitalization and Title to Shares.

          (a) The Company is authorized to issue 15,000,000 shares of Company Common Stock, of which 3,395,977 shares were issued and outstanding as of February 25, 2006. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL and its predecessor statutes as judicially interpreted) and free of pre-emptive rights. As of February 25, 2006, there were 1,856,905 shares of Company Common Stock held in the Company's treasury.

          (b) Company Options to purchase 131,000 shares of Company Common Stock were outstanding as of February 25, 2006. Section 3.03(b) of the Company Disclosure Schedule includes a true and complete list of all Company Options outstanding as of February 25, 2006, which schedule shows the underlying shares that have vested, the applicable vesting and acceleration provisions and the expiration date. True and complete copies of all instruments (or the forms of such instruments) referred to in this 3.03(b)have been furnished to Buyer. All stock option plans (including all amendments requiring approval) have been duly approved by the Company's shareholders. No Company Options have been granted or issued since February 25, 2006.

          (c) The Company is authorized to issue 1,000,000 shares of Cumulative Preferred Stock, par value $.01 per share ("Company Preferred Stock"), none of which are issued and outstanding and none of which have been reserved for issuance.

          (d) Except for (i) shares indicated as issued and outstanding on February 25, 2006 in Section 3.03(a), and (ii) shares issued after such date upon the exercise of outstanding Company Options listed in Section 3.03(b) of the Company Disclosure Schedule, there are not as of the date hereof, and at the Effective Time there will not be, any shares of Company Common Stock or Company Preferred Stock issued and outstanding or otherwise reserved for issuance.

          (e) The Company's authorized capital stock consists solely of the Company Common Stock described in Section 3.03(a) and the Company Preferred Stock described in Section 3.03(c). There are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, rights (including without limitation, pursuant to a so-called "poison pill"), repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of the Company or obligating the Company to grant, extend or enter into any such agreement, other than Company Options listed in Section 3.03(b) of the Company Disclosure Schedule. To the knowledge of the Company, there are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Company. No dividends on the Company Common Stock have been declared or have accrued since January 19, 2006. All of the outstanding equity securities of the Company have been offered and issued in compliance with all applicable securities laws, including the Securities Act and "blue sky" laws.

          (f) Each outstanding share of capital stock or other ownership interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL and its predecessor statutes, as judicially interpreted) and was issued free of preemptive (or similar) rights, and each such share is owned by the Company or another Subsidiary free and clear of all options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting, dividend or transfer rights, charges and other Encumbrances of any nature whatsoever.

          (g) There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which holders of the Company capital stock may vote.

          (h) There are not any outstanding Contracts of the Company or of any Subsidiary, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary. There are no issued and outstanding shares of capital stock of the Company that constitute restricted stock or that are otherwise subject to a repurchase or redemption right in favor of the Company.

     3.04. Subsidiaries.

          (a) Section 3.04(a) of the Company Disclosure Schedule sets forth a true and complete list of the names, jurisdictions of organization and capitalization of each Subsidiary and, for the Company and each Subsidiary, the jurisdictions in which it is qualified to do business. Section 3.04(a) of the Company Disclosure Schedule also sets forth for each such Subsidiary, the individuals who comprise the board of directors or comparable body for each such entity. Except as disclosed in Section 3.04(a) of the Company Disclosure Schedule, all issued and outstanding shares or other equity interests of each Subsidiary are owned directly by the Company free and clear of any Encumbrances, security interests or adverse claims. As used in this Agreement, "Subsidiary" means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which the Company or any Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by the Company or by any Subsidiary, or by the Company and one or more Subsidiary.

          (b) There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of the Company or any Subsidiary or obligating the Company or any Subsidiary to grant, extend or enter into any such agreement. There are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Subsidiary.

          (c) Other than the Subsidiaries or as disclosed in Section 3.04(c) of the Company Disclosure Schedule, the Company and the Subsidiaries own no equity interest in any other Person.

     3.05. No Conflict; Required Filings and Consents.

          (a) Except as set forth in Section 3.05 of the Company Disclosure Schedule, and assuming the adoption of this Agreement by the holders of the Company Common Stock and that all Consents described in this Section 3.05 have been obtained and all filings and notifications described in this Section 3.05 have been made and any waiting periods thereunder have terminated or expired, the execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any Subsidiary under, any provision of (i) the Company's articles of incorporation, the Company's By-Laws or the comparable articles of incorporation or organizational documents of any Subsidiary, (ii) any contract, agreement, deed, mortgage, lease or license, or any commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, that constitutes a binding contract, or other document or instrument, including any document or instrument evidencing or otherwise relating to any debt (each of the foregoing items in this clause (ii), a "Contract"), to which or by which the Company or any Subsidiary is a party or otherwise subject or bound or to which or by which any property, business, operation or right of the Company or any Subsidiary is subject or bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, injunction or decree, domestic or foreign ("Judgment"), or Law, applicable to the Company or any Subsidiary or their respective properties or assets, other than, in the case of clause (ii) and (iii) above, any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any third party or Governmental Authority is required to be obtained or made by or with respect to the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) if required, compliance with and filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of

1976, as amended (the "HSR Act"), (ii) the filing with the U.S. Securities and Exchange Commission (the "SEC") of a proxy statement of the Company relating to the approval of this Agreement by the Company's shareholders (the "Proxy Statement") relating to the Merger and this Agreement, as amended or supplemented, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Wisconsin Department of Financial Institutions, respectively, and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and filings under the Laws of any foreign jurisdictions, if and to the extent required, and (v) such other items that are listed in Section 3.05(b) of the Company Disclosure Schedule.

     3.06. Compliance with Laws.

          (a) Permits. The Company and the Subsidiaries including their respective employees (to the extent applicable) have obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Authority (each, a "Permit") (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of the Company or any Subsidiaries or the holding of any such interest, and all of such Permits are in full force and effect; and no proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend or adversely modify any such Permit.

          (b) General Laws. The Company and the Subsidiaries have complied in a timely manner and in all material respects with all Laws relating to any of the property owned, leased or used by them, or applicable to their respective businesses, including, but not limited to, (i) the Foreign Corrupt Practices Act of 1977 and any other Laws regarding use of funds for political activity or commercial bribery and (ii) laws relating to interstate commerce, anti-kickback and antitrust; provided, however, that this Section 3.06(b) does not apply to
(A) employee-benefits matters, which are the subject of and covered by Section 3.12, (B) tax matters, which are the subject of and covered by Section 3.13, (C) labor and employment matters, which are the subject of and covered by Section 3.14, or (D) environmental and health and safety matters, which are the subject of and covered by Section 3.17.

          (c) Sarbanes Oxley Compliance.

               (i) The Company and each of its directors and officers are in compliance with, and have complied, in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the "Sarbanes-Oxley Act") and the Securities Exchange Act of 1934, as amended and the related rules and regulations promulgated under such Act (the "Exchange Act") and (B) the applicable listing and corporate governance rules and regulations of NASDAQ. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. The Company's disclosure controls and procedures are effective for the purposes set forth in Rule 13a-15 under the Exchange Act.

               (ii) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) ("internal controls"). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of the Company financial statements for external purposes in accordance with GAAP. In connection with the Company's Form 10-Q for the quarter ended November 26, 2005, as filed with the SEC (the "November 10-Q"), the Company's principal executive officer and principal financial officer disclosed, based on their then-most recent evaluation of internal control over financial reporting, to the Company's auditors and the audit committee of the Company Board (or persons performing the equivalent functions): (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information; and (ii) any material fraud that involves management or other employees who have a significant role in the Company's internal control over financial reporting. In connection with such evaluation: (i) no significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information were found to exist; nor (ii) was any material fraud that involved management or other employees who had a significant role in the Company's internal control over financial reporting found to exist.

          (d) Except as disclosed in Section 3.06(d) of the Company Disclosure Schedule, there are no outstanding loans made by the Company or any of the Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

     3.07. Company SEC Reports.

          (a) The Company previously has made available to Buyer (i) its Annual Report on Form 10-K for the year ended May 31, 2005 (the "Company 10-K"), as filed with the SEC, (ii) all proxy statements relating to the Company's meetings of shareholders held or to be held after May 31, 2005 and (iii) all other documents filed by the Company with, or furnished by the Company to, the SEC under the Exchange Act since January 1, 2003 and prior to the date of this Agreement (the "Company SEC Reports"). The Company SEC Reports were prepared in accordance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, the Sarbanes-Oxley Act (to the extent applicable) and, in each case, the rules and regulations promulgated thereunder. As of their respective dates, such documents complied in all material respects, and all documents filed by the Company with the SEC (the "SEC Documents") under the Exchange Act between the date of this Agreement and the Closing Date shall comply, in all material respects, with applicable SEC requirements and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The parties agree that any failure of the Company's chief executive officer or chief financial officer to provide any certification required to be filed with any document filed with the SEC shall constitute an event that has a Company Material Adverse Effect. On and since January 1, 2003, the Company has timely filed, and between the date of this Agreement and the Closing Date shall timely file, with the SEC all documents required to be filed by it under the Exchange Act. No Subsidiary is required to file any form, report or other document with the SEC.

          (b) The Company has made available to Buyer a complete and correct copy of any amendments or modifications which are required to be filed with the SEC, but have not yet been filed with the SEC, if any, to (i) Contracts which have been filed by the Company with the SEC since January 1, 2003 pursuant to the Securities Act and Exchange Act and (ii) the Company SEC Reports filed prior to the date hereof. The Company has timely responded to all comment letters and other correspondence of the SEC relating to the SEC Documents, and the SEC has not notified the Company that any final responses are inadequate, insufficient or otherwise non-responsive. The Company has provided to Buyer true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of the Subsidiaries, on the other, occurring since January 1, 2003 and prior to the date hereof and shall, reasonably promptly following the receipt thereof, provide to Buyer any such correspondence sent or received after the date hereof. None of the SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

     3.08. Financial Statements; Debt.

          (a) The consolidated financial statements contained in the Company 10-K, the November 10-Q and in the Company's quarterly report on Form 10-Q for the quarter ended August 27, 2005 (together with the November 10-Q, the "Company 10-Qs") have been prepared from, and are in accordance with, the books and records of the Company and the Subsidiaries and present fairly, in all material respects, the consolidated financial condition and results of operations of the Company and the Subsidiaries as of and for the periods presented therein, all in conformity with United Stated generally accepted accounting principles ("GAAP") applied on a consistent basis, except as otherwise indicated therein and subject in the case of the unaudited financial statements included in the Company 10-Qs, to normal year-end adjustments, which in the aggregate are not material, and the absence of notes in the unaudited financial statements. Since May 31, 2005, there has been no material change in the Company's accounting methods or principles that would be required to be disclosed in the Company's financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.

          (b) Section 3.08(b) of the Company Disclosure Schedule sets forth, as of the date hereof, all of the outstanding indebtedness of the Company and the Subsidiaries, including, without limitation, (i) the aggregate principal amount of borrowings under the revolving credit facility of the Second Amended and Restated Loan and Security Agreement dated August 11, 2004, as amended, among the Company, Outlook Label Systems, Inc. and Bank of America, N.A. and (ii) outstanding capital lease obligations. As of the date hereof there is not, and as of the Effective Time there will not be, any indebtedness of the Company except as set forth in

Section 3.08(b) of the Company Disclosure Schedule and as may be incurred in accordance with Section 5.01(b)(vi)(B) hereof. Neither the Company nor any Subsidiary guaranties any indebtedness of any Person other than of the Company or any Subsidiary, other than letters of credit, bonds and other similar instruments supporting performance obligations, in each case, as listed on
Section 3.08(b) of the Company Disclosure Schedule.

     3.09. Absence of Undisclosed Liabilities. The Company and the Subsidiaries have no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due or liabilities under Environmental Laws), other than liabilities (i) to the extent set forth in the balance sheet dated May 31, 2005 (or the notes thereto) included in the Company 10-K (the "Company Balance Sheet") or the Company's unaudited balance sheet dated November 26, 2005 (or the notes thereto) included in the November 10-Q, (ii) incurred since November 26, 2005 in the ordinary course of business and consistent with past practice, in each case in amounts that are not material to the Company and its Subsidiaries, taken as a whole, (iii) arising in the ordinary course of business and consistent with past practice under the Material Contracts (other than any liabilities arising out of or relating to a breach of, default under or termination of any Material Contract) or (v) included in Section 3.09 of the Company Disclosure Schedule.

     3.10. Absence of Adverse Changes.

          (a) Since May 31, 2005, except as disclosed in the November 10-Q, there has not been any change, event or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b) Except as set forth in Section 3.10(b)(iii) of the Company Disclosure Schedule or as disclosed in the November 10-Q, there has not been any action taken by Company or any Subsidiary during the period from May 31, 2005 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of
Section 5.01(b).

     3.11. Actions and Proceedings.

          (a) There are no outstanding orders, judgments, injunctions, decrees or other requirements of any court, arbitrator or Governmental Authority against the Company, any Subsidiary or any of their securities, assets or properties. Except as listed on Section 3.11(a) of the Company Disclosure Schedule or summarized in the Company SEC Reports filed prior to the date hereof, (i) there are no Actions pending or, to the knowledge of the Company, threatened against the Company, any Subsidiary or any of their respective securities, assets or properties; and (ii) to the knowledge of the Company, there are no Actions pending or threatened against any of the directors or officers of the Company or of any of the Subsidiaries. No such Action has had, or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect and, to the knowledge of the Company, there is no fact, event or circumstance that reasonably would be expected to give rise to any Action against the Company, any Subsidiary, any of their respective officers or directors or any of their respective securities, assets or properties that could have, alone or in combination with any other fact, event or circumstance, a Company Material Adverse Effect.

          (b) There are no pending nor, to the knowledge of the Company, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company or any Subsidiary, which if adversely determined, would have or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is subject to any pending, or to the knowledge of the Company threatened, product liability claims.

     3.12. Employee Benefit Plans.

          (a) Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of all Employee Plans established or maintained by the Company or any Subsidiary, or to which the Company or any Subsidiary makes contributions or premium payments, or under which the Company or any Subsidiary may have any liability (contingent or otherwise for the making of contributions or premiums or the payment of compensation or benefits). The Company has provided to Buyer accurate, current and complete copies of each of the following: (1) where the material Employee Plan has been reduced to writing, the plan document, together with all amendments; (2) where the material Employee Plan has not been reduced to writing, a written summary of all material plan terms; (3) all material trust agreements, custodial agreements, insurance policies, annuity contracts, administration agreements and similar agreements, investment management or investment advisory agreements related to the Employee Plans; (4) summary plan descriptions and similar summaries, and employee handbooks, (5) in the case of any Employee Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the "Code"), a copy of the most recent determination letter from the United States Internal Revenue Service ("IRS"), (6) in the case of any funding arrangement intended to qualify as a VEBA under Section 501(c)(9) of the Code, a copy of the IRS letter determining that it so qualifies; (7) in case of any plan for which Forms 5500 are required to be filed, the three most recently filed Forms 5500 (with schedules, financial statements and auditor's opinion attached). Except as provided under the Employee Plans, neither the Company nor any Subsidiary has made any commitments to any of its employees, former employees or any of their respective beneficiaries under which the Company or Subsidiary is obligated to provide any material benefit or payment (other than compensation paid in the ordinary course of business, consistent with past practice).

          (b) Each Employee Plan has been established and administered in all material respects (i) in accordance with its terms and (ii) in compliance with applicable Laws, including without limitation ERISA and the Code, and nothing has occurred that has subjected or could subject the Company or any Subsidiary (directly or indirectly) to a penalty under Section 502 of ERISA or to a tax or liability under Sections 4972, 4975, 4976, or 4979 of the Code.

          (c) Neither the Company nor any corporate, trust, partnership or other entity that would be considered as a single employer with the Company or any Subsidiary under Section 4001(1)(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code (each, together with the Company and any Subsidiary, an "ERISA Affiliate") has ever maintained or been required to contribute to any Employee Plan subject to Title IV of ERISA during the six year period ending on the last day of the most recent plan year ended prior to the date of this Agreement nor does any ERISA Affiliate have any liability (contingent or otherwise) with respect to a "multi employer plan" within the meaning of Section 2(37) or 4001(a)(3) of ERISA. No event has occurred that could subject the Company or any Subsidiary to liability under Section 4062, 4063 or 4064 of ERISA.

          (d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter as to its qualification, and each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or circumstance exists that could reasonably be expected to result in the revocation of such letter. No administrative investigation, audit or other administrative proceeding by the IRS, Department of Labor or other governmental authority is pending or, to the knowledge of the Company, threatened.

          (e) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made timely to each Pension Plan, and to the extent not due have been appropriately accrued on the financial statements of the Company and the Subsidiaries in accordance with GAAP. All premiums or other payments which are due have been paid with respect to each Welfare Plan or fringe benefit plan, and to the extent that such amounts are owed with respect to periods prior to the Closing Date but are not yet payable, have been appropriately accrued on the financial statements of the Company and the Subsidiaries in accordance with GAAP.

          (f) There is no pending or, to the knowledge of the Company, threatened lawsuit, claim or other controversy relating to any Employee Plan that, if adversely determined, individually or in the aggregate would be reasonably expected to have a Company Material Adverse Effect.

          (g) Other than as required under Section 601 et seq. of ERISA, no Employee Plan that is a Welfare Plan provides for benefits or coverage following retirement or other termination of employment. Nothing has occurred with respect to any Employee Plan described in Section 4980B of the Code that could subject the Company or any Subsidiary to a Tax under Section 4980B of the Code.

          (h) Except as disclosed in Section 3.12(h) of the Company Disclosure Schedule, (i) there is no contract, plan or arrangement (written or otherwise) covering any current or former employee, director or consultant of the Company or any Subsidiary that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G of the Code; and (ii) the transactions contemplated by this Agreement will not cause or result in the payment or acceleration of the vesting or payment of any compensation or benefits under any Employee Plan.

          (i) No Employee Plan that is a material nonqualified deferred compensation plan subject to Section 409A of the Code ("Section 409A") has been materially modified (as defined under Section 409A) on or after October 3, 2004 and all such nonqualified deferred compensation plans have been operated and administered in good faith compliance with Section 409A since January 1, 2005.

          (j) No Employee Plan owns any shares of Company Common Stock or other equity securities of the Company.

          (k) Each Employee Plan ever maintained by the Company has been maintained in compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Plan be registered under the Securities Act and state "blue sky" laws.

          (l) No "partial termination" (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Plan.

     3.13. Tax Matters.

          (a) For purposes of this Agreement, the term "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all United States federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, social security, unemployment insurance, workers' compensation, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, capital, withholding and any other taxes, charges, duties, impositions or assessments, together with all interest, penalties and additions imposed on or with respect to such amounts, including any liability for taxes of a predecessor entity. "Tax Return" (and, with correlative meaning, "Tax Returns") means any return, declaration, report, claim for refund, tax shelter disclosure statements or information return or statement filed or required to be filed with any taxing authority, including any attachments and schedules thereto with respect to the Company and the Subsidiaries any amendments thereof.

          (b) All Tax Returns required to be filed by or with respect to the Company and the Subsidiaries have been filed or will be filed within the time and in the manner prescribed by Law. All such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable by the Company or the Subsidiaries, whether or not shown on any Tax Return, have been timely paid or will be timely paid.

          (c) No deficiency for any Tax has been asserted or assessed in writing against the Company or any Subsidiary (or, to the knowledge of the Company or any Subsidiary, threatened or proposed by any taxing authority), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. There are no Encumbrances with respect to Taxes upon any of the assets or properties of the Company or the Subsidiaries, other than with respect to Taxes not yet due and payable.

          (d) There is no audit, examination, investigation or other proceeding in respect of Taxes of the Company or Subsidiaries currently pending, nor is the Company aware of any information which causes them to believe that any such audit, examination, investigation or other proceeding in respect of any material Taxes or the Company or the Subsidiaries is threatened.

          (e) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, any Taxes due from or with respect to the Company or the Subsidiaries for any taxable period. No power of attorney granted by or with respect to the Company or the Subsidiaries relating to Taxes is currently in force.

          (f) The Company and the Subsidiaries have not been and are not currently in violation (or, with or without notice or lapse of time or both, would be in violation) in any material respect of any applicable Law or regulation relating to the payment or withholding of Taxes, and all withholding and payroll Tax requirements required to be complied with by the Company and the Subsidiaries (including requirements to deduct, withhold and pay over amounts to any Governmental Authority and to comply with any record keeping and reporting requirements in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party) have been satisfied in all material respects.

          (g) The Company and the Subsidiaries are not bound by and do not have any current obligation under any Tax indemnification, allocation or sharing agreement or similar contract or arrangement (other than agreements among the Company and Subsidiaries that are listed in Section 3.13(g) of the Company Disclosure Schedule).

          (h) Except as disclosed in Section 3.13(h) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has made or is obliged to make any payment that would not be deductible pursuant to Section 162(m) of the Code.

          (i) During the six year period immediately preceding the date of this Agreement, neither the Company nor any Subsidiary has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Code Section 355 or 361.

          (j) The Company has provided to Buyer complete and correct copies of all income and all other material Tax Returns for the Company or any Subsidiary with respect to the prior three taxable years (the "Specified Returns").

          (k) Except as set forth in the Specified Returns, neither the Company nor any of the Subsidiaries was required to make any disclosure to the Internal Revenue Service pursuant to Section 6111 of the Code or Section 1.6011-4 of the Treasury Regulations promulgated thereunder.

     3.14. Employee Relations.

          (a) None of the Company, the Subsidiaries, nor the Surviving Corporation shall be liable, by reason of the Merger, to any of employees of the Company or the Subsidiaries for severance pay or any other similar payments (other than accrued salary, vacation or sick pay in accordance with the normal policies of the Company and the Subsidiaries). True and complete information as to the name, current job title and compensation for each of the last three years of all current directors, executive officers and key employees of the Company and the Subsidiaries has been provided to Buyer. To the knowledge of the Company, no executive or key employee has any plan to terminate employment with the Company or the Subsidiaries.

          (b) The Company and each Subsidiary (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages, salaries, commissions, bonuses or other direct compensation for any services performed or amounts required to be reimbursed to any employees or consultants or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice), except for matters that, individually or in the aggregate, could not reasonably be expected to result in material liability to the Company or any Subsidiary.

          (c) No work stoppage or labor strike against Company or any Subsidiary is pending or, to the knowledge of the Company, threatened. Neither Company nor any Subsidiary is involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, could reasonably be expected to result in material liability to the Company or any Subsidiary. Neither the Company nor any Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that could reasonably be expected to result in material liability to the Company or any Subsidiary. Neither Company nor any Subsidiary is presently, nor been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees other than as set forth in Section 3.14(c) of the Company Disclosure Schedule, and no collective bargaining agreement is being negotiated with the Company or any Subsidiary. To the knowledge of the Company, no union organizing campaign or activity with respect to non-union employees of the Company or any Subsidiary is ongoing, pending or threatened.

     3.15. Property and Assets. The Company and each Subsidiary has good and marketable title to, or, in the case of property held under a license, lease or other Contract, an Enforceable leasehold interest in, or right to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Company Balance Sheet or acquired after the date of the Company Balance Sheet (except for such assets which have been sold or otherwise disposed of since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice or in a transaction disclosed in the November 10-Q) (collectively, the "Assets"). The Assets comprise all of the material assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary to the conduct of the business of the Company and the Subsidiaries and are adequate to conduct such business. Except as disclosed in
Section 3.15 of the Company Disclosure Schedule, none of the Assets is subject to any Encumbrance other than (i) liens for current Taxes not yet due and payable, (ii) such imperfections of title, restrictions, encroachments, liens and easements as do not and could not reasonably be expected to materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which are reflected on the Company Balance Sheet. Except as disclosed in Section 3.15 of the Company Disclosure Schedule, there are no written or oral subleases, licenses, occupancy agreements or other Contracts that grant the right of use or occupancy of any real property owned or leased by Company or any Subsidiary (collectively, the "Real Property"), and there is no Person in possession of the Real Property other than Company and the Subsidiaries. There is no pending, or, to the knowledge of the Company, threatened eminent domain, condemnation or similar proceeding affecting any Real Property. The property and equipment of the Company and each Subsidiary that are used in the operations of business are (i) in good operating condition and repair, ordinary wear and tear excepted, and
(ii) have been maintained in all material respects in accordance with normal industry practices. Section 3.15 of the Company Disclosure Schedule lists all Real Property. The Company has delivered to the Buyer true, correct and complete copies of the Real Property leases including all amendments, modifications, notices or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements related thereto.

     3.16. Intellectual Property.

          (a) The Company and the Subsidiaries are the sole owners of, are licensed or otherwise have the right to use all Company Technology, and none of the Company Technology is in the possession, custody, or control of any Person other than the Company or the Subsidiaries other than pursuant to enforceable contractual rights.

          (b) Neither the Company nor any Subsidiary (i) has interfered with, infringed upon, misappropriated, diluted, or otherwise come into conflict with any Intellectual Property rights of third parties or (ii) has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, dilution, misappropriation, dilution, or violation (including any claim that a Person must license or refrain from using any material Intellectual Property rights of any third party in connection with the conduct of the business of the Company and the Subsidiaries (the "Business") or the use of the Company Technology). To the knowledge of the Company, no third party has interfered with, infringed upon or misappropriated any Company Technology.

          (c) Section 3.16(c) of the Company Disclosure Schedule identifies (i) all registered Intellectual Property which has been issued to the Company or any Subsidiary or relates to the Business, (ii) each pending application for registration which the Company or any

Subsidiary has made with respect to any Company Technology, (iii) each material Contract which the Company or any Subsidiary has granted to any third party with respect to any of (i) or (ii) above and (iv) each material Contract which the Company or any Subsidiary has granted to any third party with respect to Company Technology that is not included in (i) or (ii) above. Each such registration is valid and subsisting. Section 3.16(c) of the Company Disclosure Schedules also identifies each material trade name, trade dress and unregistered trademark or service mark used by the Company or any Subsidiary. With respect to each item of Company Technology:

               (i) the Company and the Subsidiaries possess all right, title, and interest in and to such item, free and clear of any Encumbrance;

               (ii) such item is not subject to any outstanding government order, and no Action is pending or, to the knowledge of the Company, threatened, which challenges the legality, validity, enforceability, use or ownership of such item; and

          (d) Section 3.16(d) of the Company Disclosure Schedules identifies each item of material Company Technology that any Person other than the Company or any Subsidiary owns and that is used by the Company and the Subsidiaries pursuant to any license, sublicense or other Contract (the "Licenses"). Except as disclosed on Section 3.16(d) of the Company Disclosure Schedules, no royalties in excess of $250,000 would reasonably be expected to be paid under any such License for the use of any such Company Technology over the term thereof. The Company has provided to Buyer true, accurate and complete copies of all Licenses, in each case, as amended or otherwise modified and in effect. With respect to each such item identified on Section 3.16(d) of the Company Disclosure Schedules: (a) such item is not subject to any outstanding government order, and no Action is pending or threatened which challenges the legality, validity or enforceability of such item and (b) none of the Company or any Subsidiary has granted any sublicense or similar right with respect to any License covering such item.

          (e) All products made, used, or licensed under any issued patents that are part of the Company Technology are properly marked with patent notices. Products and other materials that use any trademark or service mark that is part of the Company Technology or otherwise used in the Business bear proper trademark notices and all works that are part of the Company Technology and provided or published to third parties are marked with proper copyright notices.

          (f) Substantially all current and former employees of the Company or any Subsidiary who contributed to the Company Technology in any way have executed enforceable Contracts that assign to the Company or a Subsidiary all the respective rights, including Intellectual Property, to any inventions, improvements, discoveries or information relating to the Company Technology.

          (g) The Company and each Subsidiary maintains policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance in all material respects with all applicable laws. There have been no material security breaches relating to, violations of any security policy regarding, or any unauthorized access of, any data used in the Business, and the use and dissemination of any and all data and information concerning individuals by the Business is in compliance with all applicable privacy policies, terms of use, and laws.

          (h) For purposes of this Agreement:

     "Company Technology" means any and all Technology and Trademarks used in connection with and material to the Business and any and all Intellectual Property in any and all such Technology.

     "Intellectual Property" means the entire right, title and interest in and to all proprietary rights of every kind and nature, including all rights and interests pertaining to or deriving from:

               (i) patents, copyrights, mask work rights, technology, know-how, processes, trade secrets, algorithms, inventions, works, proprietary data, databases, formulae, research and development data and computer software or firmware;

               (ii) trademarks, trade names, service marks, service names, brands, trade dress and logos (collectively, the "Trademarks"), and the goodwill and activities associated therewith;

               (iii) domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created;

               (iv) any and all registrations, applications, recordings, licenses, common-law rights and Contracts relating to any of the foregoing; and

               (v) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

     "Technology" means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing.

     3.17. Environmental and Safety Laws.

          (a) Except as set forth in Section 3.17 of the Company Disclosure Schedule or as has not had and would not reasonably be expected to have a Company Material Adverse Effect:

               (i) The Company and the Subsidiaries are and have been in compliance with all Environmental Laws.

               (ii) The Company and the Subsidiaries have not received any written request for information, demand, administrative inquiry, notice of claim, notice of intent to bring a "citizens suit" under any Environmental Laws, or other information indicating that it is or may be liable or held responsible under Environmental Laws, and there is no civil, administrative, or criminal proceeding pending or, to the Company's knowledge, threatened against the Company or any Subsidiary or any Person for whose conduct the Company or any Subsidiary may be held responsible, under any Environmental Laws. The Company does not have any reason to believe that any of the items enumerated in this subsection (ii) will be forthcoming.

               (iii) There has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material (including toxic mold), substance or waste, or petroleum or any fraction thereof, (each a "Hazardous Substance") on, upon, into or from any property currently or heretofore owned, leased or operated by the Company or any Subsidiary in a manner that would create liability for the Company or any Subsidiary under any Environmental Law. No property currently or heretofore owned, leased or operated by the Company or any Subsidiary is listed or, to the knowledge of the Company, proposed for listing on any published U.S. federal, state or local "superfund" site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States.

               (iv) There have been no Hazardous Substances generated by the Company or any Subsidiary, or, to the knowledge of the Company, by any Person for whose conduct the Company or any Subsidiary may be held responsible, that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local "superfund" site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States.

               (v) No underground storage tanks; polychlorinated biphenyls ("PCBs") or PCB-containing equipment; lead or lead-based paint; asbestos or asbestos-containing materials; or toxic mold, mildew or fungi are present at any property currently owned, leased or operated by the Company or any Subsidiary in a manner or condition which would: (i) require abatement or remedial action under Environmental Laws; or (ii) reasonably be expected to give rise to liability for the Company or any Subsidiary. No hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, is generated or stored on any property currently owned, operated, or operated by the Company or any Subsidiary, except for the generation or storage of hazardous waste in compliance with Environmental Laws.

          (b) The Company and the Subsidiaries hold, and are in compliance in all material respects with, all permits, certificates, licenses, approvals, registrations and authorizations required under all Environmental Laws for the operation of the Business as currently conducted or as currently proposed to be conducted ("Environmental Permits"). All Environmental Permits are in full force and effect. A complete list of all Environmental Permits is provided in Section
3.17 of the Company Disclosure Schedule.

          (c) Section 3.17 of the Company Disclosure Schedule identifies each Hazardous Substance that is currently being used by the Company or any of the Subsidiaries in connection with their respective businesses, the use of which is subject to the rules and regulations promulgated under the Occupational Safety and Health Act of 1970 with respect to the preparation, posting and dissemination of "material safety data sheets" (as that term is used therein) and related matters.

          (d) The Company has provided to Buyer true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments with respect to the Company and the Subsidiaries.

          (e) For purposes of Section 3.17, "Environmental Laws" means any applicable Law, regulation, or other applicable requirement relating to (i) releases or threatened releases of Hazardous Substances; (ii) pollution or protection of employee health or safety, public health or the environment; or
(iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

     3.18. Material Contracts.

          (a) Except as specifically set forth in Section 3.18(a) of the Company Disclosure Schedule, (i) each Material Contract (as defined below) is a legal, valid and binding agreement in full force and effect (except for such Material Contracts that have expired subsequent to the date of this Agreement in accordance with their terms which are legal, valid and binding agreements in full force and effect as of the date hereof) and enforceable in accordance with its terms (except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law)), (ii) neither the Company nor any of the Subsidiaries is and, to the knowledge of the Company, no counterparty is in breach or violation of, or default under, any Material Contract, (iii) neither the Company nor any of the Subsidiaries has received any claim of default under any Material Contract, and (iv) no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Each Material Contract is listed on Section 3.18(b) of the Company Disclosure Schedule.

A complete and correct copy of each Material Contract has previously been provided by the Company to Buyer and its counsel or filed by the Company with the SEC.

          (b) For purposes of this Agreement, the term "Material Contract" means any of the following Contracts (together with all exhibits and schedules thereto) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are bound:

               (i) any partnership or limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

               (ii) any Contract (other than among consolidated Subsidiaries) relating to (A) indebtedness for borrowed money and having an outstanding principal amount in excess of $50,000 in the aggregate or (B) deferred purchase price or other seller financed arrangements (including conditional sale arrangements), obligations secured by a lien, or interest rate or currency hedging activities, in each case in connection with which the aggregate actual or contingent obligations of the Company and the Subsidiaries are greater than $50,000;

               (iii) any Contract filed or required to be filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed or required to be disclosed on Form 8-K, other than Plans disclosed under Section 3.12(a);

               (iv) any Contract that purports to limit in any material respect the right of the Company or any of the Subsidiaries or any of their respective Affiliates (A) to engage or compete in any line of business or market, or to sell, supply or distribute any service or product or (B) to compete with any Person or operate in any location;

               (v) any Contract that (A) contains most favored customer pricing provisions, (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person or (C) involves requirements, fixed volume or other similar commitments;

               (vi) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration in excess of $250,000 executed in the past three years;

               (vii) any Contract not otherwise disclosed on Schedule 3.18(b) of the Company Disclosure Schedule which by its terms requires payments by the Company and the Subsidiaries of more than $250,000 in the aggregate, over the remaining term of such Contract;

               (viii) any Contract (other than a purchase order or confirmation made in the ordinary course of business consistent with past practice) with a Key Customer or a Key Supplier;

               (ix) any lease in respect of real property;

               (x) any Contract that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger;

               (xi) any Contract pursuant to which the Company and the Subsidiaries would, over the term of such Contract, reasonably be expected to make or receive payments in excess of $250,000 that requires the Consent of a Governmental Authority or other third party in the event of, or with respect to, the Merger or the transactions contemplated by this Agreement, including in order to avoid the termination of, or loss of a material benefit under, any such Contract;

               (xii) any Contract not otherwise disclosed on Schedule 3.18(b) of the Company Disclosure Schedule with an Affiliate of the Company or a Subsidiary;

               (xiii) any license, royalty or other Contract concerning Intellectual Property which is material to the Company and the Subsidiaries taken as a whole;

               (xiv) any acquisition Contract pursuant to which the Company or any of the Subsidiaries has continuing indemnification obligations or "earn-out" or other contingent payment obligations that could result in payments in excess of $250,000 in the aggregate or payments in equity;

               (xv) any Contract or group of Contracts with a single counterparty not otherwise disclosed in Section 3.18(b) of the Company Disclosure Schedule that, if terminated or subject to a default by any party thereto, would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect;

               (xvi) any Contract with any director, officer or other employee of the Company or any of the Subsidiaries requiring severance, change of control or other payments in connection with the transactions contemplated hereby;

               (xvii) all other employment, consulting, severance, termination or indemnification Contracts between the Company or any Subsidiary and any director, officer or other employees of the Company or any Subsidiary providing for noncontingent cash payments in excess of $75,000 per year;

               (xviii) all Contracts under which the Company or any Subsidiary has advanced or loaned any funds in excess of $50,000 individually;

               (xix) all guarantees of any obligations in excess of $50,000; and

               (xx) any other Contract that is material to the Company and the Subsidiaries taken as a whole.

     3.19. Insurance. All policies or binders of Property insurance including business interruption and extra expense coverage, General / Product Liability, Workers' Compensation, Automobile Liability, Directors' and Officers' and other insurance held by or on behalf of the Company and the Subsidiaries are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by the Company and the Subsidiaries and are in material conformity with the requirements of all leases or other agreements to which the Company or the relevant Subsidiary is a party and are valid and enforceable in accordance with their terms. Copies of such policies and binders have been provided to Buyer. Neither the Company nor any Subsidiary is in default with respect to any provision contained in such policy or binder nor has the Company or any Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion. All premiums for each policy or binder have been paid for the current period, and there are no outstanding premium finance payments due for such period. Except as set forth on Section 3.19 of the Company Disclosure Schedule, there are no material outstanding unpaid claims under any such policy or binder. Neither the Company nor any Subsidiary has received notice of cancellation or non-renewal of any such policy or binder.

     3.20. Board Approvals.

          (a) The Company Board, as of the date of this Agreement, has determined (i) that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) to propose this Agreement for approval by the Company's shareholders and to declare the advisability of this Agreement, and
(iii) recommended that the shareholders of the Company approve this Agreement and directed that this Agreement be submitted for consideration by the Company's shareholders at the Company Shareholders' Meeting (collectively, the "Company Board Recommendation").

          (b) The Company has taken all actions permitted by applicable law that are necessary to prevent any restrictions contained in any "fair price," "control share acquisition," "business combination" or similar statute (including Sections 180.1140-180.1144 and 180.1150 of the WBCL) from applying to the execution, delivery or performance of this Agreement.

     3.21. Interested Party Transactions. Since the date of the filing of the Company's 2005 annual meeting proxy statement with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not yet been reported prior to the date hereof.

     3.22. Financial Advisor; Transaction Fees.

          (a) The Company Board has received the opinion of Cleary Gull Inc. to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock. The Company has provided to Buyer a true and complete copy of the written version of such opinion.

          (b) Other than Cleary Gull Inc., no broker, finder, agent or similar intermediary has acted on behalf of the Company or any Subsidiary in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company or any Subsidiary, or any action taken by the Company or any Subsidiary, except for payments due to Cleary Gull Inc. on the terms which have previously been disclosed to Buyer. The Company has heretofore furnished to Buyer a complete and correct copy of all agreements between the Company (or any Subsidiary) and Cleary Gull Inc. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

          (c) Section 3.22 of the Company Disclosure Schedule sets forth (i) the transaction fees and expenses incurred by the Company and the Subsidiaries as of the date hereof and (ii) all transaction fees and expenses that, as of the date hereof, the Company and the Subsidiaries are obligated to pay, and a good faith estimate of all other transaction fees and expenses that the Company and the Subsidiaries expect to pay, upon consummation of the transactions contemplated hereby.

     3.23. Commercial Relationships. Section 3.23 of the Company Disclosure Schedule lists the Company's (a) top twenty customers and distributors by revenue for (i) the Company's fiscal year ended May 31, 2004 and (ii) the Company's fiscal year ended May 31, 2005 and the six months ended November 26, 2005 (the customers and distributors listed pursuant to this clause (ii), collectively, "Key Customers") and (b) top ten suppliers with respect to amounts paid to suppliers by the Company for (i) the Company's fiscal year ended May 31, 2004 and (ii) the Company's fiscal year ended May 31, 2005 and the six months ended November 26, 2005 (the suppliers listed pursuant to this clause (ii), collectively, "Key Suppliers"). During the last twelve months, none of the Key Customers or Key Suppliers or any of the Company's or the Subsidiaries' other material collaborators, licensors, licensees or strategic partners, has canceled or otherwise terminated its relationship with Company or a Subsidiary or, other than as a result of the completion of a project-specific order in accordance with its terms, has materially decreased its relationship with Company or a Subsidiary. To the knowledge of the Company, no such Person has any plan or intention, and the Company has not received any threat or notice from any such Person, to terminate, otherwise cancel or, other than as a result of the expected completion of a project-specific order in accordance with its terms, materially decrease such Person's relationship with Company or a Subsidiary.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

     Except as set forth in the disclosure schedule delivered by Buyer and Merger Sub to the Company concurrently with the execution and delivery of this Agreement (the "Buyer Disclosure Schedule"), which references the particular sections set forth below, Buyer and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

     4.01. Organization and Qualification; Subsidiaries. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Merger Sub is a corporation duly organized and validly existing with active status under the laws of the State of Wisconsin. Each of Buyer and Merger Sub has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Buyer and Merger Sub is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be likely to prevent or materially delay consummation of the Merger (a "Buyer Material Adverse Effect").

     4.02. Authority Relative to this Agreement. Each of Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub. Buyer and Merger Sub have duly executed and delivered this Agreement, and this Agreement constitutes (assuming due authorization, execution and delivery by the Company) the legal, valid and binding obligation of Buyer and Merger Sub, enforceable against them in accordance with its terms (except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law)).

     4.03. No Conflict; Required Filings and Consents.

          (a) The execution and delivery by Buyer and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of Buyer or Merger Sub under, any provision of (i) the charter, by-laws or other organizational documents of Buyer or Merger Sub, (ii) any Contract to which Buyer or Merger Sub is a party or by which any of their respective properties or assets is bound or
(iii) subject to the filings and other matters referred to in Section 4.03(b), any Judgment or Law applicable to Buyer or Merger Sub or their properties or assets, other than, in the case of clause (ii) and (iii) above, any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

          (b) No Consent of, or registration, declaration or filing with, any third party or Governmental Authority is required to be obtained or made by or with respect to Buyer or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filing of a pre-merger notification report under the HSR Act, (ii) the filing with the SEC of such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the Transactions, (iii) the filing of the Articles of Merger with the State of Wisconsin Department of Financial Institutions, respectively, and appropriate documents with the relevant authorities of the other jurisdictions in which Buyer or Merger Sub is qualified to do business, (iv) compliance with and filings under the Laws of any foreign jurisdictions, if and to the extent required, and (v) such other items that have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

     4.04. Brokers. Except as set forth on Schedule 4.04 of the Buyer Disclosure Schedule, no broker, investment banker, financial advisor or other Person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or Merger Sub.

     4.05. Financing. Buyer has provided the Company with a non-binding indication of interest (such letter or any substitute letter, as amended, the "Senior Debt Letter"; any financing to be provided thereunder or any substitute financing, the "Senior Debt Financing") from Bank of America, N.A. (the "Lender"). Buyer has provided the Company with a fully executed commitment letter from John Hancock Life Insurance Company (the "Hancock Commitment Letter") accepted by Buyer, pursuant to which John Hancock Life Insurance Company and its affiliates have committed, subject to the terms and conditions set forth therein, to provide the cash equity and subordinated debt financing (the "Hancock Financing") to Buyer in connection with the Transactions. Buyer has provided the Company with a fully executed commitment letter from Milestone Partners II, L.P. (the "Milestone Commitment Letter"; together with the Hancock Commitment Letter, the "Commitment Letters") accepted by Buyer, pursuant to which Milestone Partners II, L.P. has committed, subject to the terms and conditions set forth therein, to provide cash equity financing (the "Milestone Financing"; together with the Hancock Financing and the Senior Debt Financing, the "Financing") to Buyer in connection with the Transactions. As of the date hereof, the obligations to fund the commitments under the Commitment Letters are not subject to any condition other than as set forth in the Commitment Letters or as otherwise set forth herein. The Commitment Letters have been duly executed by all parties thereto and are in full force and effect as of the date hereof. All commitment and other fees required to be paid under the Commitment Letters on or prior to the date hereof have been paid. Assuming the funding of the Financing under the Senior Debt Letter and the Commitment Letters in accordance with the terms thereof and the terms of this Agreement and the accuracy of the representations and warranties set forth in Article III hereof (when read in accordance with the applicable standards set forth in Section 7.01), Buyer will have available to it at the Closing funds sufficient to pay the aggregate Merger Consideration, the aggregate Option Amount and any other amounts required to be paid by the Buyer under this Agreement in connection with the Merger and the other transactions contemplated hereby.

     4.06. Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Buyer or Merger Sub, threatened, against Buyer or Merger Sub before any Governmental Authority that could reasonably be expected to materially delay or prevent the consummation of the Transactions. As of the date hereof, neither Buyer, nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or other similar


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

written agreement with, or, to the knowledge of Buyer and Merger Sub, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that could reasonably be expected to materially delay or prevent the consummation of the Transactions.

     4.07. Operations of Buyer and Merger Sub. Buyer and Merger Sub were formed solely for the purpose of engaging in the Transactions contemplated by this Agreement and have not, other than in connection with the transactions contemplated hereby or other than those incidental to its organization, maintenance of corporate existence, and the Transactions, (i) engaged in any business activities, (ii) conducted any operations, (iii) incurred any liabilities or (iv) owned any assets or property.

     4.08. Ownership of Company Common Stock. As of the date hereof, none of Buyer, Merger Sub and any of its Affiliates (a) is the beneficial owner of any shares of Company Common Stock, or (b) has entered into a binding Contract with the Company or any of its Affiliates other than this Agreement and the Confidentiality Agreement.

                                   ARTICLE V
                            COVENANTS AND AGREEMENTS

     5.01. Conduct of Business. Except with the prior written consent of Buyer or as set forth in Section 5.01 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company shall observe the following covenants:

          (a) Affirmative Covenants Pending Closing. The Company shall:

               (i) Preservation of Personnel. Use its commercially reasonable best efforts to preserve intact and keep available the services of present employees of the Company and the Subsidiaries;

               (ii) Insurance. Keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement;

               (iii) Preservation of the Business; Maintenance of Properties, Contracts. Use commercially reasonable best efforts to develop, commercialize, and pursue any regulatory approvals for, products of the Company and the Subsidiaries and to advertise, promote and market the products of the Company and the Subsidiaries, and use commercially reasonable best efforts to keep the Company's and the Subsidiaries' properties intact, to preserve its goodwill and business, to maintain all physical properties in such operating condition as will permit the conduct of the Business on a basis consistent with past practice, and to perform and comply with the terms of the Material Contracts;

               (iv) Intellectual Property Rights. Use commercially reasonable best efforts to preserve and protect all Intellectual Property rights of the Company and the Subsidiaries;

               (v) Ordinary Course of Business. Operate the Business in the ordinary course consistent with past practices;

               (vi) Company Options. Without limiting the generality of Section 2.04(c), take all actions reasonably necessary with respect to Company Options to effectuate the terms of this Agreement; provided, however, that Buyer shall have the right to approve any agreements to modify material terms of the underlying instruments; and

               (vii) Strategic Decisions. Subject to any restrictions imposed by applicable Law, consult with Buyer prior to taking any action or entering into any transaction that may be of strategic importance to the Company or any Subsidiary.

          (b) Negative Covenants Pending Closing. The Company shall not:

               (i) amend or otherwise change its Articles of Incorporation or Bylaws or elect or appoint any new directors or officers;

               (ii) issue, sell, pledge, dispose of, grant, encumber or otherwise subject to any Encumbrance, (A) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, rights, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to Company Options outstanding on the date hereof in accordance with the terms thereof ), or (B) any material assets of the Company or any Subsidiary, except for dispositions of inventory or obsolete or excess equipment that has been replaced and upgraded in the ordinary course of business and in a manner consistent with past practice;

               (iii) make any change in the number of shares of its capital stock authorized, issued or outstanding (other than issuances of shares in connection with the exercise of Company Options outstanding on the date hereof) or grant or accelerate the exercisability of any option, warrant or other right to purchase shares of its capital stock, other than, in the case of options, acceleration in accordance with the terms of Company Options in effect as of the date hereof in connection with the Transactions;

               (iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other such Subsidiary, except for quarterly dividends of $0.06 per share of Company Common Stock in accordance with past practice;

               (v) (A) reclassify, combine, split or subdivide any of its capital stock or issue or authorize any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (B) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock, other equity interests or other securities of the Company or any Subsidiary (other than resulting from the exercise of Company Options, payment of the exercise price for which is made in the form of Company Common Stock or Company Options in accordance with the Company Stock Option Plans);

               (vi) (A) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination), or enter into any memorandum of understanding, letter of intent or other agreement, arrangement or understanding to acquire, any corporation, partnership, limited liability company, other business organization or any division thereof; (B) repurchase, repay, cancel or incur any indebtedness, or issue any debt securities or assume or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets except pursuant to the Company's debt obligations under the agreements listed in Section 5.01(b)(vi) of the Company Disclosure Schedule in the ordinary course of business and consistent with past practice; (C) permit or allow the aggregate indebtedness of the Company and its Subsidiaries (including, without limitation, debt for borrowed money and capital lease obligations) to exceed $10,000,000; (D) except in accordance with the Company's Fiscal 2006 Capital Budget provided to Buyer prior to the date hereof, authorize, or make any commitment with respect to, any capital expenditure or acquire any property or asset in excess of $25,000 individually, but in no event to exceed $100,000 in the aggregate; (E) enter into any new line of business; or (F) make investments in Persons other than wholly owned Subsidiaries existing as of the date hereof;

               (vii) (a) sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any material Intellectual Property rights, or (b) fail to pay any fee, take any action or make any filing reasonably necessary to maintain material Intellectual Property of the Company;

               (viii) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger);

               (ix) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company or any Subsidiary is a party and which relates to a business combination involving the Company or any of the Subsidiaries, except with respect to limited waivers of standstills as specifically contemplated by Section 5.06(b);

               (x) Except as set forth in Section 5.01(b)(x) of the Company Disclosure Schedule, (A) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for increases in compensation of employees who are not directors or officers in the ordinary course of business and in a manner consistent with past practice; (B) grant any retention, severance or termination pay to, or enter into or amend any employment, bonus, change of control, severance or other agreement with, any current or former director, officer or other employee of the Company or of any Subsidiary;
     (C) establish, adopt, enter into, terminate or amend any collective bargaining arrangement or Employee Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by Law; or (D) grant any equity or equity-based awards;

               (xi) make any change (or file any such change) in any method of Tax accounting or make, change or rescind any Tax election, settle or compromise any Tax liability, file any amended Tax Return (except as required by Law), enter any closing agreement relating to Taxes, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice);

               (xii) except as disclosed in the Company SEC Reports filed prior to the date hereof or as required by a Governmental Authority (including the Financial Accounting Standards Board or any similar organization ("FASB")), make any change to its methods of accounting in effect at May 31, 2005, except as required by changes in GAAP or Regulation S-X of the Exchange Act or as may be required by a change in applicable Law;

               (xiii) write up, write down or write off the book value of any assets, other than (i) with regard to assets that are not material to the Company and the Subsidiaries, taken as a whole, in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP or FASB;

               (xiv) pay, discharge, waive, settle or satisfy any claim, liability or obligation that is not an Action (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, waiver, settlement or satisfaction, in the ordinary course of business and consistent in amount and kind with past practice;

               (xv) pay, discharge, waive, release, assign, settle or compromise any pending or threatened Action (i) in respect of any matter requiring payment by the Company or any Subsidiary in excess of $25,000 individually or $150,000 in the aggregate or entailing any admission of liability by the Company or any Subsidiary or entailing any material non-monetary relief against the Company or any Subsidiary, or (ii) that is brought by any current, former or purported holder of any securities of the Company or any Subsidiary in its capacity as such;

               (xvi) other than in the ordinary course of business, in a manner consistent with past practice and on terms not adverse in any material respect to the Company and the Subsidiaries taken as a whole, (A) enter into, amend, modify, cancel or consent to the termination of any Material Contract or any Contract that would be a Material Contract if in effect on the date of this Agreement; or (B) amend, waive, modify, cancel or consent to the termination of the Company's or any Subsidiary's rights thereunder;

               (xvii) amend, supplement, modify or waive any of the Company's existing takeover defenses or take any action to render any state takeover statutes inapplicable to any transaction other than the Merger and the transactions contemplated by this Agreement;

               (xviii) (A) take any action to cause its representations and warranties set forth in Article III to be untrue in a manner which could permit Buyer to terminate this Agreement; (B) take any action that would reasonably be likely to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement; or (C) take any action that would have or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

               (xix) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

     5.02. Corporate Examinations and Investigations. Prior to the Effective Time, the Company shall provide or cause to be provided to Buyer (including its officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives) such access to the officers, employees, agents, assets, properties, business, operations, books, records, commitments and contracts of the Company and the Subsidiaries as is reasonably necessary or appropriate in connection with Buyer's investigation of the Company with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times during business hours upon reasonable advance notice and under reasonable circumstances so as to minimize any disruption to or impairment of the Business, and the Company shall cooperate with respect thereto. Without limiting the foregoing, Buyer and its Representatives shall be allowed to conduct visual inspections, take measurements, make surveys and conduct an environmental investigation of the Company, its Subsidiaries and their properties. No investigation by Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. In order that Buyer may have full opportunity to make such investigation, the Company shall furnish the representatives of Buyer during such period with all such information and copies of such documents concerning the affairs of the Company and the Subsidiaries as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation. The information and documents so provided shall be subject to the terms of the Confidentiality Agreement (as defined in Section 5.06(a)); provided that Buyer and its representatives shall be permitted to disclose information as necessary and consistent with customary practice in connection with the Financing.

     5.03. Further Action; Consents; Filings. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable to bring about the satisfaction of the other party's conditions to closing set forth herein, in the most expeditious manner practicable, including without limitation, if applicable, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall, at the request of Buyer: (i) take all action within its power reasonably requested by Buyer as necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement and the transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the transactions contemplated hereby, take all action within its power reasonably requested by Buyer as necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the transactions contemplated hereby. Nothing in this Agreement shall be deemed to require any party to waive any provision of this Agreement or any other substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets.

     5.04. Preparation of Proxy Statement; Shareholders Meeting.

          (a) As promptly as practicable and, in any event, within 21 days following the date of this Agreement, (i) the Company shall prepare and file with the SEC the preliminary Proxy Statement, and (ii) each of the Company and Buyer shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other filings that are required to be filed by such party in connection with the transactions contemplated hereby (the "Other Filings"). Each of the Company and Buyer shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Buyer shall use commercially reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its commercially reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company's shareholders as promptly as reasonably practicable after the date of this Agreement; provided, however, the Company shall not be obligated to mail the definitive Proxy Statement to its shareholders until the Buyer shall have obtained a fully-executed commitment letter reasonably satisfactory to the Company from the Lender or other financing sources for at least $22,000,000 in senior debt financing. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Shareholders' Meeting, any information relating to the

Company, Buyer or any of their respective Affiliates, officers or directors, should be discovered by the Company or Buyer which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party with reasonable time and opportunity to review and comment on such document or response and, unless there has been a Change of Recommendation pursuant to 5.06(c) and termination in accordance with the termination provisions hereof, shall include in such document or response all such comments as may be reasonably proposed by the other party. Subject to Section 5.06(c), (i) the Proxy Statement shall contain the recommendation of the Company Board that the shareholders of the Company vote to adopt and approve this Agreement and the Merger and (ii) if requested to do so by Buyer at any time prior to the Company Shareholders' Meeting (as defined in Section 5.04(b)) and subject to compliance with applicable Laws, if there shall have been publicly announced an alternative Acquisition Proposal, the Company Board shall promptly, and in any event, no later than the earlier to occur of (x) the date that is three calendar days after such request and (y) the last day prior to the Company Shareholders' Meeting, publicly reaffirm such recommendation and announce that it is not recommending that the shareholders of the Company accept an alternative Acquisition Proposal.

          (b) The Company shall duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting"), as promptly as reasonably practicable after the date of this Agreement for the sole purpose of voting upon the adoption of this Agreement.

          (c) Subject to Section 5.06(c), the Company shall use commercially reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement (including, without limitation, retain a proxy solicitation firm if so requested by Buyer) and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the NASDAQ or applicable Law to obtain such approvals. Without limiting the generality of the foregoing, if the Company Shareholders' Meeting has been duly convened and, based upon the results of the Company's proxy solicitation and other relevant evidence existing as of that time, the Company determines that there are not sufficient votes in favor of the adoption of this Agreement to obtain such approvals, then, if requested by Buyer, the Company shall adjourn the Company Shareholders' Meeting for up to two 15-calendar day periods, during which period the Company shall continue to comply with its obligations under the preceding sentence. Unless this Agreement shall have been terminated in accordance with Section 9.01, nothing contained in herein shall limit the Company's obligation to convene and hold the Company Shareholders' Meeting, regardless of whether the Company Board has effected a Change of Recommendation.

          (d) The information supplied by Buyer for inclusion in the Proxy Statement or Other Filings shall not, at (i) the time filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) or Other Filing is first mailed to the shareholders of the Company, (iii) the time of the Company Shareholders' Meeting or (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Buyer, or its officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement or Other Filings should be discovered by Buyer, Buyer shall promptly inform the Company thereof. All documents that Buyer is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (e) The information supplied by the Company for inclusion in the Proxy Statement or Other Filings shall not, at (i) the time filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) or Other Filing is first mailed to the shareholders of the Company, (iii) the time of the Company Shareholders' Meeting or (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement or Other Filing should be discovered by the Company, the Company shall promptly inform Buyer. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     5.05. Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Buyer and the Company. Thereafter, neither Buyer nor the Company shall issue any press release or otherwise making any public statements with respect to this Agreement or the Merger without the prior written consent of the other party, except to the extent public disclosure is required by applicable Law or the requirements of NASDAQ, in which case the issuing party shall use its commercially reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

     5.06. No Solicitation.

          (a) The Company agrees that neither it nor any Subsidiary shall, nor shall it authorize or permit the officers, directors, employees, accountants, consultants, legal counsel, financial advisors (including without limitation, Cleary Gull Inc. and its Affiliates), financing sources, agents and other representatives (collectively, "Representatives") of the Company or the Subsidiaries to, directly or indirectly, (i) solicit, initiate, propose, encourage or take any action to facilitate the submission of any Acquisition Proposal, (ii) initiate or participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than Buyer or its Representatives) any information in connection with, or which would be reasonably expected to result in, any Acquisition Proposal, or (iii) take any action to exempt any Person from the restrictions contained in Section 180.1140 to 180.1144 of the WBCL (or any similar provision) or otherwise cause such restrictions not to apply; provided, however, that, at any time prior to June 20, 2006, nothing contained in this Agreement shall prevent the Company or the Company Board (or any committee thereof) from furnishing information to, or engaging in negotiations or discussions with, any Person in connection with an unsolicited bona fide written Acquisition Proposal by such Person received after the date hereof, if and only to the extent that prior to taking such action the Special Committee (A) determines in good faith (after consultation with its outside legal counsel and Cleary Gull Inc. or another financial advisor of nationally recognized reputation) that (I) such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, which Acquisition Proposal was not, directly or indirectly, the result of a breach of this Section 5.06, and
(II) it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law, and (B) receives from such Person an executed confidentiality agreement, the terms of which are substantially similar to and no less favorable to the Company than those contained in the confidentiality letter agreement dated as of November 4, 2005 between Hancock Mezzanine Advisers, LLC and the Company (the "Confidentiality Agreement").

          (b) The Company shall notify Buyer as promptly as practicable (and in any event within 24 hours) orally and as soon as practicable thereafter in writing of the receipt by the Company or any of the Subsidiaries, or any of its or their respective Representatives, of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Acquisition Proposal, specifying the material terms and conditions thereof and the identity of the party making such request, Acquisition Proposal or inquiry. The Company (i) shall keep Buyer reasonably informed of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals or offers; (ii) agrees that it shall not, and shall cause the Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Buyer; and (iii) shall promptly (and in any event within 24 hours) provide to Buyer a copy of all written inquiries, proposals or offers, requests for information or requests for discussions or negotiations from any other Person and all written due diligence materials subsequently provided by the Company or any Subsidiary in connection with the Acquisition Proposal, request or inquiry that the Buyer was not previously provided. The Company agrees that neither it nor any of the Subsidiaries shall terminate, waive, release, amend or modify any provision of any existing standstill or confidentiality or similar agreement to which it or any of the Subsidiaries or their respective Affiliates or Representatives is a party and that it and the Subsidiaries shall enforce the provisions of any such agreement; provided, however, that if requested to do so by a third party desiring to submit an Acquisition Proposal, the Company may waive any existing standstill provisions
(i) if the Special Committee determines in good faith, after consultation with its outside legal counsel, that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law and
(ii) solely to the extent necessary and for the limited purpose of permitting such Person to submit an unsolicited bona fide Acquisition Proposal hereunder. The Company shall, and shall cause the

Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended by the Company or its Representatives to or would be reasonably expected by the Company or its Representatives to result in, any Acquisition Proposal as of the date hereof, and shall inform its and the Subsidiaries' Representatives of the obligations undertaken in this Section 5.06. To the extent that it has not already done so, the Company agrees that promptly following the execution of this Agreement, it shall request each Person (i) with whom the Company or any Subsidiary has had any discussion regarding a potential Acquisition Proposal during the 12 months prior to the date of this Agreement or (ii) which has heretofore executed a confidentiality agreement with the Company or any Subsidiary in connection with a potential Acquisition Proposal during the 12 months prior to the date of this Agreement, to return or destroy (and the Company shall use commercially reasonable best efforts to cause any such destruction to be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

          (c) Except as set forth in this Section 5.06(c), the Company Board (or any committee thereof) shall not, and shall not publicly propose to, (i) withdraw, modify or change, in a manner adverse to Buyer, the unanimous approval or recommendation of this Agreement and the Transactions by the Company Board (or any committee thereof); (ii) approve, adopt or recommend any Acquisition Proposal; or (iii) approve or recommend, or allow the Company or any Subsidiary to enter into, any letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, acquisition agreement or other similar agreement constituting or related to, or that is intended to or would be reasonably expected to result in, any Acquisition Proposal (other than a confidentiality agreement referred to in and as permitted by Section 5.06(a)). Notwithstanding the foregoing, if, prior to June 20, 2006, in response to the receipt of an unsolicited bona fide written Acquisition Proposal, (A) the Company Board determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that such Acquisition Proposal is a Superior Proposal, (B) the Company Board determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law and (C) the Company is not otherwise in violation under this Section 5.06, then the Company Board may, in connection with such Superior Proposal, withdraw, modify or change the Company Board Recommendation (a "Change of Recommendation"); provided that the Company Board shall not effect a Change of Recommendation after June 20, 2006; provided, further, that the Company Board shall not in any event effect a Change of Recommendation unless the Company has (x) provided a timely written notice to Buyer ("Notice of Superior Proposal"), advising Buyer that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new three business day period), (y) negotiated during the three business day period following Buyer's receipt of the Notice of Superior Proposal in good faith with Buyer (to the extent Buyer wishes to negotiate) to enable Buyer to make a counter-offer so the Superior Proposal is no longer a Superior Proposal and (z) terminated this Agreement pursuant to
Section 9.01(h) and otherwise complied with Section 9.03.

          (d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall (x)
(i) recommend that the shareholders of the Company tender their Shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withdraw or modify the Company Board Recommendation, unless in each case the requirements of Section 5.06(c) shall have been satisfied, or (y) otherwise take, agree or resolve to take, any action prohibited by Section 5.06(c).

          (e) "Acquisition Proposal" means any proposal or offer (including any proposal from or to the Company's shareholders) made after the date hereof by any Person or group other than Buyer relating to (i) any direct or indirect acquisition, sale or other disposition, in a single transaction or a series of related transactions, of (A) 20% or more of the fair market value of the assets (including rights and capital stock of the Company's subsidiaries) of the Company and the Subsidiaries, taken as a whole (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise, but excluding any sales of inventory or excess or obsolete equipment that the Company has upgraded and replaced, in each case in the ordinary course of business and consistent with past practice) or (B) 20% or more of any class of equity securities of the Company or 20% or more of the aggregate outstanding voting securities of the Company; (ii) any tender offer (including a self-tender offer) or exchange offer, as defined pursuant to the Exchange Act, that if consummated, would result in any Person or group beneficially owning 20% or more of any class of equity securities of the Company or any of the Subsidiaries or the filing with the SEC of a Schedule TO or a registration statement under the Securities Act in connection with any such tender offer or exchange offer; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company or the Subsidiaries.

          (f) "Superior Proposal" means any bona fide written Acquisition Proposal not solicited or initiated in violation of Section 5.06(a): (i) which relates to at least eighty percent (80%) of the outstanding Shares or all or substantially all of the assets of the Company and the Subsidiaries taken as a whole, (ii) which is on terms that the Company Board determines in its good faith judgment (after consultation with its financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company's shareholders (in their capacities as shareholders) from a financial point of view than this Agreement (taking into account any alterations to this Agreement agreed to in writing by Buyer in response thereto) and (iii) which the Company Board determines in its good faith judgment after consultation with its outside counsel and a financial advisor of nationally recognized reputation is reasonably capable of being consummated by October 15, 2006, taking into account all legal and regulatory aspects of the proposal.

     5.07. Notification of Certain Matters. Between the date hereof and the Closing Date, Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect if made at such time and (b) any failure of the Company or Buyer, as the case may be, to comply with or satisfy, in each case in any material respect, any of such party's covenants, conditions or agreements to be complied with or satisfied by it hereunder; provided, however, that the delivery or non-delivery of any notice required to be sent pursuant to this Section 5.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, the Company shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to the Company, of any notice or other communication (i) from any Person and the response thereto of the Company or the Subsidiaries or Buyer, as the case may be, or its or their Representatives alleging that the consent of such Person is or may be required in connection with this Agreement or the Merger, (ii) from any Governmental Authority and the response thereto of the Company or the Subsidiaries or Buyer, as the case may be, or its or their Representatives in connection with this Agreement or the Merger, and (iii) from or to the SEC.

     5.08. Employee Matters. For a period of not less than one year following the Closing Date, the Surviving Corporation shall provide all individuals who are employees of the Company and the Subsidiaries on the Closing Date (an "Employee"), while employed by the Company and the Subsidiaries, with employee benefits, base compensation and incentive compensation opportunities (other than equity based compensation, benefits and opportunities) which are substantially comparable in the aggregate to those provided to such Employees as of the date of this Agreement. Nothing contained in this Section 5.08 shall be deemed to grant any such Employee any right to continued employment after the Closing Date. Each such Employee shall receive credit for purposes of eligibility and vesting (but not for the purposes of determining the amount of any benefits with respect to any employee benefit plan established after the Closing Date) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or its subsidiaries under which each Employee may be eligible to participate on or after the Closing Date to the same extent recognized by the Company or any of the Subsidiaries under comparable plans immediately prior to the Closing Date; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit. Any preexisting condition clause in a medical, dental or disability plan established or maintained by the Surviving Corporation after the Closing Date (each a "Surviving Corporation Welfare Benefit Plan") shall be waived, to the extent it would have been waived under the corresponding Employee Plan for the Employees (other than pre-existing conditions that are already in effect with respect to the Employees, to the extent permitted by Law). Subject to the preceding sentence, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any particular Surviving Corporation Welfare Benefit Plan or any other particular employee benefit plan, program, agreement or policy, or as requiring the Surviving Corporation to offer to continue the employment of any employee of the Company or its Subsidiaries for any period of time or to offer to continue (other than as required by its written terms) any Employee Plan; provided, however, that the Surviving Corporation shall comply with all Contracts with employees of the Company disclosed on the Company Disclosure Schedule pursuant to Section 3.18(b) hereof.

     5.09. Indemnification.

          (a) Upon and subject to the occurrence of the Effective Time, until the six year anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall, to the fullest extent permitted under applicable Law and, in each case, to the extent not otherwise covered by insurance, indemnify and hold harmless each present and former director or officer (including any director or officer who serves or served in a fiduciary capacity of any Employee Plan) of the Company and the Subsidiaries (the "Indemnified Parties") against all costs and expenses (including reasonable attorney's fees, costs and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement from any claim, action, suit, proceeding or investigation arising after the date hereof (whether arising before or after the Effective Time) involving any act or omission taken in their capacity as an officer or director and occurring on or before the Effective Time, including in connection with the Transactions, except that the foregoing shall not apply to any act or omission that has been judicially and finally determined to involve a willful breach of this Agreement, willful misconduct, gross negligence, self-dealing or fraud. Upon and subject to the occurrence of the Effective Time, until the six year anniversary of the date on which the Effective Time occurs, Buyer agrees that all rights to indemnification or exculpation now existing in favor of each Indemnified Party as provided on the respective charters or by-laws of the Company and the Subsidiaries in effect as of the date hereof shall survive and remain in full force and effect with respect to actions or failures to act occurring at or prior to the Effective Time, to the extent provided for in such charters or by-laws. In the event of any claim, action, suit, proceeding or investigation covered under this Section 5.09(a), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties to represent them, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (provided the applicable Indemnified Party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification) and (ii) the Surviving Corporation shall be entitled, but not obligated to, participate in the defense and settlement of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement agreed to or effected without the Surviving Corporation's written consent upon reasonable prior notice and an opportunity to participate in the discussions concerning such settlement; and provided, further, that the Surviving Corporation shall not be obligated pursuant to this
Section 5.09(a) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single action except to the extent that two or more of such Indemnified Parties shall have an actual material conflict of interest in such action.

          (b) Buyer understands and agrees that, prior to the Effective Time, the Company will obtain a six-year "run-off" insurance policy that provides coverage similar to the coverage provided under the Company's directors and officers insurance policy in effect on the date of this Agreement for the individuals who are directors and officers of the Company on the date of this Agreement for events occurring prior to the Effective Time, including in respect of the Transactions; provided, however, without Buyer's prior written consent, the Company shall not pay more than 200% of the current annual premiums paid by the Company for such insurance to purchase such policy; and provided, further, however, that prior to purchasing any such policy, the Company shall afford Buyer the opportunity to purchase a substitute policy on terms not materially less favorable to such directors and officers; and provided, further, however, that in the event of a termination or cancellation of such "run-off" policy, the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for the remaining balance of such six-year term, up to a maximum amount of

200% of the current annual premiums paid by the Company as of the date hereof for such insurance. The Company represents that such current annual premium amount is set forth in Section 5.09(b) of the Company Disclosure Schedule.

          (c) If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.09, and none of the actions described in clause (i) or (ii) of this sentence shall be taken until such provision is made.

          (d) The provisions of this Section 5.09 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     5.10. Certain Actions and Proceedings. Until this Agreement is terminated in accordance with Section 9.01, Buyer shall have the right to participate, at its own cost, in the defense of any action, suit or proceeding instituted against the Company (or any of its directors or officers) before any court or Governmental Authority or threatened by any Governmental Authority or any third party, including a Company shareholder, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.

     5.11. Solvency Letter. The parties shall engage, at the expense of the Company, an appraisal firm of national reputation reasonably acceptable to Buyer and the Company to deliver a letter in a form reasonably acceptable to the Special Committee and addressed to the Company Board (and on which the Special Committee shall be entitled to rely), the Board of Directors of Buyer and, if requested by them, the Lender, supporting the conclusion that immediately after the Effective Time, and after giving effect to the Transactions, including the Financing, the Company will be solvent (such letter, the "Solvency Letter"). Without limiting the generality of the foregoing, each of Buyer and the Company shall use their respective commercially reasonable best efforts to (i) make available their respective officers, agents and other representatives on a customary basis and upon reasonable notice and (ii) provide or make available such information concerning the business, properties, contracts, assets and liabilities of the Company as may reasonably be requested by such appraisal firm in connection with delivering such Solvency Letter.

     5.12. Resignations. The Company shall obtain and deliver to Buyer at the Closing evidence reasonably satisfactory to Buyer of the resignation effective as of the Effective Time, of those directors of the Company and the Subsidiaries designated by Buyer to the Company prior to the Closing.

     5.13. Financial Information.

          (a) As soon as practicable, and in any event before the filing with the SEC of the Company's quarterly report on Form 10-Q for the quarter ended February 25, 2006, the Company shall provide to Buyer the SAS 100 review for such quarter.

          (b) Within 10 business days after the end of each fiscal month after the date hereof through the Closing Date, the Company shall deliver to Buyer monthly financial statements for the prior month.

     5.14. Banking Facilities. Promptly following the date hereof, the Company shall deliver to Buyer a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with which the Company or any of the Subsidiaries has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company or the Subsidiaries thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any existing automated mandates and any outstanding powers of attorney executed by or on behalf of the Company or a Subsidiary with respect to any such account, safety deposit box or other such arrangement.

     5.15. Buyer Financing.

          (a) Buyer shall have executed the Senior Debt Letter no later than April 20, 2006, which letter, if from a substitute lender, shall be reasonably satisfactory to the Company. Buyer will use its commercially reasonable best efforts to obtain the Senior Debt Financing under the Senior Debt Letter, or, in the event it is unavailable, substitute debt financing; provided, however, that notwithstanding any other provision of this Agreement to the contrary, Buyer shall in no event be obligated to (i) waive any condition to its obligation to close hereunder; (ii) provide any consent to any changes to the Senior Debt Financing set forth in the Senior Debt Letter; (iii) accept any substitute financing on terms (taken in the aggregate) less favorable to Buyer than the Senior Debt Financing would have been (assuming the application of this Section 5.15(a)); or (iv) close under the Senior Debt Financing set forth in the Senior Debt Letter, if, at any time after the date hereof (A) there is in effect any moratorium on commercial banking activities by the United States or the State of New York, or (B) there has been the commencement (or material escalation) of war or armed hostilities (including acts of terrorism), either within or outside the United States, or a declaration of a national emergency by the United States that has caused, a material disruption of commercial credit or debt capital market conditions or market conditions for leveraged loans or high yield debt securities. In the event any substitute financing is accepted by Buyer, it shall be accepted with full applicability of this Section 5.15(a) to the provisions of any new debt commitment letter.

          (b) The Company agrees to provide, and shall cause the Subsidiaries and its and their Representatives to provide on a timely basis, all reasonable cooperation in connection with the arrangement of the Financing as may be requested by Buyer, including (i) participation in meetings and due diligence sessions, (ii) furnishing Buyer and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Buyer, (iii) assisting Buyer and its financing sources in the preparation of any materials reasonably required by the financing sources for marketing or internal approval purposes and (iv) providing and executing documents as may be reasonably requested by Buyer, including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports in any materials relating to the Financing, legal opinions, surveys and title insurance.

                                   ARTICLE VI
                     CONDITIONS PRECEDENT TO THE OBLIGATIONS
                     OF EACH PARTY TO CONSUMMATE THE MERGER

     The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver by consent of the other party, at or before the Effective Time, of each of the following conditions:

     6.01. Shareholder Approval. Company shall have obtained the vote of holders of Company Common Stock required to adopt this Agreement in accordance with the provisions of the WBCL and the Articles of Incorporation and Bylaws of the Company.

     6.02. Absence of Order. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Authority of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. Buyer, Merger Sub and Company each agrees to use commercially reasonable best efforts to have any such order or injunction lifted or stayed.

     6.03. Regulatory Approvals. All material consents and approvals from Governmental Authorities shall have been obtained; provided, however, that the conditions of this Section 6.03 shall not apply to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such failure to obtain such approval.

     6.04. HSR Act. The waiting period (and any extension thereof), if any, applicable to the Merger under the HSR Act and applicable foreign competition or merger control Laws shall have been terminated or shall have expired, and approvals under all foreign competition or merger control Laws that are reasonably determined by Buyer to be to be applicable to the Merger shall have been obtained.

     6.05. Solvency Letter. The Company Board, the Board of Directors of Buyer and, if requested by it, the Lender, shall have received the Solvency Letter referred to in Section 5.11.

                                  ARTICLE VII
                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                  BUYER AND MERGER SUB TO CONSUMMATE THE MERGER

     The obligations of Buyer and Merger Sub to consummate the Merger are subject to the fulfillment of the following conditions, any one or more of which may be waived by Buyer:

     7.01. Representations, Warranties and Covenants. Except for Sections 3.02 (Authority), 3.03 (Capitalization and Title), 3.08(b) (Debt), 3.09 (Absence of Undisclosed Liabilities), 3.10(a) (No Company Material Adverse Effect), 3.11 (Actions and Proceedings), 3.20(b) (State Takeover Laws), 3.21 (Interested Party Transactions), 3.22(b) (Financial Advisor) and 3.22(c) (Transaction Fees) the representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Effective Time as though such representations and warranties were made at and as of such time (other than such representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The representations and warranties of the Company contained in Sections 3.02 (Authority), 3.10(a) (No Company Material Adverse Effect), 3.20(b) (State Takeover Laws), 3.21 (Interested Party Transactions) and 3.22(b) (Financial Advisor) giving effect to all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect or any similar standard or qualification, shall be true and correct in all respects at and as of the Effective Time as though such representations and warranties were made at and as of such time (other than representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time). The representations and warranties of the Company contained in Sections 3.03 (Capitalization and Title), 3.08(b)
(Debt), 3.09 (Absence of Undisclosed Liabilities), 3.11 (Actions and Proceedings) and 3.22(c) (Transaction Fees) disregarding all qualifications and exceptions contained therein relating to materiality or any similar standard or qualification, shall be true and correct in all respects at and as of the Effective Time as though such representations and warranties were made at and as of such time (other than representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct has not resulted in and would not reasonably be expected to result in the Company, the Buyer or their respective Affiliates incurring a loss, liability, obligation, fine, penalty, Tax, damage or expense, including reasonable costs of investigation, defense and reasonable attorney's fees (collectively, "Damages"), when taken together with all other Damages, in excess of $500,000. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have delivered to Buyer a certificate from its chief executive officer and chief financial officer, dated the Closing Date, to the effect that the conditions specified in this Section
7.01 have been satisfied.

     7.02. Financing. The Senior Debt Financing contemplated by the Non-Binding Senior Debt Letter shall have been consummated on the terms set forth therein and, in connection therewith, Buyer shall have received no less than $22,000,000 in immediately available funds.

     7.03. Pending Litigation. There shall not be threatened in writing or pending any suit, action or proceeding by any Governmental Authority against Buyer, Merger Sub or the

Company, any Subsidiary, or any of their respective directors, officers or members challenging this Agreement or the transactions contemplated hereby, seeking to materially delay, restrain or prohibit the Merger, seeking to prohibit or impose material limitations on the ownership or operation of all or a portion of the operations or assets of the Company and the Subsidiaries (or Buyer's direct equity ownership of the Surviving Corporation or indirect equity ownership, following the Effective Time, of the Subsidiaries) or to compel Buyer to dispose of or hold separate any material portion of the business or assets of the Company and the Subsidiaries (or any equity interest in such entities).

     7.04. Consents and Amendments Relating to Certain Contracts. The Company shall have received, in each case in form and substance reasonably acceptable to Buyer, signed copies of the consents and amendments relating to certain Material Contracts, in each case as specified in Section 7.04 of the Company Disclosure Schedule.

     7.05. Banking Facilities. The Company shall have delivered to Buyer the items referenced in Section 5.14 hereof.

                                  ARTICLE VIII
                    CONDITIONS PRECEDENT TO THE OBLIGATION OF
                      THE COMPANY TO CONSUMMATE THE MERGER

     The obligation of the Company to consummate the Merger is subject to the fulfillment of the following condition, which may be waived by it:

     8.01. Representations, Warranties and Covenants. The representations and warranties of Buyer and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Buyer Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Effective Time as though such representations and warranties were made of and as of such time (except to the extent such representations and warranties expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Buyer shall have delivered to the Company a certificate from its chief executive officer and chief financial officer, dated the Closing Date, to the effect that the conditions specified in this Section 8.01 have been satisfied.

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

     9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after the shareholders of the Company adopt this Agreement:

          (a) by mutual written consent duly authorized by the Boards of Directors of Buyer and the Company;

          (b) by either Buyer or the Company if the Merger shall not have been consummated by August 31, 2006 (the "Outside Date"); provided, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose breach of a representation or warranty hereunder or failure to fulfill any obligation under this Agreement has caused or resulted in the failure of the Merger to occur on or before the Outside Date;

          (c) by either Buyer or the Company if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (d) by either Buyer or the Company, if at the Company Shareholders' Meeting (giving effect to any adjournment or postponement thereof), the requisite vote of the shareholders of the Company in favor of this Agreement and the Merger shall not have been obtained; provided, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party whose breach of a representation or warranty hereunder or failure to fulfill any obligation under this Agreement has caused or resulted in the failure to obtain such shareholder approval;

          (e) by Buyer if a Triggering Event (as defined below) shall have occurred;

          (f) by the Company, if Buyer or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would or would be reasonably expected to cause any of the conditions set forth in Sections 8.01, to be incapable of being satisfied and which breach or failure, if capable of being cured, shall not have been cured within 20 business days following receipt by Buyer of written notice of such breach or failure from the Company;

          (g) by Buyer, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would or would be reasonably expected to cause any of the conditions set forth in Section 7.01 to be incapable of being satisfied and which breach or failure, if capable of being cured, shall not have been cured within 20 business days following receipt by the Company of written notice of such breach or failure from Buyer;

          (h) by the Company (at any time prior to June 20, 2006) if the Company Board effects a Change of Recommendation in response to a Superior Proposal, as described in Section 5.06(c); provided, the Company shall have complied with the provisions and requirements of Section 5.06 of this Agreement; or

          (i) by the Company, if the Buyer shall not have obtained by May 20, 2006 a fully-executed commitment letter reasonably satisfactory to the Company from the Lender or other financing sources for at least $22,000,000 in Senior Debt Financing.

     For purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Company Board or any committee thereof shall for any reason have effected a Change of Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Company Board in favor of the adoption and approval of this Agreement and the approval of the Merger in accordance with the terms hereof; (iii) within 10 business days of the date any Acquisition Proposal is first published or sent or given, the Company shall have taken any position contemplated by Rule 14e-2(a) of the Exchange Act other than recommending rejection of such Acquisition Proposal; (iv) the Company shall have failed to hold the Company Shareholders' Meeting in accordance with Section 5.04(b) on or prior to August 15, 2006; or (v) the Company Board or any committee thereof shall have approved or publicly recommended any Acquisition Proposal or failed to publicly reaffirm its recommendation of this Agreement and the Merger in accordance with the terms hereof.

     9.02. Effect of Termination. If this Agreement is terminated as provided in
Section 9.01, this Agreement shall forthwith become void and have no effect, without liability on the part of Buyer and Company and their respective directors, officers, shareholders, or members, except that (a) the provisions of
Section 5.05 (relating to publicity), 5.02 (relating to confidentiality), 9.02,
9.03 and Article X, shall survive, and (b) no such termination shall relieve any party from liability by reason of any willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

     9.03. Fees and Expenses.

          (a) Except as otherwise specifically provided in this Section 9.03, whether or not the Merger is consummated, all fees and Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees and expenses. "Expenses" of a party, as used in this Agreement, shall include all expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on their behalf (or with respect to Buyer and Merger Sub, incurred by Buyer's shareholders or financing sources or on their behalf) in connection with or related to the transactions contemplated hereby, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder approval, financing and all other matters related to the capitalization of Buyer and Merger Sub and the closing of the Merger.

          (b) If this Agreement is terminated by the Company or Buyer pursuant to Section 9.01(b) and, prior to the time of such termination, an Acquisition Proposal had been publicly announced or otherwise communicated to the Company Board, a majority of the Company's shareholders or the Company's advisors, then the Company shall pay to Buyer or its designee, upon such termination, the Termination Expenses (as defined below), and further, if within 12 months of such termination, the Company has entered into a binding agreement with respect to, or has consummated, a merger, business combination, acquisition or other such transaction, or series of such transactions (regardless of whether related to such Acquisition Proposal) of a type described in the definition of "Acquisition Proposal" in Section 5.06 hereof, substituting for purposes of this
Section 9.03, 50% for all references to 20% therein (such transaction, a "Takeover Transaction"), then the Company shall pay to Buyer or its designee the Termination Fee (as defined below). Payment under this Section 9.03(b) of the Termination

Expenses shall be made upon the termination of the Agreement and, if applicable, payment of the Transaction Fee shall be made upon the earlier of the consummation of such Takeover Transaction and the 90th day following the entering into by the Company of the agreement to engage in such Takeover Transaction.

          (c) If this Agreement is terminated by the Company or Buyer pursuant to Section 9.01(d) then, if prior to the time of such termination an Acquisition Proposal had been publicly announced or otherwise communicated to the Company Board, a majority of the Company's shareholders or the Company's advisors, then the Company shall pay to Buyer or its designee, upon such termination, the Termination Expenses and further, if within 12 months of such termination, the Company has entered into a binding agreement with respect to, or has consummated, a Takeover Transaction, then the Company shall also pay the Termination Fee. Payment under this Section 9.03(c) of the Termination Expenses shall be made upon the termination of the Agreement, and payment of the Termination Fee shall be made upon the earlier of the consummation of such Takeover Transaction and the 90th day following the entering into by the Company of the agreement to engage in such Takeover Transaction.

          (d) If this Agreement is terminated by Buyer pursuant to Section 9.01(e), then the Company shall pay to Buyer or its designee the Termination Fee and the Termination Expenses, each payable upon such termination.

          (e) If this Agreement is terminated by:

               (i) the Company pursuant to Section 9.01(f), then Buyer shall pay to the Company or its designee, upon such termination, the reasonable and documented out-of-pocket Expenses of the Company (in an amount not to exceed $750,000) and further, if the breach or failure to perform that is the basis for the termination under Section 9.01(f) was willful or intentional on the part of Buyer, then Buyer shall also pay the Termination Fee to the Company or its designee. Payment under this Section 9.03(e)(i) of the Expenses and, if applicable, the Termination Fee shall be made upon the termination of this Agreement; or

               (ii) Buyer pursuant to Section 9.01(g), then the Company shall pay to Buyer or its designee, upon such termination, the Termination Expenses and further, if the breach or failure to perform that is the basis for the termination under Section 9.01(g) was willful or intentional on the part of the Company, then the Company shall also pay the Termination Fee to Buyer or its designee. Payment under this Section 9.03(e)(ii) of the Termination Expenses and, if applicable, the Termination Fee shall be made upon the termination of this Agreement.

          (f) If this Agreement is terminated by the Company pursuant to Section 9.01(h), the Company shall pay to Buyer or its designee the Termination Fee and the Termination Expenses, each payable upon such termination.

          (g) All amounts due under Sections 9.03(b) through (f) shall be payable by wire transfer in immediately available funds to Buyer or to such other Person as Buyer may designate in writing to the Company. If the Company fails to promptly make any payment required under this Section 9.03 and Buyer commences a suit to collect such payment, the Company shall indemnify Buyer or its designee, as the case may be, for its fees and expenses (including reasonable attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America, N.A. (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section
9.03 plus 5%.

          (h) For purposes of this Agreement, "Termination Fee" means an amount equal to $2,000,000.

          (i) For purposes of this Agreement, "Termination Expenses" means an amount, not to exceed $750,000, equal to the reasonable and documented out-of-pocket Expenses of Buyer.

                                    ARTICLE X
                                  MISCELLANEOUS

     10.01. No Survival. None of the representations and warranties contained herein shall survive the Effective Time.

     10.02. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

          (a)  if to Buyer or Merger Sub, to:

               Vista Group Holdings, LLC
               c/o John Hancock Financial Services, Inc.
               100 Clarendon Street, Floor T-30
               Boston, MA 02117
               Attention: Lorn C. Davis
               Telephone: (617) 572-5532
               Fax: (617) 450-8148

               with a copy (which shall not constitute notice) to:

               Goodwin Procter LLP
               Exchange Place
               Boston, Massachusetts 02109
               Attn: George W. Lloyd, Esq.
               Telephone: (617) 570-1999
               Facsimile: (617) 523-1231

          (b)  if to the Company, to:

               Outlook Group Corp.
               1180 American Drive
               Neenah, WI 54956
               Attn: Paul M. Drewek, CFO
               Telephone: (920) 722-2333
               Fax: (920) 727-8550

               with a copy (which shall not constitute notice) to:

               Quarles & Brady LLP
               411 East Wisconsin Avenue
               Milwaukee, Wisconsin 53202
               Attn: Kenneth V. Hallett, Esq.
               Telephone: (414) 277-5345
               Facsimile: (414) 271-3552

          (c)  if to the Special Committee, to:

               c/o Fischer & Associates
               9517 North Wakefield Court
               Bayside, WI 53217
               Attn: Richard C. Fischer
                     Chairman of the Special Committee
                     Outlook Group Corp.
               Telephone: (414) 228-1065
               Fax: (414) 228-1013

               with a copy (which shall not constitute notice) to:

               Quarles & Brady LLP
               411 East Wisconsin Avenue
               Milwaukee, Wisconsin 53202
               Attn: Kenneth V. Hallett, Esq.
               Telephone: (414) 277-5345
               Facsimile: (414) 271-3552

Any party may by notice given in accordance with this Section 10.02 to the other parties designate another address or Person for receipt of notices hereunder.

     10.03. Entire Agreement. This Agreement contains the entire agreement between the parties and their Affiliates with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, between the parties with respect thereto, other than the Confidentiality Agreement, which shall survive execution of this Agreement and any termination of this Agreement; provided, that if any term of the Confidentiality Agreement shall conflict with the terms of this Agreement, this Agreement shall control.

     10.04. Governing Law. This Agreement and any related disputes shall be governed by and construed in accordance with the laws of the State of Wisconsin without regard to its conflict of law provisions.

     10.05. Binding Effect; No Assignment; No Third-Party Beneficiaries. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Buyer or Merger Sub may (a) assign any or all of its rights and interests hereunder to one or more of their Affiliates or to any provider of the Financing or any Affiliate thereof and (b) designate one or more of their Affiliates to perform its obligations hereunder, in each case, so long as neither Buyer nor Merger Sub is relieved of any of its obligations hereunder. Except as expressly provided in Section 5.09, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

     10.06. Amendments and Waivers. This Agreement may be amended at any time before or after adoption of this Agreement by the shareholders of the Company by an instrument signed by each of the parties hereto; provided, however, that after adoption of this Agreement by the shareholders of the Company, without the further approval of the shareholders of the Company, no amendment may be made that (a) alters or changes the amount or kind of consideration to be received as provided in Section 2.01(a), (b) alters or changes any term of the Articles of Incorporation of the Surviving Corporation or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the shareholders of the Company. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

     10.07. Schedules; Listed Documents, etc. The description or listing of a matter, event or other information within the Company Disclosure Schedule or the Buyer Disclosure Schedule (whether in response for a description or listing of material items or otherwise) shall not be deemed an admission or acknowledgment that such matter, event or information is "material." The parties agree that matters disclosed pursuant to one section of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section of the Company Disclosure

Schedule where it is reasonably apparent that the matters so disclosed are applicable to such other sections.

     10.08. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" shall be deemed to be followed by the words "without limitation".

     10.09. Certain Definitions. For purposes of this Agreement the following terms shall have the definitions set forth below.

          (a) "Action" means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

          (b) "Affiliate" means, with respect to a specified Person, a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

          (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit agreement or otherwise.

          (d) "Employee Plan" means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, that is: (1) a welfare benefit plan within the meaning of Section 3(1) of ERISA (a "Welfare Plan"), (2) a pension benefit plan within the meaning of Section 3(2) of ERISA (a "Pension Plan"), (3) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (4) any other deferred compensation, change-in-control, retention, severance, retirement, welfare-benefit, bonus, incentive, fringe benefit or other similar plan.

          (e) "Encumbrance" means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership

          (f) "ERISA" means the federal Employee Retirement Income Security Act of 1974, as amended and all rules, regulations and interpretations thereunder.

          (g) "knowledge of the Buyer" means the actual knowledge, after reasonable investigation, of the Buyer, the officers of the Buyer and officers of entities providing Commitment Letters who have been principally involved in the negotiation of this Agreement.

          (h) "knowledge of the Company" means the actual knowledge, after reasonable investigation, of any of the following: Joseph J. Baksha, Jeffry H. Collier, Paul M. Drewek, J. Douglas Gilbert, and Michael W. von Brendel.

          (i) "Person" means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

     10.10. Section Headings. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement.

     10.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     10.12. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

     10.13. Jurisdiction; Venue; Service of Process.

          (a) Jurisdiction. Each party, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Eastern District of Wisconsin located in the County of Milwaukee for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, (ii) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

          (b) Venue. Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party bring Actions only in the court referenced in Section 10.13(a) above in the County of Milwaukee. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

          (c) Service of Process. Each party hereby (i) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Wisconsin law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.02, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

     10.14. Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to injunctive relief upon proof of actual or threatened breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

     10.15. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR

ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger under seal as of the date first stated above.

                                        OUTLOOK GROUP CORP.


                                        By /s/ Joseph J. Baksha
                                           -------------------------------------
                                        Name: Joseph J. Baksha
                                        Title: President and
                                               Chief Executive Officer


                                        VISTA GROUP HOLDINGS, LLC

                                        By: John Hancock Life Insurance Company,
                                            its sole member


                                        By /s/ Stephen J. Blewitt
                                           -------------------------------------
                                        Name: Stephen J. Blewitt
                                        Title: Senior Managing Director


                                        VISTA ACQUISITION CORP.


                                        By /s/ Scott A. McFetridge
                                           -------------------------------------
                                        Name: Scott A. McFetridge
                                        Title: Secretary

                                   APPENDIX B

                      FAIRNESS OPINION OF CLEARY GULL INC.

                               (CLEARY GULL LOGO)

March 20, 2006

PRIVATE AND CONFIDENTIAL

Board of Directors
Outlook Group Corp.
1180 American Drive
P.O. Box 748
Neenah, WI 54957-0748

Gentlemen:

Outlook Group Corp. (the "Company"), Vista Group Holdings, LLC ("Buyer") and Vista Acquisition Corp., a newly formed, wholly-owned subsidiary of the Buyer (the "Merger Sub"), propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated March 17, 2006 (the "Agreement") pursuant to which Merger Sub would be merged with and into the Company (the "Merger"). Pursuant to the Agreement and in connection with the Merger, the separate corporate existence of Merger Sub will cease, the Company will continue as the surviving corporation of the Merger, and each share of the Company's common stock, par value $.01 per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (as defined in the Agreement), other than shares of Company Common Stock to be cancelled pursuant to the Agreement, would be converted into the right to receive $13.50 in cash (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of the shares of the Company Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.

In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

     (2) Reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

     (3) Reviewed certain financial forecasts of the Company prepared using assumptions provided by management of the Company;

     (4) Conducted discussions with members of senior management and representatives of the Company concerning matters described in clauses 1, 2 and 3 above;

     (5) Reviewed the market prices and valuation multiples for the Company Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (6) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

                                CLEARY GULL INC.
                      100 EAST WISCONSIN AVENUE, SUITE 2400
                               MILWAUKEE, WI 53202
                                  414-291-4500

Board of Directors
Outlook Group Corp.
March 20, 2006
Page 2 of 3


     (7) Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     (8) Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors with respect to the Merger;

     (9)  Reviewed a draft of the Agreement dated March 17, 2006;

     (10) Reviewed the financing proposal dated March 1, 2006 from Bank of America N.A. and the commitment letters from John Hancock Financial Services, Inc. and Milestone Partners II, L.P. issued to Buyer and Merger Sub dated March 20, 2006, (the "Commitment Letters"); and

     (11) Reviewed such other information, financial studies and analyses and took into account such other matters as we deemed necessary and appropriate, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. With respect to the financial forecast assumptions and other financial and operating data, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company as of the time such assumptions and data were developed. We did not assume any obligation to conduct customer interviews, evaluate technologies, or inspect the properties or facilities of the Company. In addition, we have assumed the Merger will be consummated in accordance with the terms set forth in the draft Agreement we reviewed without any waiver, amendment or delay of any terms or conditions, and that the Buyer's financing necessary to consummate the Merger will be obtained prior to the Effective Time. Our opinion is necessarily based on the economic, monetary and market conditions, and the information made available to us as of the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company, nor did we investigate any other form of alternative transaction which might be available to the Company, other than certain discussions with representatives of another potential strategic buyer. In connection with our engagement, our participation in the negotiations with the Buyer was limited to the economic terms of the Buyer's proposal. We did not negotiate the terms of the Commitment Letters with the Buyer or the Lenders.

We are acting as financial advisor to the Board of Directors of the Company in connection with the Merger. We received a fee when we were retained by the Board of Directors (the "Retainer"), we will receive a fee for our services upon delivery of this opinion, and we will receive an additional fee for our services, which is contingent upon the consummation of the Merger. In

Board of Directors
Outlook Group Corp.
March 20, 2006
Page 3 of 3


addition, the Company has agreed to reimburse us for our reasonable and properly documented expenses and to indemnify us for certain liabilities arising out of our engagement. All of our fees and expense reimbursements relating to the engagement are payable by the Company and none are contingent upon the contents or conclusion of this opinion, although the receipt by the Board of Directors of the Company of a favorable opinion as to the fairness of the Merger Consideration is a condition to closing of the Merger. We are not currently providing financial advisory services to, and we have not had any material relationship with, the Company or the Buyer prior to this engagement.

This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the creditors, or other constituencies of the Company, other than the holders of the Company Common Stock.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair, from a financial point of view, to such holders, other than the Buyer, Merger Sub or any of their affiliates.

Very truly yours,

CLEARY GULL INC.


/S/ John R. Peterson
-------------------------------------
By: John R. Peterson
Its: Managing Director

                                      PROXY

                       SPECIAL MEETING OF SHAREHOLDERS OF
                               OUTLOOK GROUP CORP.
                              ON ____________, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OUTLOOK GROUP,
INC.

The undersigned hereby appoints Richard Fischer, Joseph Baksha, and Paul Drewek, or any of them as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote as designated below all the shares of common stock of Outlook Group, Inc. which the undersigned is entitled to vote at the special meeting of shareholders to be held on ___________, 2006 at ______________________beginning at _____________ a.m., local time, or any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the definitive proxy statement dated __________, 2006, subject to the directions indicated on this card, and at the discretion of the proxies for any other matters that may properly come before the meeting. If the signed card is returned and specific voting instructions are not given with respect to matters to be acted upon at the meeting, the proxies will vote "FOR" the approval of the Merger Agreement, as amended, "FOR" the approval of the proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger agreement, and at their discretion on any other matters that may properly come before the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE                      SEE REVERSE SIDE

                         SPECIAL MEETING OF SHAREHOLDERS
                               OUTLOOK GROUP CORP.
                                __________, 2006

          Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER, AND A VOTE "FOR" ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY.

Please sign, date and return promptly in the enclosed envelope. Please mark your votes in blue or black ink as shown here [X]

1. Approve the Agreement and Plan of Merger, dated as of March 20, 2006, among Outlook Group, Inc., Vista Group Holdings, LLC and Vista Acquisition Corp.

     [ ]  FOR

     [ ]  AGAINST

     [ ]  ABSTAIN

2. Adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger

     [ ]  FOR

     [ ]  AGAINST

     [ ]  ABSTAIN

3. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;

all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please mark, sign, date and promptly return this proxy

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via
this method.                                                                 [ ]

Please check box if you plan to attend in person                             [ ]


Signature of Shareholder:                       Date:
                          -------------------         --------------------------


Signature of Shareholder:                       Date:
                          -------------------         --------------------------

NOTE: Please sign exactly as name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee, guardian or in similar capacities, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.


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